Registration No. 333-[      ]

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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

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                                 FORM S-4
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                                ADT LIMITED
          (Exact Name of Registrant as Specified in its Charter)

           Bermuda                             7382                 Not Applicable
(State or Other Jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)    Identification No.)

                                Cedar House
                              41 Cedar Avenue
                          Hamilton HM12, Bermuda
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                 Registrant's Principal Executive Offices)

                               ------------
                             Stephen J. Ruzika
                               c/o ADT, Inc.
                           1750 Clint Moore Road
                           Boca Raton, FL 33431
                              (561) 988-3600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code
                           of Agent for Service)

*ADT Limited maintains its registered and principal executive offices at Cedar House, 41 Cedar Avenue, Hamilton HM12 Bermuda. The executive offices of the subsidiary which supervises ADT Limited's subsidiaries' activities in North America are located at 1750 Clint Moore Road, Boca Raton, Florida, 33431. The telephone number there is (561) 988-3600.

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                                Copies To:

John J. McCarthy, Jr., Esq.        Mark H. Swartz                Joshua M. Berman, Esq.
  David W. Ferguson, Esq.      Tyco International Ltd.           Abbe L. Dienstag, Esq.
   Davis Polk & Wardwell            One Tyco Park           Kramer, Levin, Naftalis & Frankel
    450 Lexington Avenue          Exeter, NH 03833                  919 Third Avenue
    New York, NY  10017            (603) 778-9700                  New York, New York
       (212) 450-4000                                                (212) 715-9100


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (including the receipt of certain regulatory approvals) contemplated by the Agreement and Plan of Merger, dated as of March 17, 1997, described in the enclosed Joint Proxy Statement/ Prospectus, have been satisfied or waived.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

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                      CALCULATION OF REGISTRATION FEE

                                                                                               PROPOSED
            TITLE OF EACH CLASS OF                                            MAXIMUM          AGGREGATE          AMOUNT OF
               SECURITIES TO BE                      AMOUNT TO BE         OFFERING PRICE       OFFERING         REGISTRATION
                  REGISTERED                        REGISTERED (1)         PER SHARE(2)        PRICE (2)            FEE(2)
Common Shares of par value $0.20 per share        168,850,000 shares         $54.50           $9,202,325,000     $2,788,600

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(1) Based upon the assumed number of shares that may be issued in the merger described herein. Such assumed number is based upon the number of Common Shares of par value $0.20 per share of the Registrant expected to be issued on the closing date of the merger based on an exchange ratio of one ADT Common Share for each share of the Common Stock, par value $.50 per share, of Tyco International Ltd ("Tyco Common Shares").

(2) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f) under the Securities Act of 1933, as amended, on the basis of 1/33rd of 1% of the product of (i) $54.50 (the average of the high and low prices of Tyco Common Shares on April 1, 1997 on the New York Stock Exchange, times (ii) 168,850,000 (the assumed number of Tyco Common Shares that may be exchanged in the merger described herein).


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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                     (SUBJECT TO COMPLETION APRIL 1, 1997)

[Tyco logo]                                                         [ADT logo]

                  MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

               The Boards of Directors of Tyco International Ltd. and ADT Limited have agreed upon a merger of Tyco and ADT and are seeking your vote for this important transaction. Tyco is the world's largest manufacturer and provider of fire and safety systems and services. ADT is the largest provider of security services in North America and the United Kingdom. By combining the two companies and their complementary operations, Tyco and ADT expect to increase their sales and business opportunities, market their products and services more efficiently and enhance long-term value for their shareholders.

               If the merger is completed, Tyco shareholders will receive one share of the combined company for each of their current Tyco shares. ADT shareholders will continue to own their existing shares after the merger. However, as a result of an ADT reverse stock split, which ADT shareholders are being asked to approve in connection with the merger, each existing ADT share will become 0.48133 of a combined company share (subject to adjustment under certain circumstances) after the merger. The reverse stock split will not apply to the shares issued to Tyco shareholders in the merger.

               The shares to be issued to Tyco shareholders will represent approximately 64% of the outstanding shares of the combined company after the merger. Shares held by ADT shareholders before the merger will represent approximately 36% of the outstanding shares of the combined company after the merger.

               Shareholders of Tyco are being asked, at Tyco's special meeting of shareholders, to approve the merger agreement and the merger. Shareholders of ADT are being asked, at ADT's special general meeting of shareholders, to authorize the issuance of ADT shares in the merger, to approve the reverse stock split and an increase in the authorized share capital of ADT, to ratify the assumption by ADT of certain Tyco options and warrants and existing option grants by ADT, and to approve the change of ADT's name to Tyco International Ltd. ADT shareholders are also being asked to elect eight members of Tyco's present board to ADT's Board of Directors effective upon the merger, so that after the merger the ADT Board will consist of these eight directors and three members of ADT's present board. The merger cannot be completed unless shareholders of Tyco and ADT approve each of the matters on which their vote is requested.

               Whether or not you plan to attend a meeting, please take the time to vote on the proposal(s) submitted to shareholders at your meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting. If you are a Tyco shareholder and fail to return your card, the effect will be the same as a vote against the merger. If you are an ADT shareholder and fail to return your card, you will not be counted as present or voting unless you appear in person. YOUR VOTE IS VERY IMPORTANT.

               The dates, times and places of the meetings are:

                For Tyco shareholders:

                        _______ __, 1997
                        ______
                        ________________



                For ADT shareholders:

                        _______ __, 1997
                        ______
                        ___________
                        _______________
                        _____________, Bermuda

               This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. It also provides ADT shareholders with detailed information about the ADT-specific matters on which they are being asked to vote. In addition, you may obtain information about our companies from documents that Tyco and ADT have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.




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L. Dennis Kozlowski
Chairman and Chief Executive Officer
Tyco International Ltd.


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Michael A. Ashcroft
Chairman and Chief Executive Officer
ADT Limited


Neither the Securities and Exchange Commission nor any state securities regulators have approved the ADT Common Shares to be issued under this Joint Proxy Statement/Prospectus or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be amended. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

Joint Proxy Statement/Prospectus dated ______ ___, 1997 and first mailed to shareholders on _____ ___, 1997.


                             TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE
     MERGER.................................................................1

SUMMARY.....................................................................4

THE MERGER.................................................................13
     General...............................................................13
     Background of the Merger..............................................14
     ADT's and Tyco's Reasons for the Merger...............................19
     Recommendation of the Tyco Board......................................20
     Recommendation of the ADT Board.......................................23
     Certain Other Matters Relating to the Combined
        Company............................................................24
     Cautionary Statement Concerning Forward-
        Looking Statements.................................................25
     Accounting Treatment..................................................25
     Certain U.S. Federal Income Tax
        Consequences.......................................................25
     Regulatory Matters....................................................26
     Appraisal Rights......................................................27
     U.S. Federal Securities Laws Consequences; Stock
        Transfer Restriction Agreements....................................28

COMPARATIVE PER SHARE MARKET PRICE
     AND DIVIDEND INFORMATION..............................................29

UNAUDITED PRO FORMA COMBINED
     CONDENSED FINANCIAL INFORMATION.......................................30

ROLE OF FINANCIAL ADVISORS.................................................36
     Opinion of Tyco's Financial Advisor...................................36
     Opinion of ADT's Financial Advisor....................................39

INTERESTS OF CERTAIN PERSONS IN THE
     MERGER................................................................46
     Tyco and ADT Directors and Officers Insurance; Indemnification of
     Tyco and ADT Directors and Officers...................................46

THE MERGER AGREEMENT.......................................................48
     General...............................................................48
     Merger Consideration..................................................48
     Treatment of Tyco Stock Options.......................................48
     Treatment of Tyco Warrants............................................48
     Exchange of Shares....................................................49
     Certain Covenants.....................................................49
     Certain Representations and Warranties................................53
     Conditions to the Merger..............................................53
     Termination of the Merger Agreement...................................54
     Other Expenses........................................................57

THE MEETINGS...............................................................58
     Times and Places; Purposes............................................58
     Voting Rights; Votes Required for Approval............................58
     Proxies...............................................................60

BUSINESSES OF TYCO AND ADT.................................................62
     Tyco..................................................................62
     ADT...................................................................67

ELECTION OF DIRECTORS......................................................76
     Information Concerning Nominees.......................................76
     Directors and Executive Officers......................................78
     Security Ownership of Certain Beneficial
        Owners of ADT and ADT Management...................................76
     Security Ownership of Certain Beneficial Owners
        of Tyco and Tyco Management........................................81
     ADT Executive Compensation............................................82
     Certain Relationships and Related Transactions........................88

ADT MERGER PROPOSALS ON
     RECAPITALIZATION AND OPTION PLANS.....................................89
     The Recapitalization Proposal.........................................13
     The Options Proposal..................................................90

COMPARISON OF SHAREHOLDER RIGHTS...........................................92
     General...............................................................92
     Comparison of Current Tyco Shareholder Rights
        and Rights of Combined Company Shareholders
        Following the Merger...............................................92

DESCRIPTION OF COMBINED COMPANY
     SHARE CAPITAL........................................................101
     Authorized Share Capital.............................................101
     Combined Company Common Shares.......................................101
     Combined Company Preference Shares...................................101
     Stock Exchange Listing; Delisting and
        Deregistration of Tyco Common Shares..............................102

LEGAL MATTERS.............................................................102

EXPERTS...................................................................103

FUTURE SHAREHOLDER PROPOSALS..............................................103

WHERE YOU CAN FIND MORE
     INFORMATION..........................................................103

LIST OF DEFINED TERMS.....................................................105

LIST OF ANNEXES

Annex I     Agreement and Plan of Merger
Annex II    Opinion of Credit Suisse First Boston
            Corporation
Annex III   Opinion of Merrill Lynch & Co.
Annex IV    Provisions of Massachusetts Law
            Governing Shareholder Appraisal
            Rights


                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why have Tyco International Ltd. and ADT Limited proposed a merger?

A: The businesses of Tyco and ADT are complementary. Tyco is the world's largest manufacturer and provider of fire protection and safety systems and services. ADT is the largest provider of electronic security services in North America and the United Kingdom. Tyco and ADT expect the combined company to grow by marketing products and services to each other's customers, efficiently serving customer needs for both fire safety and security. For Tyco, the merger will continue the expansion of its service business, which is already substantial. This business has higher profit margins and is less susceptible to cyclical variation than Tyco's fire safety installation business. For ADT, the merger will provide access to Tyco's world-wide business presence, which spans over 50 countries. However, achieving the anticipated benefits of the merger is subject to certain risks, as discussed under "The Merger--Cautionary Statement Concerning Forward-Looking Statements" on page 25.

   Both Tyco and ADT are also engaged in other businesses. Tyco is a manufacturer and distributor of disposable medical products, packaging materials, flow control products and electrical and electronic components. ADT is the second largest provider of vehicle auction and redistribution services in the United States. The merger will give shareholders of both companies an interest in a larger and more diverse enterprise, with combined annual revenues of over $8.5 billion. For a more detailed discussion of the reasons for the merger, see pages 13 through 23.

Q: Is Tyco acquiring ADT or is ADT acquiring Tyco?

A: Tyco and ADT will combine through a merger of Tyco and a subsidiary of ADT.
   Legally, ADT will be the surviving public company. However, Tyco's shareholders initially will hold approximately 64% of the shares in the combined company, Tyco's present directors initially will constitute eight out of the eleven members of the Board of Directors of the combined company, Tyco's Chief Executive Officer and its Chief Financial Officer will be Chief Executive Officer and Chief Financial Officer of the combined company, and the combined company will be named Tyco International Ltd. In this sense, the merger can be seen as Tyco acquiring ADT.

Q: What will happen to the stock of Tyco and ADT in the merger?

A: Tyco shareholders will receive one share in the combined company for each share of Tyco stock. A reverse stock split (which will not apply to Tyco shareholders) will result in ADT shareholders holding 0.48133 of a share in the combined company (subject to adjustment under certain circumstances) for each of their existing ADT shares. Cash will be paid to ADT shareholders in lieu of any fractional entitlements to shares arising from the reverse stock split.

   For example, a Tyco shareholder that owns 100 shares of Tyco will own 100 shares of the combined company following the merger. An ADT shareholder that owns 100 shares of ADT will own 48 shares in the combined company and will receive a check for the market value of 0.133 of a share in the combined company.

Q: When will the merger take effect?

A: Tyco and ADT expect that the merger will become effective promptly after the shareholders of Tyco and ADT approve the merger and certain related actions. The shareholder meetings of both Tyco and ADT are scheduled for ____ __, 1997.

Q: Who will manage the combined company?

A: Following the merger, the Board of Directors of the combined company will consist of the eight present directors of Tyco, Michael Ashcroft (the current Chairman of the Board of ADT) and two current independent directors of ADT.

   L. Dennis Kozlowski, the Chairman, President and Chief Executive Officer of Tyco will be the Chairman, President and Chief Executive Officer of the combined company. Mark H. Swartz, Vice President and Chief Financial Officer of Tyco, will hold the same position with the combined company.

Q: Where will the combined company be located?

A: The combined company is legally ADT, which is a Bermuda corporation and which will be renamed Tyco International Ltd. The Bermuda domicile will allow the combined company to preserve certain advantages now enjoyed by ADT. The principal business offices of the subsidiary that will conduct the North American operations of the combined company will be located at Tyco's offices in Exeter, New Hampshire.

Q: What are the U.S. federal income tax consequences of the merger for the shareholders of Tyco and ADT?

A: The exchange of shares by U.S. shareholders of Tyco will be taxable for U.S. federal income tax purposes. The merger and the reverse stock split will be tax-free to U.S. shareholders of ADT for federal income tax purposes except to the extent that shareholders receive cash in lieu of fractional shares. To review the federal income tax consequences for U.S. shareholders in greater detail, see page 25. Shareholders who are subject to tax in jurisdictions other than the U.S. are advised to obtain their own advice as to the tax consequences for them of the merger.

Q: Will the combined company pay dividends?

A: Tyco currently pays quarterly dividends of $0.05 per share. ADT does not currently pay dividends. The combined company expects to continue Tyco's dividend practice. Of course, this may be changed at any time by the Board of Directors of the combined company.

Q: Where will the stock of the combined company be listed?

A: Both Tyco and ADT now list their stock on the New York Stock Exchange. ADT also lists its stock on the London Stock Exchange and the Bermuda Stock Exchange. Applications will be made to list the shares of the combined company on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange.

Q: Will shareholders have appraisal rights?

A: Shareholders of Tyco will be entitled to appraisal rights. Shareholders of ADT will not. Appraisal rights will allow Tyco shareholders who have followed required procedures to receive the cash value of their shares, as determined by a court, instead of the shares in the combined company issuable in the merger. The cash payment could be higher or lower than the value of shares in the combined company. The requirements for seeking appraisal are summarized on page 27, and the provisions of Massachusetts law that govern appraisal rights are attached as Annex IV. Shareholders of Tyco who wish to seek an appraisal of their shares should read and follow those provisions carefully.

Q: What are the shareholders of Tyco being asked to vote on?

A: The Tyco shareholders are being asked to approve the merger and the merger agreement. The vote of the holders of two-thirds of the outstanding Tyco shares is required for approval.

   The Tyco Board of Directors unanimously recommends Tyco shareholders vote in favor of the approval of the merger and the merger agreement.

Q: What are the shareholders of ADT being asked to vote on?

A: The ADT shareholders are being asked to approve the issuance of ADT shares in the merger, to approve a reverse stock split of the ADT shares and an increase in the authorized share capital of ADT, to ratify the assumption by ADT of certain Tyco options and warrants and existing option grants by ADT and to approve a change in the name of ADT to Tyco International Ltd. ADT shareholders are also being asked to elect the members of Tyco's present board to ADT's Board of Directors effective upon the merger, and to remove all but three of ADT's current directors so that after the merger ADT's Board of Directors will consist of the eight present Tyco directors and three members of ADT's present Board of Directors. The vote of the holders of a majority of the ADT shares voting at the ADT shareholders meeting is required for approval of these matters. (The ADT shareholders are not being asked specifically to approve the merger because legally ADT's subsidiary, and not ADT, is being merged with Tyco.)


   The ADT Board of Directors unanimously recommends ADT shareholders vote in favor of all matters being submitted to the ADT shareholders.

   Unless the shareholders of Tyco approve the merger and the merger agreement and the shareholders of ADT approve all of the matters being put before them, the merger will not occur. The company whose shareholders did not approve the merger or related matters, as the case may be, may be required to pay a termination fee to the other company.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, shareholders of both companies will receive written instructions for exchanging their certificates.

Q: What should I do now?

A: Shareholders should mail their signed proxy card in the enclosed envelope, as soon as possible, so that their shares will be represented at the Tyco shareholder meeting or the ADT shareholder meeting.

Q: Can shareholders change their votes after they have mailed in a signed proxy card?

A: Yes.  Shareholders can change their votes in one of the following ways at any time before their proxy cards are used. First, shareholders can send a
   written notice stating that they are revoking their proxies to    , for
   Tyco shareholders, and to D.F. King & Co., Inc., D.F. King (Europe) Limited or AS&K Services Limited for ADT shareholders in the United States, the United Kingdom or Bermuda and elsewhere, respectively. Second, shareholders
   can complete new proxy cards and send them to       , for Tyco
   shareholders, and to D.F. King & Co., Inc., D.F. King (Europe) Limited or AS&K Services Limited for ADT shareholders in the United States, the United Kingdom or Bermuda and elsewhere, respectively. Third, shareholders can attend the appropriate meeting and vote in person. In addition, in the case of ADT, shareholders may alter the instructions as to how their proxies are to vote (without revoking the proxies) by giving notice of the alteration to the Secretary of ADT before the vote is taken. For further details please see "The Meetings--Voting Rights; Votes Required for Approval--Tyco," "The Meetings--Voting Rights; Votes Required for Approval--ADT" and "The Meetings--Proxies" on pages 58 through 62.

Q: Who should shareholders call with questions?

A: Tyco shareholders who have questions about the merger should call Morrow &
   Co., Inc. at ________. ADT shareholders should call D.F. King at 1-800-488-8035 (toll-free in the United States) or 0171-600-5005 (in the United Kingdom) or 212-269-5550 in the United States (for outside the United States and the United Kingdom).


                                    SUMMARY

This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which you have been referred. See "Where You Can Find More Information" (page 103). For a table of the defined terms used in this summary and elsewhere in this Joint Proxy Statement/Prospectus, see page 105.


                                 The Companies

Tyco International Ltd.
One Tyco Park
Exeter, New Hampshire 03833
(603) 778-9700

               Tyco International Ltd. is the largest contractor in the world for the design, installation and servicing of fire protection systems and is a leading manufacturer and distributor of fire detection and suppression products. It also manufactures and distributes disposable medical supplies and other specialty products, flow control products and electrical and electronic components. Tyco has a strong leadership position in each of the markets in which it competes. With operations in more than 50 countries world-wide, Tyco had sales of over $5 billion in its fiscal year ended June 30, 1996.

               Tyco's strategy is to be the low-cost, high quality producer in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share.

               For further information on the business of Tyco, see pages 62 to 67.

ADT Limited

Cedar House
41 Cedar Avenue
Hamilton HM12, Bermuda
(441) 295-2244

               ADT was organized in Bermuda in September 1984 under the name Hawley Group Limited and is engaged in two service businesses, electronic security services in North America and Europe and vehicle auction and related services in the United States. ADT sells, installs, monitors and maintains electronic security devices in customers' businesses or residences that provide detection of events, such as intrusion or fire, and surveillance and control of access. ADT believes that it is the largest provider of electronic security services in North America and the United Kingdom. ADT also operates a network of large modern vehicle auction centers in the United States.

               For further information on the business of ADT, see pages 67 to 75.

                                         The Meetings

               The meetings of the Tyco shareholders and the ADT shareholders will be held on ____, 1997. The record date for shareholders of Tyco entitled to receive notice of and to vote at the Tyco special meeting is ______, 1997. On that date there were ___ shares of Tyco common stock outstanding. The record date for shareholders of ADT entitled to receive notice of the ADT special general meeting is ______, 1997. On that date there were ___ common shares of ADT outstanding. All holders of record of ADT common shares on the date of the ADT special general meeting will be entitled to vote at that meeting.

                                    Reasons for the Merger

               Tyco and ADT believe that the merger will create the premier company in the fire protection and electronic security businesses that will be well positioned to improve its respective leadership positions in the marketplace. The merger should provide opportunities to achieve substantial benefits for Tyco and ADT shareholders that might not otherwise be available. Also, with its expanded markets, financial resources, management, personnel and related expertise of Tyco and ADT, the combined company should be better able to capitalize on growth opportunities in the fire protection and commercial electronic security markets.

               To review the reasons for the merger in greater detail, see pages 20 through 23.

                               Recommendations to Shareholders

To Tyco Shareholders:

               The Tyco Board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger and the merger agreement.

To ADT Shareholders:

               The ADT Board believes that the merger is in your best interest and unanimously recommends that you vote FOR each of the proposals submitted to you, all of which are necessary for consummation of the merger.

                                          The Merger

               The merger agreement is attached as Annex I to this Joint Proxy Statement/Prospectus. You should read the merger agreement as it is the legal document that governs the merger.

What Tyco Shareholders Will Receive (See "Merger Consideration", page 48)

               Tyco shareholders will receive one common share of the combined company for each Tyco common share. The ratio of one combined company share for each Tyco common share, after the reverse stock split of the ADT common shares held by the ADT shareholders (discussed below), is referred to as the "Exchange Ratio."

What Current ADT Shareholders Will Hold After the Merger

               As a result of a reverse stock split which ADT shareholders are being asked to approve, each existing ADT share will become 0.48133 of a combined company common share (subject to adjustment under certain circumstances) after the merger. Cash will be paid to ADT shareholders in lieu of any fractional entitlements to shares arising from the reverse stock split.

Ownership of the Combined Company

               The ADT common shares to be issued to Tyco shareholders in the merger will represent approximately 64% of the outstanding combined company common shares after the merger. Shares held by ADT shareholders before the merger will represent approximately 36% of the outstanding combined company common shares after the merger. This information is based on the number of shares of ADT and Tyco common shares outstanding on __________, 1997 and shares issuable under option plans and ADT's Liquid Yield Option[Trademark] Notes ("LYONs").

The Matters on which the Shareholders of Tyco and ADT Are Being Asked to Vote

               The shareholders of Tyco are being asked to approve the merger and the merger agreement.

               The shareholders of ADT are being asked to approve a number of matters, which under the merger agreement are required for the consummation of the merger. These matters include:

   (1) the issuance of ADT shares in the merger;

   (2) a reverse stock split of the outstanding shares of ADT, par value $0.10 each, immediately prior to the merger into common shares, par value $0.20 each, at the rate of 0.48133 of a new share for each outstanding ADT share (subject to adjustment under certain circumstances);

   (3) an increase in the number of authorized ADT common shares, par value $0.20, to 750,000,000 shares;

   (4) the ratification of the assumption by ADT of certain Tyco options and warrants and existing option grants by ADT;

   (5) an expansion of the ADT Board of Directors to eleven directors, the removal of all but three of the current directors of ADT and the election of Tyco's eight current board members as new directors of ADT, effective upon consummation of the merger; and

   (6) a change in the name of ADT to Tyco International Ltd.

               Shareholder Vote Required to Approve the Merger and Related
Matters

               The favorable vote of two-thirds of the outstanding Tyco common shares is required to approve the merger and the merger agreement.

               The favorable vote of a majority of the ADT common shares voting at the ADT meeting is required to approve the matters being voted on by the ADT shareholders in connection with the merger.

Board of Directors and Management of the Combined Company after the Merger

               ADT shareholders are being asked to elect Tyco's eight present directors to the Board of Directors of the combined company and to remove all but three of ADT's current directors. Michael Ashcroft and two current independent directors will remain on the Board of Directors of the combined company.

               L. Dennis Kozlowski, the Chairman, President and Chief Executive Officer of Tyco will be the Chairman, President and Chief Executive Officer of the combined company.

Interests of Officers and Directors in the Merger

               In considering the recommendations of the Tyco and ADT Boards of Directors, Tyco and ADT shareholders should be aware that members of the Boards of Directors of Tyco and ADT and certain members of their management will receive certain benefits as a result of the merger that will be in addition to benefits received by shareholders generally. Members of the Boards of Directors of Tyco and ADT and certain members of their management will be indemnified by the combined company, and the combined company will maintain directors and officers insurance for them, for a period of six years to the same extent as Tyco and ADT did prior to the merger. Also, the merger will trigger contractual and other benefits for certain members of ADT management and the ADT Board of Directors. For further details, see "Interests of Certain Persons In The Merger"; "The Merger Agreement--Certain Covenants."

Conditions to the Merger (see page 53)

               The completion of the merger depends upon meeting a number of conditions, including the following:

               (1) registration with the Securities and Exchange Commission
                   (the "SEC") and listing on the New York Stock Exchange (the "NYSE") of combined company common shares to be issued in connection with the merger;

               (2) approval of the merger and the merger agreement by the shareholders of Tyco and approval by the shareholders of ADT of each of the matters on which they are being asked to vote;

               (3) expiration of the waiting period under the U.S.
                   Hart-Scott-Rodino Antitrust Improvements Act of 1976, and receipt of any other required regulatory approvals;

               (4) absence of any governmental proceeding that seeks to
                   prohibit the merger or the actions that it contemplates or to compel the disposition of a material part of the business or assets of the combined company;

               (5) the absence of any law that makes consummation of the
                   merger or any of the related matters necessary for the merger illegal; and

               (6) receipt of the respective opinions of Coopers & Lybrand
                   L.L.P. and Coopers & Lybrand that the merger will qualify as a pooling of interests for accounting purposes.

               These conditions may be waived by the party entitled to assert the condition.

Termination of the Merger Agreement (see page 54)

               Either Tyco or ADT may terminate the merger agreement if any of the following occurs:

               (1) the merger is not completed by August 15, 1997;

               (2) a court or governmental agency permanently prohibits the merger or any of the related matters on which the ADT shareholders are voting;

               (3) the required approvals of the shareholders of either Tyco or ADT are not received;

               (4) the Board of Directors of the other party adversely
                   modifies its approval of the merger;

               (5) the Board of Directors of the terminating party adversely modifies its approval of the merger in keeping with its fiduciary obligations to shareholders;

               (6) the other party incurably breaches its representations, warranties or obligations under the merger agreement;

               (7) the average price of Tyco common shares for any ten
                   consecutive trading days commencing after April 8, 1997 falls below $56.00; and

               (8) the average price of shares of Tyco common stock for the ten consecutive trading days ending on the fourth trading day prior to the ADT meeting is below $56, except that ADT may not exercise this right to terminate the merger agreement if Tyco agrees to certain adjustments to the ratio used in the reverse stock split.

               In addition, Tyco may terminate the merger agreement if the ADT Board of Directors adversely modifies its approval of any of the matters related to the merger being voted on by ADT shareholders or if the ADT Board of Directors recommends a tender offer or merger proposal made by a third party.

Termination Fees and Expenses (see page 56)

               A termination fee of $150 million (plus up to $7.5 million of expenses) is required to be paid by ADT or Tyco to the other party if the merger agreement is terminated under certain circumstances. For further details, see "The Merger Agreement --Termination of the Merger Agreement--Termination Fees and Expenses Payable by Tyco; Termination Fees and Expenses Payable by ADT."

Regulatory Approvals

               The U.S. Hart-Scott-Rodino statute prohibits Tyco and ADT from completing the merger until after they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired. The U.S. Department of Justice and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds before or after the merger is completed. Each state where either Tyco or ADT has operations may also review the merger under state antitrust law.

               The merger is subject to notification to and the approval of the Commission of the European Communities under Council Regulation 4064/89/EEC on the control of concentrations. Notification to the Commission was made on _______ 1997, and the Commission has until _______ 1997 either to approve the merger or, if it has serious doubts as to the compatibility of the merger with the common market, to open an in-depth investigation which can last a maximum of four months.

               Tyco and ADT have given each other a commitment to use their best efforts to take whatever actions are required to obtain these approvals. However, Tyco and ADT cannot predict whether they will obtain the required regulatory approvals within the time frame contemplated by the merger agreement or on terms that they find satisfactory.

Accounting Treatment (see page 25)

               Tyco and ADT expect the merger to qualify as a pooling of interests, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes. It is a condition of the merger that each company receives a letter from its independent accounting firm that it is their opinion that the merger will qualify to be accounted for as a pooling of interests.

Opinions of Financial Advisors (see pages 36 through 45)

               In deciding to approve the merger, the Boards of Tyco and ADT considered opinions from their respective financial advisors as to the fairness of the Exchange Ratio to their shareholders from a financial point of view. Tyco received an opinion from Credit Suisse First Boston Corporation, and ADT received an opinion from Merrill Lynch & Co. These opinions are attached as Annexes II and III to this Joint Proxy Statement/Prospectus. You are encouraged to read these opinions in their entirety.

               In connection with these opinions, the financial advisors performed a variety of analyses. While not performed or presented in the same way, the analyses included comparing ADT and Tyco historical stock prices and financial multiples to each other and to those of other selected publicly-traded companies, comparing the financial terms of the merger to those of other publicly announced transactions, and estimating the relative values and contributions of ADT and Tyco based on past and estimated future performance.

Material U.S. Federal Income Tax Consequences (see page 25)

               The exchange of shares by U.S. shareholders of Tyco will be taxable to those shareholders for U.S. federal income tax purposes. The merger will be tax-free to U.S. shareholders of ADT for federal income tax purposes, except for cash received in lieu of fractional shares. Shareholders who are subject to tax in jurisdictions other than the U.S. are advised to obtain their own advice as to the tax consequences for them of the merger.

Appraisal Rights (see page 27)

               Under Massachusetts law, holders of Tyco Common Shares who do not vote in favor of the merger and who fully comply with the requirements of Sections 85 to 98, inclusive, of Chapter 156B of the Massachusetts Business Corporation Law will have the right to an appraisal of their Tyco common shares pursuant to a court proceeding. Failure to take any step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

               ADT shareholders do not have appraisal rights in connection with the merger.

Comparative Per Share Market Price Information; Listing (see page 29)

               ADT and Tyco common shares are both listed on the New York Stock Exchange, and ADT is also listed on the London Stock Exchange and the Bermuda Stock Exchange. On March 14, 1997 the last full trading day prior to the public announcement of the proposed merger, ADT common shares closed at $21 3/4 and Tyco common shares closed at $60 1/4, both on the New York Stock Exchange. On ___________, 1997, ADT common shares closed at $____ and Tyco common shares closed at $____, both on the New York Stock Exchange.

               Applications will be made to list the common stock of the combined company on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange.


                   Selected Financial Data for Tyco and ADT

               The following financial information is being provided to assist your analysis of the financial aspects of the merger. This information has been derived from Tyco's audited financial statements for the fiscal years ended June 30, 1992 through June 30, 1996, Tyco's unaudited financial statements for the six months ended December 31, 1995 and 1996 and ADT's audited financial statements for the years ended December 31, 1992 through December 31, 1996. The information is only a summary. You should read it in conjunction with the historical financial statements (and related notes) contained in the annual, quarterly and other reports filed by Tyco and ADT with the SEC. See "Where You Can Find More Information" on page 103. The unaudited pro forma information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred had the merger been consummated at the dates indicated, nor is it necessarily indicative of future operating results of the combined company.

Selected Tyco Historical Financial Information
(in millions, except per share amounts)


                                   At or for the six months
                                      ended December 31,                       At or for the year ended June 30, (1)
                                   -----------------------          ---------------------------------------------------------
                                    1996              1995          1996          1995         1994         1993         1992
                                    ----              ----          ----          ----         ----         ----         ----
Income Statement Data:
 Net sales                          $3,092.1        $2,460.1       $5,089.8     $4,534.7     $4,076.4     $3,919.4     $3,066.5
 Operating income (2).......           343.3           263.6          582.8        448.3        390.6        265.1        194.8
 Income before
  extraordinary items and
  cumulative effect of
  accounting changes........           174.4           136.4          310.1        216.6        189.2         94.5         95.3
 Income per share before
  extraordinary items and
  cumulative effect of
  accounting changes........            1.12            0.89           2.03          1.43        1.28         0.65         1.03
 Cash dividends per
  common share..............            0.10            0.10           0.20          0.20        0.20         0.19         0.18
 Balance Sheet Data:
Total assets................        $5,198.1                       $3,953.9      $3,381.5    $3,144.6     $3,165.0     $2,451.5
 Long-term debt (including
  current portion)..........           893.7                          511.6         506.4       588.5        812.6        535.0
 Total shareholders' equity.         2,228.0                        1,938.4       1,634.7     1,367.0      1,138.8      1,040.6




 ----------
 (1) On October 19, 1994 Tyco merged with Kendall International, Inc. ("Kendall") in a transaction accounted for as a pooling of interests. The summary historical data reflects the combined results of operations and financial position of Tyco and Kendall for all periods subsequent to June 30, 1992, the date on which Kendall undertook a financial restructuring. The summary historical data at and for the year ended June 30, 1992 reflect only the results of operations and financial position of Tyco.

(2) Operating income in 1995 included merger and transaction related charges of $37.2 million relating to the Kendall merger. Operating income in 1993 included a non-recurring inventory charge of $22.5 million relating to Kendall and a restructuring and severance charge of $39.3 million relating principally to the European and Australian fire protection contracting businesses, as well as the Grinnell flow control distribution operation. Operating income in 1992 included a restructuring and severance charge of $25.6 million relating to European fire products manufacturing, North American fire protection operations and corporate headquarters and Grinnell flow control distribution operations.

(3) Per share amounts have been restated to reflect a two-for-one stock split effected in the form of a stock dividend which was distributedon November 14, 1995.

 Selected ADT Historical Financial Information
 (in millions, except per share amounts)

                                                             At or or the year ended December 31,
                                                ----------------------------------------------------------------
                                                1996            1995          1994           1993           1992
                                                ----            ----          ----           ----           ----
 Income Statement Data:
Net sales                                      $1,704.0       $1,783.8       $1,629.4       $1,528.5       $1,552.2
 Operating (loss) income (1)...........          (765.5)         200.8          206.0          186.8          165.3
 (Loss) income from continuing
  operations (2).......................          (686.7)          31.0           82.6          110.7          159.1
 (Loss) income per share from
  continuing operations (2)............           (5.01)          0.22           0.51           0.74           1.19

 Balance Sheet Data:
Total assets (3).......................        $2,730.4       $3,419.7       $3,412.3       $3,477.4       $3,368.9
Long-term debt (including current
 portion)..............................         1,068.7        1,180.3        1,211.4          953.4        1,067.8
Total shareholders' equity.............           759.8        1,425.3        1,376.5        1,264.8        1,054.4





(1) Operating loss in 1996 included restructuring and other non-recurring charges of $237.3 million relating principally to the electronic security services divisions in the United States and the United Kingdom, and a charge of $744.7 million relating to the impairment of long-lived assets following the adoption by ADT of SFAS 121. Operating income in 1995 included restructuring and other non-recurring charges of $34.2 million relating principally to the United States electronic security services division and to corporate restructuring in Europe. Operating income in 1994 included restructuring and other non-recurring charges of $4.5 million relating to corporate restructuring in Europe.

(2) In 1996 ADT recorded certain non-recurring items including (i) a non-cash charge relating to the write-down of specific assets to their estimated fair values in accordance with Statement of Financial Accounting Standards No. 121 ("SFAS 121"), (ii) a charge principally relating to costs associated with integrating the businesses of Automated Security (Holdings) PLC ("ASH") in the United Kingdom and the United States into ADT, together with the costs of administrative accounting, management information and technological infrastructure enhancements currently being implemented in the United States electronic security services division, (iii) a gain arising on the sale of ADT's entire interest in Limelight Group plc, which was recorded in the balance sheet at a nominal value and (iv) a gain represented by cash receivable as a result of the settlement of ADT's litigation against BDO Binder Hamlyn. ADT's historical net income before these non-recurring items amounted to $140.3 million, or $0.98 per share ($0.93 per share on a fully diluted basis).

(3) Following the adoption of SFAS 121 during 1996, ADT recorded a charge of $744.7 relating to the impairment of long-lived assets.





Selected Tyco and ADT Unaudited Pro Forma Combined Financial Information (in millions, except per share amounts)

                                                           At or for the year ended December 31,
                                                           -------------------------------------
                                                           1996             1995            1994
                                                           ----             ----            ----
Income Statement Data:
Net sales.........................................       $7,425.8         $6,626.6        $5,860.0
Operating (loss) income...........................         (102.9)           724.6           601.9
(Loss) income from continuing operations..........         (338.6)           304.0           266.3
(Loss) income per share from continuing
      operations (1)..............................          (1.53)            1.39            1.18
Cash dividends per common share (2)...............           0.20             0.20            0.20

Balance Sheet Data:
Total assets......................................       $7,928.5
Long-term debt (including current portion)........        1,962.4
Total shareholders' equity........................        2,987.8



----------
* See note (2) to "Selected ADT Historical Financial Information" for information on ADT income per common share before certain non-recurring items. On a pro forma combined basis, net income before these non-recurring items is $488.4 million or $2.19 per share ($2.14 per share on a fully diluted basis).

(1) The unaudited pro forma combined per share data is based on ADT shareholders, through a reverse stock split, holding 0.48133 of a share of the combined company for each ADT common share held before the reverse stock split and Tyco shareholders receiving one combined company for each Tyco common share.

(2) Tyco currently pays quarterly dividends of $0.05 per Tyco common share.
    ADT currently pays no dividends. The combined company expects to continue Tyco's dividend practice according to which it would pay quarterly dividend of $0.05 per combined company common share, although this may be changed at any time by the Board of Directors of the combined company. The payment of dividends by the combined company in the future will depend on business conditions, the combined company's financial condition and earnings and other factors.


                       Comparative Per Share Information

               Tyco and ADT have summarized below certain of their per share
information on a historical and pro forma combined basis.   References in this
Joint Proxy Statement/Prospectus to "$" mean United States dollars.

                                                                                At or for the Year Ended
                                                                                      December 31,
                                                                         --------------------------------------
                                                                         1996             1995             1994
                                                                         ----             ----             ----
Tyco and ADT Unaudited Pro Forma Combined(1)
(Loss) income from continuing operations per common share.......         $(1.53)          $1.39            $1.18
Cash dividends declared per common share........................           0.20            0.20             0.20
Book value per common share.....................................          13.39           14.51            13.46
Tyco--Historical (as adjusted for calendar fiscal year)
Income from continuing operations per common share..............          $2.25           $1.79            $1.24
Cash dividends declared per common share........................           0.20            0.20             0.20
Book value per common share.....................................          14.22           11.39            10.06
ADT--Historical
(Loss) income from continuing operations per common share.......         $(5.01)          $0.22            $0.51
Cash dividends declared per common share........................          --              --               --
Book value per common share.....................................           5.50           10.50            10.20


(1) Because of the one-to-one Exchange Ratio, Tyco equivalent pro forma combined information is the same as Tyco and ADT unaudited pro forma combined information.

* See note (2) to "Selected ADT Historical Financial Information" for information on ADT income per common share before certain non-recurring items. On a pro forma combined basis, net income before these non-recurring items is $2.19 per share ($2.14 per share on a fully diluted basis).


(a) ADT has not declared any dividends on ADT common shares since April 1991.

(b) The information for Tyco for the years ended December 31, 1996, 1995 and 1994 has been derived from Tyco's unaudited historical financial statements, which are incorporated by reference. This historical financial information has been adjusted to conform to ADT's fiscal year.


(c) The unaudited pro forma combined per share data is based on ADT shareholders, through a reverse stock split, holding 0.48133 of a share of the combined company for each ADT common share held before the reverse stock split and Tyco shareholders receiving one share of the combined company for each Tyco common share.

(d) Tyco currently pays quarterly dividends of $0.05 per Tyco common share. ADT currently pays no dividends on ADT common shares. The combined company expects to continue Tyco's dividend practice according to which it would pay quarterly dividends of $0.05 per share of the combined company, although this may be changed at any time by the Board of Directors of the combined company. The payment of dividends by the combined company in the future will depend on business conditions, the combined company's financial condition and earnings and other factors.

(e) The per share amounts for Tyco--Historical for 1995 and 1994 have been restated to reflect a two-for-one stock split effected in the form of a stock dividend which was distributed on November 14, 1995.


                                  THE MERGER



General

               Tyco and ADT are furnishing this Joint Proxy
Statement/Prospectus to holders of common stock, par value $0.50 per share ("Tyco Common Shares"), of Tyco International Ltd., a Massachusetts corporation ("Tyco"), and holders of common shares, par value $0.10 per share ("ADT Common Shares"), of ADT Limited, a Bermuda corporation ("ADT"), in connection with the solicitation of proxies by the Board of Directors of Tyco (the "Tyco Board") at a special meeting of Tyco's shareholders (the "Tyco Meeting") and by the Board of Directors of ADT (the "ADT Board") at a special general meeting of ADT's shareholders (the "ADT Meeting"), and at any adjournments or postponements of these meetings. (The Tyco Meeting and the ADT Meeting are referred to together as the "Meetings.")

               At the Tyco Meeting, holders of Tyco Common Shares will be asked to vote upon a proposal to approve an Agreement and Plan of Merger dated as of March 17, 1997 (the "Merger Agreement") among ADT, Tyco and Limited Apache, Inc., a Massachusetts corporation and a wholly-owned subsidiary of ADT (the "Merger Subsidiary"), and to approve the merger (the "Merger") of Merger Subsidiary with and into Tyco on the terms set forth in the Merger Agreement. A copy of the Merger Agreement is attached hereto as Annex I.

               At the ADT Meeting, holders of ADT Common Shares will be asked to vote upon the following proposals (the "ADT Merger Proposals"), all conditioned on the effectiveness of the Merger:

               o to approve the issuance of new common shares of ADT, par value $0.20 per share ("New ADT Common Shares"), in the Merger;

               o to approve the reverse stock split (the "Reverse Stock
                 Split") of the ADT Common Shares, par value $0.10 per share, into New ADT Common Shares, par value $0.20 per share, in the ratio (the "Reverse Stock Split Ratio") of
                 0.48133 of a New ADT Common Share (subject to adjustment under certain circumstances) for each outstanding ADT Common Share (the "Reverse Stock Split Proposal");

               o to increase (the "Share Amendment") the number of authorized
                 New ADT Common Shares to 750,000,000 shares (the "Share Amendment Proposal" and together with the Reverse Stock Split Proposal, the "Recapitalization Proposal");

               o to ratify the assumption by ADT of certain Tyco options and warrants and certain option grants by ADT;

               o to expand the ADT Board to eleven directors, to remove all but three of the current directors of ADT and to elect (the "New Directors Election") eight new directors of ADT (the "New Directors Proposal"); and

               o to change the name of ADT to Tyco International Ltd.  (the
                 "ADT Name Change" or the "ADT Name Change Proposal").

               If the Merger and the ADT Merger Proposals are approved, following the Merger, Tyco will become a wholly-owned subsidiary of ADT, and ADT will be renamed Tyco International Ltd. (Tyco, as the surviving corporation in its merger with Merger Subsidiary, is referred to as the "Surviving Corporation"; ADT, as the surviving public corporation following the Merger, is referred to as the "Combined Company"; and the common shares of the Combined Company following the Merger are referred to as the "Combined Company Common Shares.") The Merger will become effective at the time Articles of Merger are accepted for filing by the Secretary of State of The Commonwealth of Massachusetts, which is expected to occur as promptly as practicable after the last of the conditions to the Merger has been satisfied or waived, unless Tyco and ADT agree on a different date. The time at which the Merger becomes effective is referred to as the "Effective Time."

Background of the Merger

               Background of the Merger. At the time that ADT entered into the Merger Agreement on March 17, 1997, ADT was the subject of a hostile exchange offer (the "Western Offer") for all of the outstanding ADT Common Shares not already owned by Western Resources, Inc., a Kansas utility, and its affiliates (together "Western"). This offer was announced by Western on December 18, 1996. On March 3, 1997, ADT filed a Schedule 14D-9 stating that the ADT Board had determined that the Western Offer was inadequate and recommending that ADT shareholders not accept the Western Offer or vote for certain shareholder proposals made by Western. For further information on the Western Offer, see "The Western Offer" below.

               On March 4, 1997, Michael A. Ashcroft, Chairman and Chief Executive Officer of ADT, telephoned L. Dennis Kozlowski, Chairman, Chief Executive Officer and President of Tyco, to ask if Tyco would be interested in meeting with ADT. In a brief conversation, Messrs. Ashcroft and Kozlowski agreed to meet on Wednesday, March 5.

               On March 5, 1997, Messrs. Ashcroft and Kozlowski met in New York. Mr. Ashcroft described the Western Offer, and Mr. Ashcroft and Mr. Kozlowski generally discussed the businesses of ADT and Tyco. Mr. Ashcroft asked Mr. Kozlowski if Tyco would have any interest in discussing a possible transaction between ADT and Tyco. Mr. Kozlowski indicated that Tyco would have to perform initial due diligence on ADT before Tyco could determine if it would have any interest in entering into discussions with ADT.

               On March 8 and March 9, 1997 representatives from Tyco visited the offices of ADT's subsidiaries to review due diligence materials assembled by ADT and to have due diligence discussions with senior management of ADT.

               On March 10, 1997, Mr. Ashcroft and Stephen J. Ruzika, Chief Financial Officer of ADT, met with Mr. Kozlowski and Mark H. Swartz, the Chief Financial Officer of Tyco, at the offices of ADT's North American subsidiaries. Mr. Kozlowski informed Mr. Ashcroft that Tyco was continuing to examine a number of issues internally and needed to complete due diligence to determine if Tyco would consider making a proposal. Messrs. Ashcroft and Kozlowski arranged to meet on Thursday, March 13.

               On March 11, 1997, the Tyco Board held a telephonic meeting and heard a status presentation by Mr. Kozlowski on the contacts with ADT. On March 12, 1997, the ADT Board held a telephonic meeting, and Mr. Ashcroft described his contacts with Tyco and Tyco's due diligence efforts to that point.

               On March 13, 1997, Mr. Ashcroft met with Mr. Kozlowski at Tyco's offices in New York. Messrs. Ashcroft and Kozlowski discussed Tyco's due diligence efforts to that point and the possible synergies that could result from a combination of the businesses of the two companies. On March 14, 1997, Mr. Kozlowski reported to the Tyco Board in a telephonic meeting on the continuing discussions with ADT.

               On March 15, 1997, Messrs. Ashcroft and Ruzika of ADT met with Messrs. Kozlowski and Swartz of Tyco at Tyco's offices. Messrs. Ashcroft and Kozlowski agreed to meet the following morning to discuss the terms of a possible transaction.

               On March 15, 1997, the ADT Board held a telephonic meeting.
Mr. Ashcroft briefed the ADT Board on the discussions to that point and on the status of due diligence conducted by the two companies. Mr. Ashcroft also reported on his planned meeting with Mr. Kozlowski in the morning.

               On March 16, 1997, Messrs. Ashcroft and Kozlowski met in New York at Tyco's offices. During this meeting, Messrs. Ashcroft and Kozlowski negotiated the structure and economic terms of a proposed transaction. Both Messrs. Ashcroft and Kozlowski agreed to recommend such a transaction to their respective boards of directors at meetings later that day.

               In the afternoon of March 16, the Tyco Board held a meeting at which Mr. Kozlowski and other members of Tyco's senior management presented the terms of the proposed transaction with ADT. Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), Tyco's financial advisor, presented its financial analysis of the proposed transaction and expressed its oral opinion that the Exchange Ratio was fair to the shareholders of Tyco from a financial point of view. See "Role of Financial Advisors." After careful consideration, the Tyco Board unanimously approved the proposed transaction and authorized Messrs. Kozlowski and Swartz to complete the negotiation of open terms.

               In the evening on March 16, the ADT Board held a telephonic meeting. Mr. Ashcroft described the terms of the transaction as negotiated with Mr. Kozlowski. Merrill Lynch & Co. ("Merrill Lynch"), ADT's financial advisor, rendered its oral opinion that the Exchange Ratio and the Reverse Stock Split Ratio were fair to ADT shareholders from a financial point of view. See "Role of Financial Advisors." ADT's counsel discussed legal issues relating to the transaction. After careful consideration, the ADT Board unanimously approved the transaction.

               Later that evening, representatives of Tyco and ADT and the parties' legal counsel met or spoke by telephone to resolve certain remaining legal issues relating to the Merger Agreement. The agreement between ADT and Tyco was executed in the early morning of March 17, and the transaction was publicly announced that morning before the opening of business.

               The Western Offer and Certain Other Events. According to Amendment No. 9 to Western's Schedule 13D with respect to ADT filed with the SEC on December 18, 1996 (together with earlier amendments, the "Western
Schedule 13D"), Western is currently the beneficial owner of 38,287,111 ADT Common Shares (including 14,115 ADT Common Shares issuable upon exchange of 500 LYONs). This constitutes approximately 24.4% of the total number of ADT Common Shares currently issued and outstanding.

               Since Western began acquiring its ADT Common Shares in early 1996, direct contacts between ADT and Western have been limited and have not included discussions of a business combination. Senior representatives of ADT and Western have met on only one occasion, in early 1996. On that occasion, Mr. Ashcroft and one other ADT director met with representatives of Western to discuss possible joint marketing opportunities relating to certain energy products. However, before substantive discussions could commence on the feasibility of a joint marketing program, it was essential to resolve the issues arising from the fact that Western is a competitor of ADT in the security marketplace. No substantive proposals were put forward by Western, and no further discussions on this topic were held. In May 1996, Western's Chairman made one brief call to Mr. Ashcroft to attempt to arrange a subsequent meeting. In that call, Western's Chairman mentioned the possibility of a business combination with ADT. However, Western never came forward with any proposal regarding any such business combination, and no further meetings were held.

               Western notified ADT, by letter dated April 2, 1996, of its intention to vote its shares in opposition to the proposed amendment to ADT's 1993 Long Term Incentive Plan (the "Plan Amendment") at ADT's annual general meeting (the "Annual Meeting") on April 11, 1996 and urged the ADT Board to consider withdrawing it from consideration at the Annual Meeting. The ADT Board did not withdraw the Plan Amendment, and ADT's shareholders duly approved it at the Annual Meeting.

               On July 1, 1996, ADT entered into an amalgamation agreement with Republic Industries, Inc. ("Republic"), pursuant to which Republic was to enter into an amalgamation with ADT (the "Republic Merger"). In connection with the Republic Merger, ADT issued to Republic a share purchase warrant for 15,000,000 ADT Common Shares (the "Republic Warrant"). On that same day, Michael A. Ashcroft telephoned Western's Chairman to inform him of the proposed Republic Merger. On July 12, 1996, the Western Schedule 13D was amended to indicate that Western might determine to oppose the Republic Merger and might choose to exercise its appraisal rights under Bermuda law, although no final decision had yet been taken. On September 13, 1996, the Western
Schedule 13D was amended to indicate that Western had determined to oppose the proposed Republic Merger. The termination of the proposed Republic Merger was announced on September 30, 1996.

               On December 18, 1996, Western notified ADT of its intention to file with the SEC a preliminary prospectus for the Western Offer. On December 18, 1996, Western filed a notice with ADT to requisition a special general meeting of ADT's shareholders to consider proposals to remove the current members of the ADT Board, reduce the size of the ADT Board to two and elect two officers of Western as directors (the "Western Proposals"). Western has stated that the purpose of the Western Proposals is to facilitate consummation of the Western Offer. Western has stated that its directors, if elected, intend to eliminate the protections for shareholders contained in ADT's Bye-Laws (the "ADT Bye-Laws") and ADT's Rights Agreement dated as of November 6, 1996, as amended (the "ADT Shareholders Rights Plan"). The ADT Board believes Western's attempt to complete its offer in this manner is not in the best interests of ADT shareholders. On January 6, 1997, the ADT Board met to consider the Western Proposals and the Western Offer and set the date for ADT's special general meeting of shareholders to consider the Western Proposals as July 8, 1997 (the "Western Proposals Meeting").

               On January 27, 1997, Western issued a press release announcing that on December 23, 1996, Western had made its required filing under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with regard to the Western Offer, and that on January 23, 1997, the 30-day waiting period required under the HSR Act had expired with no action being taken by the antitrust authorities.

               On February 7, 1997, Western and Kansas City Power & Light ("KCP&L"), a utility based in Missouri, issued a joint press release announcing that the two companies had entered into an Agreement and Plan of Merger (the "Western/KCP&L Merger Agreement") pursuant to which KCP&L would merge with and into Western. Under the terms of the Western/KCP&L Merger Agreement, subject to certain conditions, each share of KCP&L common stock would be converted into a number of shares of Western common stock, and Western would be the surviving corporation.

               Pursuant to a demand by Republic, on February 10, 1997, ADT filed a registration statement with the SEC on Form S-3 registering, among other shares, the 15,000,000 ADT Common Shares to be issued under the Republic Warrant.

               On February 27, 1997, the ADT Board met to review and deliberate on the terms of the Western Offer with its legal and financial advisors, as well as to consider certain other items of business, but did not take any action on the Western Offer. On March 2, 1997, the ADT Board again met with its legal and financial advisors and concluded that the Western Offer as of that date was inadequate.

               On March 3, 1997, Western issued a press release (the "March 3rd Press Release") in which it announced an intention to change the mix of consideration payable pursuant to the Western Offer, but without changing the maximum value of such consideration. Prior to the March 3rd Press Release, Western, in its Preliminary Prospectus, had stated that it intended to commence the Western Offer, upon the terms and subject to the conditions set forth in the Western Registration Statement on Form S-4 (the "Western S-4") and in a related Letter of Transmittal, to exchange $7.50 net in cash and a number of shares of Western common stock valued at a maximum of $15 (depending on a pricing formula) for each of the ADT Common Shares validly tendered in the Western Offer. In the March 3rd Press Release, Western announced that it intended to amend the Western Offer to increase the cash portion of its offer to $10.00 per ADT Common Share and to decrease the number of shares of Western common stock so that the maximum value of the shares of Western common stock exchangeable for each ADT Common Share would be $12.50. The March 3rd Press Release stated that based on the closing price of Western's common stock on February 28, 1997, ADT shareholders would receive $10.00 in cash plus 0.41322 of a share of Western common stock for each ADT Common Share pursuant to the Western Offer. The precise formula for determining the number of shares of Western common stock to be exchanged for each ADT Common Share pursuant to the Western Offer was not set forth in the March 3rd Press Release. However, the press release did state that ADT shareholders would not receive more than
0.42017 of a share of Western common stock for each ADT Common Share.

               On March 3, 1997, the ADT Board met again with its legal and financial advisors and unanimously concluded that the Western Offer, as amended by the March 3rd Press Release, was inadequate. ADT filed a Schedule 14D-9 setting forth some of the factors the ADT Board considered in reaching its conclusion.

               In order to implement the ADT Board's original intentions in adopting the ADT Shareholders Rights Plan, on March 2, 1997 the ADT Board resolved to effect certain changes to the ADT Shareholders Rights Plan as set forth in the First Amendment to Rights Agreement, dated as of March 3, 1997 (the "Rights Plan Amendment"). The Rights Plan Amendment limits the ability to redeem or revoke the rights issued under the ADT Shareholders Rights Plan (the "Rights") by, among other things, (i) amending the definition of a continuing director on the ADT Board ("Continuing Director") to exclude persons elected to the ADT Board as a result of a proxy solicitation or similar shareholder initiative if any participant in such initiative has stated (or a majority of the ADT Board has determined in good faith) that such participant (or its affiliates or associates) intends to take, or may consider taking, any action that would result in (a) that person becoming a person (other than ADT or any employee benefit plan of ADT) that has acquired beneficial ownership of 15% or more of the ADT Common Shares issued and outstanding (or, in the case of any person that beneficially owned more than 15% of the ADT Common Shares on November 4, 1996, that person acquiring more than such person owned as of such date) or (b) a merger, consolidation, or sale of a majority of the assets or voting power of ADT which causes the rights to be triggered and (ii) expanding the circumstances in which supplements, deletions or amendments to the ADT Shareholders Rights Plan must be approved by a majority of Continuing Directors. If the Western Proposals were adopted so that the only members of the ADT Board were the Western nominees, there would be no Continuing Directors on the ADT Board. As a result of the Rights Plan Amendment, the Western nominees would be unable to amend the ADT Shareholders Rights Plan or redeem the Rights, which would negatively affect the ability of Western to complete the Western Offer.

               On March 17, 1997 Western commenced the Western Offer and stated that it had mailed a prospectus for the Western Offer and a proxy statement for the Western Proposals to holders of ADT Common Shares. On the same day, Tyco and ADT announced the Merger. See "--Background of the Merger."

               On March 21, 1997, ADT and Republic announced that Republic through Triangle Corporation, a Delaware corporation and a wholly owned subsidiary of Republic ("Triangle") had exercised the Republic Warrant, purchasing 15,000,000 ADT Common Shares at $20 per share. The ADT Common Shares issued to Triangle as a result of the warrant exercise represent approximately 9.6 per cent of the enlarged outstanding share capital of ADT. Under the terms of the Republic Warrant, the Chairman of ADT has been granted an irrevocable proxy to vote, at any meeting of ADT's shareholders, the 15,000,000 ADT Common Shares issued under the Republic Warrant, with respect to any matter to be voted upon by ADT's shareholders. The proxy expires as to any such ADT Common Shares on the earlier of (i) September 27, 1998 and (ii) the date such shares are no longer held by Republic or any of its affiliates or nominees. Mr. Ashcroft, in his capacity as Chairman of the ADT Board, has advised ADT that he intends to vote the 15,000,000 ADT Common Shares as directed by the ADT Board.

               On March 28, 1997, the ADT Board resolved, by unanimous written consent, to extend the Distribution Date (as defined in the ADT Shareholders Rights Plan) for the Rights until August 15, 1997 or such earlier date as may be determined by the ADT Board.

               Certain Litigation. On December 18, 1996, Westar Capital, Inc. ("WCI"), a subsidiary of Western, filed a complaint in the U.S. District Court for the Southern District of Florida (the "Court") against ADT, the directors of ADT and Republic. The complaint alleged that ADT and its directors breached their fiduciary duties to WCI and ADT's other shareholders (i) by issuing to Republic the Republic Warrant in connection with the Republic Merger, (ii) by adopting the ADT Shareholders Rights Plan and (iii) by holding shares of ADT in one of ADT's subsidiaries with the intention of voting those shares as needed to entrench existing management. The complaint sought a court order (i) declaring the Republic Warrant null and void or preventing ADT and Republic from exercising their rights under the Republic Warrant, (ii) directing ADT to redeem the ADT Shareholders Rights Plan, and (iii) preventing ADT from voting the shares held by its subsidiary. On December 23, 1996, the Court entered an order dismissing the complaint without prejudice on the grounds that the complaint contained inadequate and improper allegations relating to the Court's jurisdiction over the case.

               On December 27, 1996, WCI filed a second complaint with the Court which contained modified allegations relating to the Court's jurisdiction and identical substantive allegations as the prior complaint. On January 3, 1997, WCI filed an amended complaint which, in addition to the allegations made in the prior complaints, alleged that ADT and its directors have attempted to interfere with WCI's voting rights by seeking certain information from WCI pursuant to procedures established under the ADT Bye-Laws. The amended complaint sought the same relief as the prior complaints and also requested that the Court confirm WCI's voting rights.

               On January 21, 1997, the Court granted WCI leave to file a second amended complaint. The second amended complaint contained the same allegations as the amended complaint and in addition alleged (i) that ADT and its directors breached their fiduciary duties by setting a July 8, 1997 date for the Western Proposals Meeting, and (ii) that ADT and its directors violated Section 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), by making a recommendation to ADT's shareholders regarding the tender offer without first making certain filings with the SEC. WCI asked for a court order (i) enjoining ADT from holding the Western Proposals Meeting on July 8, 1997, (ii) compelling ADT to hold the Western Proposals Meeting on or before March 20, 1997, and (iii) declaring that ADT had violated Section 14(d) and enjoining ADT from making any further recommendations relating to the tender offer until the required SEC filings are made.

               On January 23, 1997, WCI filed a motion for a preliminary injunction asking the Court to enjoin ADT from holding the Western Proposals Meeting on July 8, 1997, and compelling ADT to hold the Western Proposals Meeting on or before March 20, 1997. ADT and its directors have filed papers in opposition to WCI's motion. On March 4, 1997, WCI filed a supplemental brief in support of its motion for a preliminary injunction representing that WCI is no longer seeking a Western Proposals Meeting on or before March 20, 1997 on the grounds that such a meeting date would now be impractical. In its supplemental brief, WCI requests that the meeting date be set 30 days after its proxy materials for the Western Proposals Meeting are distributed. ADT and its directors have responded to this supplemental motion. As of the date of this Joint Proxy Statement/Prospectus, the Court has not rendered any decision with respect to plaintiff's motion for a preliminary injunction.

               On January 27, 1997, ADT and its directors filed a motion to dismiss the second amended complaint based on, among other things, the Court's lack of personal jurisdiction over ADT and its directors and for failure to state a claim upon which relief can be granted. On February 21, 1997, the Court entered an order ruling that the second amended complaint did not adequately plead personal jurisdiction over the ADT defendants. On February 27, 1997, WCI filed a third amended complaint. The third amended complaint contained the same allegations as the second amended complaint and contained additional allegations relating to personal jurisdiction.

               On February 19, 1997, WCI filed a motion for an expedited trial on its claims relating to the Republic Warrant and the shares of ADT held by one of ADT's subsidiaries. WCI also requested that the Court enter an order providing that it be given five days' notice before the Republic Warrant is exercised. On March 12, 1997, the Court denied that motion.

               On March 11, 1997, the Court granted WCI leave to file a fourth amended complaint. The fourth amended complaint contains the same allegations as those in the third amended complaint as well as additional allegations relating to the Rights Plan Amendment. In addition to the relief previously requested, the fourth amended complaint seeks judicial nullification of the Rights Plan Amendment and a rescission of actions by ADT if shown that a subsidiary of ADT cast decisive votes as a shareholder with respect to those actions.

               On March 17, 1997, ADT and its directors filed a motion to dismiss the fourth amended complaint based on, among other things, the Court's lack of personal jurisdiction over ADT and its directors and for failure to
state a claim upon which relief can be granted.   ADT and the ADT Board
believe that the allegations in the WCI's fourth amended complaint are without merit and intend vigorously to defend against them.

               On March 24, 1997, WCI filed a motion for a preliminary injunction (i) preventing Republic from selling or transferring any ADT Common Shares issued upon the exercise of the Republic Warrant and (ii) preventing the Chairman of ADT from exercising the proxy on those shares. ADT and the ADT Board have yet to respond to this motion.

               On December 26, 1996, Charles Gachot filed a complaint in the Florida Circuit Court for the Fifteenth Judicial Circuit in Palm Beach County, Florida against ADT, certain of its present and former directors, Western and WCI. The complaint was brought on behalf of a class of all shareholders of ADT and alleges that Western and WCI have breached their fiduciary duties to ADT's shareholders by offering an inadequate price for the outstanding ADT Common Shares. The complaint seeks to enjoin Western and WCI from acquiring the outstanding ADT Common Shares. The complaint also alleges that ADT and its directors have refused to negotiate with Western and WCI and that the Republic Warrant and the ADT Shareholders Rights Plan are improper. The complaint seeks unspecified monetary relief from all defendants. ADT and the ADT Board believe that the allegations in Gachot's complaint against ADT and the directors are without merit and intend vigorously to defend against them.

               On February 7, 1997, ADT Operations, Inc. ("ADT Operations"), a subsidiary of ADT, filed a complaint in the Supreme Court of the State of New York, County of New York against The Chase Manhattan Bank, N.A. ("Chase").
The complaint states that Chase has been an important lender and financial advisor to ADT Operations since 1993 and that, in the course of this business relationship, ADT Operations has disclosed confidential business information to Chase. The complaint asserts that ADT Operations and Chase expressly agreed that Chase would not aid any third party in a hostile takeover bid for ADT. The complaint alleges that Chase is currently aiding Western in its attempt to take control of ADT and that Chase's actions constitute: (i) a breach of an express agreement between Chase and ADT Operations; (ii) a breach of the implied covenant of good faith that is part of the express agreement between Chase and ADT Operations; and (iii) a breach of the fiduciary duties that Chase owes to ADT Operations. The complaint further alleges that Chase breached a confidentiality agreement with ADT Operations by providing Western with confidential and proprietary information about ADT Operations and ADT and by using such information in assessing whether to aid Western in Western's hostile takeover bid. The complaint also alleges that Chase negligently and/or fraudulently failed to disclose to ADT Operations that Chase was advising Western regarding a possible hostile takeover bid for ADT. The complaint seeks $50 million in monetary damages. The complaint also seeks to enjoin Chase from advising, funding, or participating in Western's attempts to take control of ADT and from disclosing any confidential information regarding ADT Operations and ADT. On March 3, 1997, Chase filed a motion for dismissal of ADT Operations' complaint or, alternatively, summary judgment. This motion is scheduled to be heard on April 11, 1997.

               On February 7, 1997, ADT Operations filed a motion for a preliminary injunction, seeking to enjoin Chase from: (i) advising, funding, or assisting Western in its efforts to take over ADT or participating in these efforts; and (ii) using or disclosing any confidential information that ADT Operations provided to Chase. In addition, ADT Operations has sought expedited discovery on issues regarding the preliminary injunction. On February 19, 1997, Chase filed papers in opposition to this motion. The motion was argued before the Court on February 24, 1997 and is currently pending. As a result of a hearing held on March 25, 1997, ADT was granted the right to take three depositions and obtain certain documents from Chase.

               On March 11, 1997, Crandon Capital Partners ("CCP") filed a complaint in the Florida Circuit Court for the Fifteenth Judicial Circuit in Palm Beach County, Florida against ADT, certain of its current and former directors, and Republic. The complaint was brought by CCP in a derivative capacity on behalf of ADT. The complaint alleges that ADT's directors breached their fiduciary duties and wasted corporate assets in connection with
(i) the granting of options to certain officers of ADT in 1996, (ii) the issuance of the Republic Warrant, (iii) the implementation of the ADT Shareholders Rights Plan and (iv) the harassment and attempted disenfranchisement of WCI. The complaint seeks an unspecified amount of damages and a court order directing ADT's directors to establish a system of internal controls to prevent repetition of the alleged breaches of fiduciary duty and corporate waste.

               ADT and its directors believe that the allegations in the complaint brought by CCP are without merit and intend vigorously to defend against them.

Tyco's and ADT's Reasons for the Merger

               The Boards of Tyco and ADT believe that the Merger will create the premier company in fire protection and electronic security that will be well positioned to improve the leadership positions of Tyco and ADT in the market for these services and related products. The Merger should provide opportunities to achieve substantial benefits for Tyco and ADT shareholders that might not otherwise be available. The Combined Company is expected to have the financial resources, management, personnel and expertise to better serve the existing customers of Tyco and ADT and to capitalize on growth opportunities in the fire safety and electronic security markets.

               The Boards believe that the Merger will provide the following benefits:

               o Attractive Marketplace.  Both the fire safety market, in which Tyco is active, and the electronic security services market, in which ADT is active, remain highly fragmented with substantial potential for growth. The Combined Company will be in a position to exploit this growth opportunity by providing a complete array of fire protection and electronic security products and services. These products and services include fire protection sprinkler, fire detection, intruder alarm and access control systems as well as the related inspection and monitoring services. In the commercial and industrial markets, the combination is expected to enhance service to existing accounts, generate incremental revenues from this customer base, and attract new customers interested in the efficiencies of a single source for their fire safety and security needs. ADT's electronic security service operations are expected to benefit particularly from access to Tyco's strong worldwide presence in safety services. In the residential market, where ADT has already been achieving substantial gains, the Merger is expected to provide a platform for acquisitions and facilitate an expansion of Tyco's activity in residential fire and safety services.

               o Strong Recurring Revenue Base.  Tyco has enhanced its
                 recurring revenue stream by increasing the service and inspection portion of its fire protection business. ADT's contractually recurring revenue base currently is in excess of $900 million annually. This stable revenue stream should facilitate the Combined Company's ability to finance its operations, capital expenditures and dividends, assist the Combined Company in maintaining a superior credit rating and provide financial flexibility for acquisitions. It should also mitigate the cyclicality of Tyco's fire protection installation business.

               o Cost Savings.   The Combined Company is expected to realize
                 significant cost savings following the consummation of the Merger as a result of consolidating operating locations, combining central station monitoring activities, leveraging on corporate-wide purchasing power and eliminating duplicate corporate functions. These cost savings will be initially offset by special, non-recurring restructuring and other integration charges after consummation of the Merger.

               o Strong Management Team.  A strong management team drawn from both companies will manage the Combined Company.  L.
                 Dennis Kozlowski, who has been Chairman, Chief Executive Officer and President of Tyco for the past five years, will serve as Chairman, Chief Executive Officer and President of the Combined Company. Mark H. Swartz,
                 Tyco's Vice President and Chief Financial Officer for the past two years, will be Vice President and Chief Financial Officer of the Combined Company. Stephen J. Ruzika, Executive Vice President and Chief Financial Officer of
                 ADT, is expected to continue to lead the Combined
                 Company's electronic security services business as well as its new product development program.

               o Diversification.  Both Tyco and ADT are also engaged in other businesses. Tyco is a manufacturer and distributor of disposable medical products, packaging materials, flow control products and electrical and electronic components, with strong leadership positions in each of the markets in which it participates. ADT is the second largest provider of vehicle auction and redistribution services in the United States. The Merger will give shareholders of both Tyco and ADT an interest in a larger and more diverse enterprise, with combined annual revenues of over $8.5 billion.

Recommendation of the Tyco Board

               At a meeting of the Tyco Board held on March 16, 1997, after careful consideration, the Tyco Board unanimously (i) determined that the Merger Agreement (subject to negotiation of final legal terms satisfactory to Tyco's Chairman and its Chief Financial Officer) and the Merger were fair to and in the best interests of Tyco shareholders, (ii) approved the Merger Agreement and the transactions that it contemplates and (iii) recommended that the shareholders of Tyco approve the Merger Agreement and the Merger. The following briefly describes certain of the reasons, factors and information taken into account by the Tyco Board in reaching its conclusion.

               Information and Factors Considered by the Tyco Board. In reaching its conclusion, the Tyco Board considered, among other things:

               (i) all the reasons described above under "Tyco's and ADT's Reasons for the Merger";

               (ii) the terms and structure of the transaction and the terms and conditions of the Merger Agreement, including the Exchange Ratio;

               (iii) information concerning the business, assets, capital structure, financial performance and condition and prospects of Tyco and ADT;

               (iv) current and historical market prices and trading information with respect to each company's common stock;

               (v) the strategic fit between Tyco and ADT, and in particular the opportunity the Merger presents for Tyco to continue the expansion of ADT's already substantial service business, which has higher profit margins and is less susceptible to cyclical variation than Tyco's fire safety installation business;

               (vi) Tyco's history of growth through acquisitions, including its substantial experience in integrating acquired businesses with existing operations and thereby achieving synergies and cost savings;

               (vii) the risks that the Combined Company will not achieve expected cost savings and synergies (as discussed under "Cautionary Statement Concerning Forward-Looking Statements");

               (viii) the expectation that the earnings per share of the Combined Company (before restructuring and similar charges) would not be dilutive to Tyco shareholders in comparison with Tyco's earnings per share;

               (ix) the oral opinion of Credit Suisse First Boston to the Tyco Board, subsequently confirmed in writing, that the Exchange Ratio is fair to the shareholders of Tyco from a financial point of view (a copy of the written opinion dated March 17, 1997 of Credit Suisse First Boston, setting forth certain assumptions and qualifications made, matters considered and limitations for the review undertaken by Credit Suisse First Boston is attached as Annex II) (see "Role of Financial Advisors--Opinion of Tyco's Financial Advisor");

               (x) the fact that Tyco shareholders' receipt of shares of the Combined Company in the Merger will be taxable for purposes of U.S. federal income tax;

               (xi) the fact that ADT will legally be the surviving public company in the Merger, certain advantages enjoyed by ADT by reason of its Bermuda domicile and the prospects that those advantages will be preserved for the ADT operations within the Combined Company;

               (xii) the anticipated treatment of the Merger as a pooling of interests for financial accounting purposes;

               (xiii) the prospects that the necessary regulatory approvals for the Merger would be obtained on terms acceptable to Tyco; and

               (xiv) the effect of the Merger on the customers and employees of the two companies.

               The foregoing discussions of the information and factors considered and given weight by the Tyco Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Tyco Board did not find it practicable to and did not attempt to rank or assign relative weights to these factors. In addition, individual members of the Tyco Board may have given different weights to different factors.

               Recommendation of the Tyco Board. The Tyco Board unanimously recommends that the Tyco shareholders vote "FOR" the approval of the Merger and the Merger Agreement.

Recommendation of the ADT Board

               At a meeting of the ADT Board held on March 16, 1997, after careful consideration, the ADT Board unanimously (i) voted that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were fair to and in the best interests of ADT shareholders, (ii) approved the Merger Agreement and the transactions that it contemplates thereby and (iii) recommended that the shareholders of ADT approve the ADT Merger Proposals. The following briefly describes certain of the reasons, factors and information taken into account by the ADT Board in reaching its conclusion.

               Information and Factors Considered by the ADT Board. In reaching its conclusion, the ADT Board considered, among other things:

     (i) all the reasons described above under "Tyco's and ADT's Reasons for the Merger";

    (ii) the terms and structure of the transaction and the terms and conditions of the Merger Agreement, including the Exchange Ratio, the Reverse Stock Split Ratio and the intended tax and accounting treatment for the Merger;

   (iii) information concerning the business, assets, capital structure, financial performance and condition and prospects of ADT and Tyco;

    (iv) current and historical market prices and trading information with respect to each company's common stock;

     (v) the strategic fit between ADT and Tyco, the opportunity for significant cost savings and synergies and the possibility that ADT on its own might not be able to achieve the level of cost savings, operating efficiencies and synergies that may be available as a result of the Merger;

    (vi) the risk that the combined company will not achieve the expected cost savings and synergies or improvement in earnings (as discussed under "Cautionary Statement Concerning Forward-Looking Statements");

   (vii) the oral opinion of Merrill Lynch addressed to the ADT Board, subsequently confirmed in writing, that, as of the date of such opinion, the Exchange Ratio and the Reverse Stock Split Ratio were fair to the shareholders of ADT from a financial point of view (a copy of the written opinion of Merrill Lynch dated March 17, 1997, setting forth the assumptions, limitations and qualifications of such opinion, is attached in its entirety as Annex III) (see "Role of Financial Advisors--Opinion of ADT's Financial Advisor");

  (viii) the fact that the Merger and the Reverse Stock Split will be tax-free to U.S. ADT Shareholders for federal income tax purposes, except to the extent that ADT shareholders receive cash in lieu of fractional shares;

    (ix) the fact that the Bermuda domicile of ADT will be preserved, and the prospects that the advantages enjoyed by ADT by reason of its domicile will be preserved for the ADT operations within the Combined Company;

     (x) the anticipated treatment of the Merger as a pooling of interests for financial accounting purposes;

    (xi)  the likelihood of obtaining required regulatory approvals; and

   (xii) the impact of the Merger on the customers and employees of each company.

               The foregoing discussion of the information and factors considered and given weight by the ADT Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the ADT Board did not find it practicable to and did not attempt to rank or assign relative weights to these factors. In addition, individual members of the ADT Board may have given different weights to different factors.

               Recommendation of the ADT Board. The ADT Board unanimously recommends that the shareholders of ADT vote "FOR" the ADT Merger Proposals.

Certain Other Matters Relating to the Combined Company

               ADT Indebtedness. ADT has outstanding $250.0 million of 8.25% Senior Notes due August 2000 (the "Senior Notes") and $294.1 million of 9.25% Senior Subordinated Notes due August 2003 (the "Senior Subordinated Notes," and together with the Senior Notes, the "Notes"). Consummation of the Merger would constitute an event of default under the indentures governing the Senior Notes and the Senior Subordinated Notes unless an effective consent is obtained or such Notes are defeased in accordance with the indentures. The indentures also contain restrictions on the ability of the Combined Company to conduct its business in a manner consistent with the past practices of Tyco, including limitations on investments and acquisitions, incurrence of indebtedness, declaration of dividends and sales of assets. Tyco and ADT currently intend that either ADT will solicit consents of a majority of the holders of the Senior Notes and the Senior Subordinated Notes to remove from the indentures the covenants that would be violated by the Merger and the covenants restricting the activities of the Combined Company, or ADT will defease the Notes, in accordance with the indentures, in a manner that would make the restrictive covenants inoperative. A consent solicitation may be made alone or in conjunction with a tender offer for the Notes. The consents would become effective or the note covenants would be defeased effective upon consummation of the Merger.

               If consummation of the Merger were to constitute an event of default under the Notes, holders of 25% or more of the Senior Notes could declare the Senior Notes immediately due and payable, and holders of 25% or more of the Senior Subordinated Notes could declare the Senior Subordinated Notes immediately due and payable. If the Notes were accelerated following consummation of the Merger, Tyco and ADT believe that the acceleration would not materially adversely affect the Combined Company and that the Combined Company would have the financial resources to retire all Notes presented for payment.

               ADT guarantees indebtedness under a credit agreement of its ADT Operations subsidiary pursuant to a Guaranty dated as of January 9, 1997. The consummation of the Merger would result in a breach by ADT of covenants under the Guaranty restricting the ability of ADT to operate certain businesses and make certain investments unless ADT obtains an effective waiver of such covenants. ADT currently intends to obtain consents from the lenders to the credit agreement to permit the consummation of the Merger.

               Western Resources Proxy Solicitation. In response to Western's requisition, the ADT Board has convened the Western Proposals Meeting for July 8, 1997 to consider Western's proposals to remove the current members of the ADT Board, to reduce the number of directors to two and to elect two officers of Western as the ADT directors. Western has solicited proxies in favor of these proposals. See "Background of the Merger--The Western Offer" above.
The ADT Meeting is expected to be held prior to the Western Proposals Meeting. However, the Western Proposals Meeting could be held prior to the ADT Meeting if the ADT Meeting is delayed beyond July 8, 1997 or if a court orders ADT to hold the Western Proposals Meeting prior to the time of the ADT Meeting. In either case, the Combined Company Board or the ADT Board, as the case may be, intends to solicit proxies in opposition to the Western Proposals.

               Rights Agreement. The Merger Agreement provides that at the election of Tyco, communicated to ADT not less than fifteen business days prior to the ADT Meeting, either ADT will amend the ADT Shareholders Rights Plan to provide affirmatively that the Merger will not cause the rights under the ADT Shareholders Rights Plan to be distributed or become exercisable, or ADT will redeem all outstanding rights as of the Effective Time. It is Tyco's current intention to require ADT to amend the Rights Plan, although Tyco reserves its contractual right to require redemption of the rights.

               Other Plans for the Combined Company. Following consummation of the Merger, management is expected to conduct a detailed review of the corporate structure and operations of the Combined Company. Tyco and ADT anticipate that this review will result in certain operating consolidations and elimination of duplicate corporate functions in order to realize cost savings. Management may also consider other corporate restructurings for the purpose of rationalizing the international operations of the Combined Company, facilitating borrowings and achieving other benefits.

Cautionary Statement Concerning Forward-Looking Statements

               This document contains forward-looking statements that are subject to risks and uncertainties. Such forward-looking statements are statements regarding expectations for the businesses of Tyco and ADT and the markets for their products and services. These include, for example, projections of future performance, statements of management's plans and objectives, forecasts of market trends, information concerning future results of operations, and cost savings and synergies of the Combined Company after the Effective Time. Such statements may be found in this Joint Proxy Statement/Prospectus under "Questions and Answers About the Merger," "Summary," "--Background of the Merger," "--Tyco's and ADT's Reasons for the Merger," "--Recommendation of the Tyco Board," "Recommendation of the ADT Board" and "Role of Financial Advisors." Forward-looking statements also include any other statements in this document that are preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For all such statements, Tyco and ADT claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Tyco and ADT, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect forward-looking statements include, overall economic and business conditions, the demand for products and services of the Combined Company, competitive factors in the industries in which Tyco and ADT operate, changes in the laws affecting the Combined Company, regulatory approvals and uncertainty about the consummation of future acquisitions.

Accounting Treatment

               It is a condition to the consummation of the Merger that Tyco and ADT each receive from Coopers & Lybrand L.L.P. and Coopers & Lybrand, respectively, independent accountants, a letter dated as of the Effective Time to the effect that they concur with the conclusions of Tyco's and ADT's management that the transaction contemplated by the Merger Agreement, if consummated, will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting pursuant to Opinion No. 16, Business Combinations, of the Accounting Principles Board of the American Institute of Certified Public Accountants ("APB Opinion No. 16").

               Under the pooling of interests method of accounting, the assets and liabilities of Tyco will be carried forward to ADT at their historical cost recorded bases. Results of operations of the Combined Company will include the results of both Tyco and ADT for the entire fiscal year in which the Merger occurs. The reported balance sheet amounts and results of operations of the separate companies for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for the Combined Company. See "Unaudited Pro Forma Combined Condensed Financial Information."

Certain U.S. Federal Income Tax Consequences

               The exchange of Combined Company Common Shares for Tyco Common Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. In general, for U.S. federal income tax purposes, each Tyco shareholder subject to taxation in the U.S. will realize gain or loss equal to the difference between (x) the fair market value of the Combined Company Common Shares received and (y) the Tyco shareholder's adjusted tax basis in the Tyco Common Shares for which they are exchanged. Such gain or loss will be capital gain or loss if the Tyco shareholder holds the Tyco Common Shares as a capital asset, and will be long-term gain or loss if the Tyco shareholder's holding period for the Tyco Common Shares is more than one year. The Tyco shareholder will have a tax basis in the Combined Company Common Shares received equal to their fair market value, and the shareholder's holding period for the Combined Company Common Shares will begin on the day following the date of the exchange.

               The Reverse Stock Split will not be a taxable transaction for ADT shareholders subject to taxation in the U.S. for U.S. federal income tax purposes except to the extent that cash is received in lieu of fractional shares (discussed below). The tax basis of the Combined Company Common Shares which will be held by the ADT shareholders as a result of the Reverse Stock Split will be the same as the tax basis of the ADT Common Shares held prior to the Reverse Stock Split (minus the amount of this basis allocated to fractional shares), and the holding period of such Combined Company Common Shares will include the holding period of the ADT Common Shares held prior to the Reverse Stock Split. Each such ADT shareholder will realize a gain or loss equal to the difference between (x) the amount of any cash received pursuant to the Reverse Stock Split and (y) the ADT shareholder's adjusted tax basis in any fractional Combined Company Common Share cancelled in exchange therefor. Such a gain or loss generally will be a capital gain or loss if the ADT shareholder holds the ADT Common Shares as a capital asset, and will be a long-term gain or loss if the ADT shareholder's holding period for the ADT Common Shares is more than one year.

               The foregoing discussion is intended only as a summary of the material U.S. federal income tax consequences of the Merger and the Reverse Stock Split for shareholders and does not purport to be a complete analysis or description of all potential tax effects of these transactions. In addition, the discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the U.S. Internal Revenue Code (the "Code") (for example, Tyco and ADT shareholders who acquired their shares pursuant to the exercise of options or similar derivative securities or otherwise as compensation, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States).

               No information is provided herein with respect to any tax consequences of the Merger and the Reverse Stock Split for shareholders under applicable foreign, state, local and other tax laws. The foregoing discussion is based upon the provisions of the Code, applicable U.S. Treasury regulations thereunder, U.S. Internal Revenue Service rulings, administrative pronouncements and judicial decisions, all as in effect on the date of this Joint Proxy Statement/Prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of this discussion. No rulings have or will be sought from the U.S. Internal Revenue Service concerning the tax consequences of the Merger and the Reverse Stock Split.

               Each shareholder of Tyco and ADT is urged to consult such shareholder's own tax advisor as to the specific tax consequences of the Merger and the Reverse Stock Split for such shareholder under federal, state, local or any other applicable tax laws.

Regulatory Matters

               Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Tyco and ADT filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division on ________, 1997,
and the applicable waiting period commenced on __________, 1997.   The FTC and
the Antitrust Division have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Each state in which Tyco or ADT has operations may also review the Merger under state antitrust law.

               The Merger is subject to notification to and the approval of the Commission of the European Communities (the "EC Commission") under Council Regulation 4064/89/EEC on the control of concentrations. Notification to the EC Commission was made on ________ 1997, and the EC Commission has until ________ 1997 either to approve the Merger or, if it has serious doubts as to the compatibility of the Merger with the common market, to open an in-depth investigation which can last a maximum of four months.

               Tyco and ADT have agreed to use their best efforts to take whatever actions are required to obtain these approvals. (For additional information on this commitment, see "The Merger Agreement--Certain Covenants" on page 49.) Tyco and ADT cannot predict whether they will obtain the required regulatory approvals within the time frame contemplated by the Merger Agreement or on terms that they find satisfactory.

Appraisal Rights

               General. Under the provisions of the Merger Agreement and Massachusetts law, shareholders of Tyco are entitled to exercise appraisal rights with respect to the Merger. However, holders of ADT Common Shares will have no dissenters' appraisal rights under Bermuda law because the Merger is to be achieved through the merger of a Massachusetts subsidiary of ADT with Tyco under Massachusetts law. Appraisal rights entitle holders of Tyco Common Shares to receive the appraised value of their shares instead of having their shares converted into Combined Company Common Shares. A copy of the applicable Massachusetts statutes that prescribe the procedures for exercising appraisal rights is attached as Annex IV to this Joint Proxy Statement/Prospectus. Shareholders of Tyco who seek to exercise such rights must carefully follow the procedures prescribed by Massachusetts law. The following discussion is a summary of the requirements of Massachusetts law with respect to appraisal rights, and is qualified in its entirety by reference to Massachusetts law and the Massachusetts statutes attached as Annex IV to this Joint Proxy Statement/Prospectus.

               Procedural Requirements. Any holder of Tyco Common Shares, including any beneficial holder, who desires to exercise appraisal rights must
(i) file with Tyco, before the vote of the shareholders on the Merger, written objection to the Merger stating that he or she intends to demand payment for his or her shares if the Merger is effected and (ii) not vote his or her shares in favor of the Merger. The written objection to the Merger should be sent to Tyco International Ltd., One Tyco Park, Exeter, New Hampshire 03833,
Attention: Clerk. A dissenting shareholder need not vote against the Merger, so long as his or her shares are not voted in favor of the Merger. However, neither a vote against the Merger nor the failure to vote for the Merger is a substitute for the written objection required to be filed by a dissenting shareholder. A Tyco shareholder who returns a signed proxy card that does not contain instructions for a vote against the Merger will be deemed to have voted in favor of the Merger and, therefore, to have waived all appraisal rights.

               The Surviving Corporation is required within ten days after the effective date of the Merger to notify each shareholder who has filed a written objection and whose shares were not voted in favor of the Merger that the Merger has become effective. If within twenty days after the date of mailing of such a notice a dissenting shareholder demands in writing from the Surviving Corporation payment for his or her stock, the Surviving Corporation is required to pay to him or her the fair value of his or her Tyco Common Shares within thirty days after the expiration of the period during which such demand may be made. The written demand for payment should be sent to the Surviving Corporation at Tyco's address set forth in the prior paragraph. If during that period of thirty days the Surviving Corporation and the dissenting shareholder fail to agree on the value of their shares, the Surviving Corporation or the shareholder may, within four months after the expiration of the thirty-day period, demand a determination of the value of the stock of all dissenting former shareholders of the Surviving Corporation by a bill in equity filed in the superior court in Suffolk County, Commonwealth of Massachusetts. If no bill is filed within this four month period, none of the dissenting Tyco shareholders who have failed to agree with the Surviving Corporation on the value of their shares will be entitled to appraisal rights.

               After a hearing, the court will enter a decree determining the fair value, as of the day before the Tyco Meeting, of the Tyco Common Shares of those shareholders who have become entitled to the valuation of and payment for their Tyco Common Shares. Massachusetts law provides that the fair value of the shares will be determined exclusive of any element of value arising from the accomplishment of or expectation of the Merger. The court will also order the Surviving Corporation to make payment of this value with interest to the shareholders upon the transfer by them to the Surviving Corporation of the certificates representing their Tyco Common Shares. The costs of the bill in equity, exclusive of costs of giving notice to shareholders and fees of counsel or experts retained by any party, will be assessed among the parties as determined by the court.

               Tyco shareholders who have demanded payment of the value of their stock will not be entitled to notice of any shareholder meeting of the Combined Company, to vote as a shareholder of the Combined Company for any purpose, or be entitled to the payment of any dividends or other distributions as a shareholder of the Combined Company, unless either such shareholders lose appraisal rights because of a failure to comply with Massachusetts law, or such shareholders, with the approval of the Surviving Corporation, deliver to the Surviving Corporation within the permitted time period, a written withdrawal of their dissent and an acceptance of the terms offered in the Merger.

               The enforcement by a Tyco shareholder of appraisal rights pursuant to the procedures set forth above is by statute stated to be the shareholder's exclusive remedy, except that this does not exclude the right of a shareholder to maintain an appropriate proceeding to obtain relief on the grounds that such corporate action will be or is illegal or fraudulent as to such shareholder. However, in Coggins v. New England Patriots Football Club, Inc., 397 Mass. 525 (1986), the Massachusetts Supreme Judicial Court held that dissenting shareholders are not limited to the statutory remedy of judicial appraisal where violations of fiduciary duty are found.

               Shareholders of Tyco who dissent with respect to the Merger might receive payments which are more or less than the value of the Combined Company Common Shares they would have received pursuant to the Merger Agreement by virtue of the procedures established by Massachusetts law.

               Tax Consequences to Dissenting Shareholders. Cash, if any, received by a dissenting shareholder generally would be taxable as having been received as a distribution in redemption of the shareholder's Tyco Common Shares, subject to the provisions and limitations of applicable tax law.

               Possible Effects on Accounting Treatment. It is a condition to the obligations of Tyco and ADT to consummate the Merger that the Merger qualify for pooling-of-interests accounting treatment. See "--Accounting Treatment." The exercise of appraisal rights by holders of a sufficiently large number of Tyco Common Shares could prevent such qualification.

U.S. Federal Securities Laws Consequences; Stock Transfer Restriction
Agreements

               This Joint Proxy Statement/Prospectus does not cover any resales of Combined Company Common Shares to be received by the shareholders of Tyco upon consummation of the Merger or to be held by ADT shareholders as a result of the Reverse Stock Split, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.

               All Combined Company Common Shares received by Tyco shareholders in the Merger and held by ADT shareholders as a result of the Reverse Stock Split will be freely transferable, except that Combined Company Common Shares received by persons who are deemed to be "affiliates" of Tyco under the U.S. Securities Act of 1933, as amended (the "1933 Act"), at the time of the Tyco Meeting may be resold by them only in transactions permitted by Rule 145 of the 1933 Act ("Rule 145") or as otherwise permitted under the 1933 Act. See also "Description of Combined Company Capital Stock--Transfers." Persons who may be deemed to be affiliates of Tyco for such purposes generally include individuals or entities that control, are controlled by or are under common control with Tyco and may include certain officers and directors of Tyco. The Merger Agreement requires Tyco to use its best efforts to cause these affiliates to agree in writing that they will comply with the restrictions under Rule 145. The Merger Agreement also provides that each of Tyco and ADT will use their best efforts to cause their respective affiliates to agree in writing that they will not sell shares of Tyco Common Shares, ADT Common Shares or Combined Company Common Shares in a manner that would prevent the Merger from qualifying as a pooling of interests for financial accounting purposes.


          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

               Tyco Common Shares and ADT Common Shares are listed on the NYSE. The Tyco ticker symbol on the NYSE is TYC. The ADT ticker symbol on the NYSE is ADT. ADT Common Shares are also listed on the London Stock Exchange and the Bermuda Stock Exchange.

               The tables below set forth, for the calendar quarters indicated, the reported intra-day high and low sale prices of Tyco Common Shares and ADT Common Shares as reported on the NYSE Composite Transaction Tape, in each case based on published financial sources, and the dividends declared on such shares. The prices and dividends for Tyco have been restated to reflect a two-for-one stock split effected in the form of a stock dividend which was distributed on November 14, 1995.

                                                            ADT Common Shares                            Tyco Common Shares
                                                 ------------------------------------          ------------------------------------
                                                    Market Price            Cash                  Market Price              Cash
                                                 -----------------        Dividends            -----------------          Dividends
                                                 High          Low        Declared             High          Low          Declared
                                                 ----          ---        --------             ----          ---          ---------
1995

First Quarter...........................    $   12 1/4    $    9 5/8    $       -        $    26 13/16   $    23 1/4     $   0.05
Second Quarter..........................        12 1/4        10 1/8            -             29 1/8          25 1/2         0.05
Third Quarter...........................        14 1/8        11 5/8            -             31 5/8          26 11/16       0.05
Fourth Quarter..........................        15 1/4        13                -             35 5/8          29 1/2         0.05
1996
First Quarter...........................    $   18        $   14        $       -        $    39 1/4     $    32 3/8     $   0.05
Second Quarter..........................        19 1/2        16 1/4            -             41 3/8          35 1/8         0.05
Third Quarter...........................        24 3/4        15 7/8            -             44 7/8          35 1/2         0.05
Fourth Quarter..........................        23 1/4        18 1/2            -             56              42 7/8         0.05
1997
First Quarter...........................    $   27 5/8    $   21 1/4    $       -        $    62         $    51 3/4     $   0.05
Second Quarter (through April 1, 1997).         25            24 1/2            -             55              54


               On March 14, 1997, the last full trading day prior to the public announcement of the proposed Merger, the closing price on the NYSE Composite Transaction Tape was $60 1/4 per Tyco Common Share and $21 3/4 per ADT Common Share. On _______, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price on the NYSE Composite Transaction Tape was $___ per share of Tyco Common Share and $___ per ADT Common Share. Shareholders are urged to obtain current market quotations prior to making any decision with respect to the Merger.

               Tyco currently pays quarterly dividends of $0.05 per Tyco Common Share. ADT currently pays no dividends. The Combined Company expects to continue Tyco's dividend practice according to which it would pay quarterly dividends of $0.05 per Combined Company Common Share, although this may be changed at any time by the Combined Company Board. The payment of dividends by the Combined Company in the future will depend on business conditions, the Combined Company's financial condition and earnings and other factors.

         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

               The Merger is to be accounted for in accordance with the pooling of interests method of accounting pursuant to APB Opinion No. 16. The pooling of interests method of accounting assumes that Tyco and ADT have been merged since their inception, and the historical consolidated financial statements for periods prior to consummation of the Merger are restated as though the companies have been combined since their inception. Accordingly, the accompanying unaudited pro forma combined financial information gives effect to the transaction by means of the pooling of interests. Pursuant to Rule 11-02 of Regulation S-X the unaudited pro forma combined financial information excludes the results of operations associated with discontinued operations and extraordinary items.

               The unaudited pro forma combined financial information should be read in conjunction with (i) ADT's consolidated financial statements, including the accounting policies and notes thereto, included in the annual report on Form 10-K for the year ended December 31, 1996, (ii) Tyco's consolidated financial statements, including the accounting policies and notes thereto, included in the annual report on Form 10-K for the year ended June 30, 1996, and (iii) Tyco's combined financial statements and notes thereto included in the quarterly reports on Form 10-Q for the quarterly periods ended September 30, 1996 and December 31, 1996. See "Where You Can Find More Information."

               The unaudited pro forma combined financial information has been prepared in United States dollars in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The unaudited pro forma combined results of operations are not necessarily indicative of future operating results.

               Tyco's fiscal year-end is currently June 30, while ADT's is December 31. For purposes of the unaudited pro forma combined results of operations, Tyco's results have been adjusted to a calendar year basis to conform with that of ADT. Certain figures for the years ended December 31, 1995 and 1994 have been reclassified to conform to the 1996 presentation. In addition, certain figures of Tyco and ADT at December 31, 1996 and for the years ended December 31, 1996, 1995 and 1994 have been reclassified to conform to the combined presentation.

               The unaudited pro forma combined condensed balance sheet gives effect to the Merger as if it had occurred on December 31, 1996, combining the balance sheets of Tyco and ADT at December 31, 1996. The unaudited pro forma combined statements of income give effect to the Merger as if it had occurred on January 1, 1994, combining the results of Tyco and ADT for each of the three years in the period ended December 31, 1996.


               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1996
           (in millions, except share number and per share amounts)


                                                                                        Pro Forma      Pro Forma
                                                            ADT           Tyco         Adjustments      Combined
                                                        ----------     ----------     ------------     ---------

Net sales...........................................    $  1,704.0     $  5,721.8     $                $ 7,425.8
Cost of sales.......................................        (920.0)      (4,132.3)                      (5,052.3)
Selling, general and administrative expenses........        (567.5)        (926.9)                      (1,494.4)
Restructuring and other non-recurring charges.......        (237.3)           -                           (237.3)
Charge for the impairment of long-lived assets......        (744.7)           -                           (744.7)
                                                         ---------      ---------      --------         --------

Operating (loss) income.............................        (765.5)         662.6                         (102.9)
Interest income.....................................          27.5            -             3.0             30.5
Interest expense....................................        (101.0)         (81.3)         (3.0)          (185.3)
Gain (loss) on disposal of businesses...............           1.7            -                              1.7
Other income less expenses..........................         128.8            -                            128.8
                                                         ---------      ---------      --------         --------

(Loss) income from continuing operations before
 income taxes.......................................        (708.5)         581.3                         (127.2)

Income taxes........................................          21.8         (233.2)                        (211.4)

(Loss) income from continuing operations............    $   (686.7)    $    348.1     $                $  (338.6)
                                                         =========      =========      ========         ========

Primary earnings per common share


(Loss) income from continuing
 operations..................................           $    (5.01)    $     2.25     $      --        $   (1.53)
                                                         =========      =========      ========         ========

Weighted average number of common shares (in
thousands)...................................              137,114        154,468                        220,465
                                                         =========      =========      ========         ========




               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1995
           (in millions, except share number and per share amounts)


                                                                                        Pro Forma      Pro Forma
                                                            ADT           Tyco         Adjustments      Combined
                                                        ----------     ----------     ------------     ---------

Net sales...........................................    $  1,783.8     $  4,842.8     $                $ 6,626.6
Cost of sales.......................................        (990.4)      (3,546.3)                      (4,536.7)
Selling, general and administrative expenses........        (558.4)        (772.7)                      (1,331.1)
Restructuring and other non-recurring charges.......         (34.2)           -                            (34.2)
                                                         ---------      ---------      --------         --------

Operating (loss) income.............................         200.8          523.8                          724.6
Interest income.....................................          16.2            -             1.1             17.3
Interest expense....................................        (116.3)         (62.0)         (1.1)          (179.4)
Gain (loss) on disposal of businesses...............         (36.6)           -                            (36.6)
Other income less expenses..........................          (5.0)           -                             (5.0)
                                                         ---------      ---------      --------         --------

(Loss) income from continuing operations before
 income taxes.......................................          59.1          461.8                          520.9

Income taxes........................................         (28.1)        (188.8)                        (216.9)
                                                         ---------      ---------      --------         --------


(Loss) income from continuing operations............         $31.0         $273.0     $                $   304.0
                                                         =========      =========      ========         ========

Primary earnings per common share

(Loss) income from continuing operations............         $0.22          $1.79     $      --        $    1.39
                                                         =========      =========      ========         ========

Weighted average number of common shares (in
  thousands)........................................       138,283        152,655                        219,215
                                                         =========      =========      ========         ========




               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1994
           (in millions, except share number and per share amounts)


                                                                                        Pro Forma      Pro Forma
                                                            ADT           Tyco         Adjustments      Combined
                                                        ----------     ----------     ------------     ---------
Net sales...........................................    $  1,629.4     $  4,230.6     $                $ 5,860.0
Cost of sales.......................................        (913.4)      (3,097.0)                      (4,010.4)
Selling, general and administrative expenses........        (505.5)        (700.5)                      (1,206.0)
Restructuring and other non-recurring charges.......          (4.5)         (37.2)                         (41.7)
                                                         ---------      ---------      --------         --------

Operating (loss) income.............................         206.0          395.9                          601.9
Interest income.....................................          15.2            -             1.3             16.5
Interest expense....................................         (99.3)         (60.8)         (1.3)          (161.4)
Gain (loss) on disposal of businesses...............          (0.3)           -                             (0.3)
Other income less expenses..........................          (4.1)           -                             (4.1)
                                                         ---------      ---------      --------         --------

(Loss) income from continuing operations before
 income taxes.......................................         117.5          335.1                          452.6

Income taxes........................................         (34.9)        (151.4)                        (186.3)
                                                         ---------      ---------      --------         --------


(Loss) income from continuing operations............    $     82.6     $    183.7     $                $   266.3
                                                         =========      =========      ========         ========

Primary earnings per common share

(Loss) income from continuing operations..........      $     0.51     $     1.24     $      --        $    1.18
                                                         =========      =========      ========         ========

Weighted average number of common shares (in
  thousands)........................................       136,148        148,668                        214,200
                                                         =========      =========      ========         ========



             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                             AT DECEMBER 31, 1996
                                 (in millions)

                                                                                        Pro Forma      Pro Forma
                                                            ADT           Tyco         Adjustments      Combined
                                                        ----------     ----------     ------------     ---------
ASSETS
 Current assets:
 Cash and cash equivalents.........................     $    215.9     $     83.5      $               $   299.4
 Accounts receivable, net..........................          210.7          914.8                        1,125.5
 Contracts in process..............................            -            131.6                          131.6
 Inventories.......................................           39.2          765.2                          804.4
 Deferred income taxes.............................            -            144.9                          144.9
 Prepaid expenses and other current assets.........          117.0           94.1                          211.1
                                                         ---------      ---------      --------         --------

 Total current assets..............................          582.8        2,134.1                        2,716.9

 Property, plant and equipment, net................        1,513.6          924.2                        2,437.8
 Goodwill and other intangibles, net...............          458.0        1,837.3                        2,295.3
 Reorganization value in excess of identifiable
   assets..........................................            -             99.4                           99.4
 Deferred income taxes.............................            -             67.2                           67.2
 Long-term investments.............................          100.6            -                            100.6
 Other long-term assets............................           75.4          135.9                          211.3
                                                         ---------      ---------      --------         --------

 Total assets......................................     $  2,730.4     $  5,198.1     $                $ 7,928.5
                                                         =========      =========      ========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
 Short-term debt...................................     $    209.2         $362.8    $                 $   572.0
 Accounts payable..................................          138.0          562.1         (18.6)           681.5
 Other current liabilities.........................          293.6          636.8           3.0            933.4
 Contracts in process - billings in excess of
   cost............................................            -            153.3                          153.3
 Income taxes......................................            -            101.1          15.6            116.7
 Deferred income taxes.............................            -             12.9                           12.9
                                                         ---------      ---------      --------         --------

 Total current liabilities.........................          640.8        1,829.0                        2,469.8

 Long-term debt....................................          910.1          893.7                        1,803.8
 Deferred revenue..................................          146.1            -                            146.1
 Deferred income taxes.............................           91.5           29.0                          120.5
 Other long-term liabilities.......................          182.1          218.4                          400.5
                                                         ---------      ---------      --------         --------

 Total liabilities.................................        1,970.6        2,970.1                        4,940.7
                                                         ---------      ---------      --------         --------
 Total shareholders' equity........................          759.8        2,228.0                        2,987.8
                                                         ---------      ---------      --------         --------

 Total liabilities and shareholders' equity........     $  2,730.4     $  5,198.1      $               $ 7,928.5
                                                         =========      =========      ========         ========


See accompanying notes to unaudited pro forma combined financial information.


                         NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED FINANCIAL INFORMATION


(1) The pro forma combined per share amounts are based on the combined weighted average of ADT Common Shares and Tyco Common Shares for all periods presented based on ADT shareholders, through a reverse stock split, holding 0.48133 of a Combined Company Common Share for each ADT Common Share and the receipt by Tyco shareholders in the Merger of one Combined Company Common Share for each Tyco Common Share.

(2) Certain reclassifications, none of which affects (loss) income from continuing operations, have been made to the Tyco statements of income in the pro forma combined statements of income to conform classifications of interest income. The pro forma adjustments to the balance sheet were required to classify on a consistent basis income taxes payable and employee payroll withholdings.

(3) Primary (loss) earnings per common share from continuing operations for ADT, after deducting dividends on ADT convertible preference shares, was based on adjusted net (loss) income from continuing operations available to common shareholders of ($687.0) million in 1996, $30.7 million in 1995 and $69.3 million in 1994.

(4) There were no material transactions between Tyco and ADT during any of the periods presented.

(5) Total transaction costs to be incurred by Tyco and ADT in connection with the Merger are estimated to be approximately $75 million. These costs, related to legal, printing, accounting, financial advisory services and other related expense, will be charged against income upon consummation of the Merger. A restructuring charge to operations by the Combined Company is expected to occur subsequent to the Merger to reflect the combination of the two companies. Such charges may include amounts with respect to the elimination of excess facilities, the write-off of certain goodwill and fixed assets and severance costs. The effects of these costs have not been reflected in this pro forma combined condensed financial information.

(6) The Tyco share and per share amounts for 1995 and 1994 have been restated to reflect a two-for-one stock split effected in the form of a stock dividend which was distributed on November 14, 1995.

(7) In 1996 ADT recorded certain non-recurring items including (i) a non-cash charge relating to the write-down of specific assets to their estimated fair values in accordance with SFAS 121, (ii) a charge principally relating to costs associated with integrating the businesses of ASH in the United Kingdom and the United States into ADT, together with the costs of administrative accounting, management information and technological infrastructure enhancements currently being implemented in the United States electronic security services division, (iii) a gain arising on the sale of ADT's entire interest in Limelight Group plc, which was recorded in the balance sheet at a nominal value and
    (iv) a gain represented by cash receivable as a result of the settlement of ADT's litigation against BDO Binder Hamlyn. ADT's historical net income before these non-recurring items amounted to $140.3 million, or $0.98 per share ($0.93 per share on a fully diluted basis). On a pro forma combined basis, net income before these non-recurring items is $488.4 million, or $2.19 per share ($2.14 per share on a fully diluted basis).


                          ROLE OF FINANCIAL ADVISORS

               In connection with the proposed Merger, Tyco and ADT retained financial advisors to assist their Boards of Directors in connection with consideration of the Merger Agreement. Tyco retained Credit Suisse First Boston as its exclusive financial advisor, and ADT retained Merrill Lynch as its financial advisor. Tyco and ADT entered into engagement letters with their financial advisors providing for customary fee, expense reimbursement and indemnification terms.


               In deciding to approve the Merger, the Boards of Directors of Tyco and ADT considered opinions from their respective financial advisors as to the fairness of the Exchange Ratio to shareholders from a financial point of view. These opinions are described below and are attached as Annexes II and III to this Joint Proxy Statement/Prospectus. You are encouraged to read these opinions in their entirety and to consider them carefully.

Opinion of Tyco's Financial Advisor

               Tyco retained Credit Suisse First Boston to act as its exclusive financial advisor in connection with the Merger based upon Credit Suisse First Boston's experience and expertise. On March 16, 1997, Credit Suisse First Boston delivered to the Tyco Board its written opinion (the "Credit Suisse First Boston Opinion") that, based upon and subject to the factors and assumptions set forth in the Credit Suisse First Boston Opinion, as of such date, the Exchange Ratio was fair from a financial point of view to the shareholders of Tyco. No limitations were imposed by the Tyco Board upon Credit Suisse First Boston with respect to investigations made or procedures followed by Credit Suisse First Boston in rendering its opinion.

               The full text of the Credit Suisse First Boston Opinion, which sets forth the assumptions and qualifications made, matters considered and limitations on the review undertaken by Credit Suisse First Boston, is attached as Annex II to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders of Tyco are urged to read the Credit Suisse First Boston Opinion in its entirety and to consider it carefully. The Credit Suisse First Boston Opinion was provided to the Tyco Board for its information in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder as to how to vote on the Merger. The summary of the Credit Suisse First Boston Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Credit Suisse First Boston Opinion set forth in Annex II and incorporated herein by reference.

               The summary set forth below does not purport to be a complete description of the analyses underlying the Credit Suisse First Boston Opinion or the presentation made by Credit Suisse First Boston to the Tyco Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying the Credit Suisse First Boston Opinion.

               In performing its analyses, Credit Suisse First Boston made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Tyco or ADT. Any estimates contained in the analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the Credit Suisse First Boston Opinion and Credit Suisse First Boston's presentation to the Tyco Board were among several factors taken into consideration by the Tyco Board in making its determination to approve the Merger. Consequently, the Credit Suisse First Boston analyses described below should not be viewed as, and were not, determinative of the opinion of the Tyco Board or Tyco's management with respect to the Exchange Ratio.

               In arriving at its opinion, Credit Suisse First Boston reviewed certain publicly available business and financial information relating to Tyco and ADT, as well as a draft dated March 15, 1997 of the Merger Agreement. Credit Suisse First Boston also reviewed certain other information, including financial forecasts, provided to it by Tyco and ADT, and met with the managements of Tyco and ADT to discuss the business and prospects of Tyco and ADT. In addition, Credit Suisse First Boston reviewed certain estimates provided to it by Tyco of the cost savings and synergies expected to result from the Merger, and met with the management of Tyco to discuss such cost savings and synergies. Credit Suisse First Boston also considered certain financial and stock market data of Tyco and ADT, compared that data with similar data for other publicly held companies in businesses similar to those of Tyco and ADT and considered the financial terms of certain other business combinations and other transactions which have recently been effected. In addition, Credit Suisse First Boston considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

               In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Tyco and ADT as to the future financial performance of Tyco and ADT. Credit Suisse First Boston also assumed that the estimates provided to it by Tyco of the cost savings and synergies expected to result from the Merger reflect the best currently available estimates and judgments of such management as to such cost savings and synergies. Credit Suisse First Boston relied on the conclusions of Tyco and its counsel as to the impact of the Merger on the current tax status of ADT. Credit Suisse First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Tyco or ADT, nor was it furnished with any such evaluations or appraisals. The Credit Suisse First Boston Opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. Credit Suisse First Boston did not express any opinion as to what the value of the Combined Company Common Shares actually will be when issued to Tyco's shareholders pursuant to the Merger or the prices at which the Combined Company Common Shares will trade subsequent to the Merger.

               The following is a summary of the analyses performed by Credit Suisse First Boston in connection with the preparation of the Credit Suisse First Boston Opinion.

               Comparative Stock Price Performance Analysis. Credit Suisse First Boston reviewed the per share daily closing prices of Tyco Common Shares and of ADT Common Shares over the period from March 14, 1996 to March 14, 1997 compared with the performance of the Standard & Poor's 500 Index ("S&P 500").

               Discounted Cash Flow Analysis. Credit Suisse First Boston performed a discounted cash flow analysis for fiscal years 1997 to 2006 to estimate the present value of the stand-alone unlevered free cash flows that the ADT Security Services businesses (i.e., all of ADT excluding CarCop and the vehicle auction businesses) ("Security Services") are expected to generate if Security Services performs in accordance with the scenarios based on certain financial forecasts. For purposes of this analysis, unlevered free cash flows were defined as net income plus depreciation plus amortization plus deferred taxes less capital expenditures less investment in working capital.

               Credit Suisse First Boston performed its analyses based on financial forecasts provided to it by ADT, which were adjusted for three separate scenarios for Security Services: a management case (the "ADT Management Case"), an adjusted ADT Management Case (the "Adjusted Case") and a conservative case (the "Conservative Case"). The ADT Management Case reflects ADT's current budget, including ADT management forecasts for fiscal years 1997 through 2001 and forecasts for fiscal years 2002 through 2006 based upon the first five years' performance, as adjusted to reflect reduced growth rates in new subscribers. The Adjusted Case was developed by Credit Suisse First Boston and reviewed and approved by Tyco management. The Adjusted Case adjusts the ADT Management Case to provide for slower installation growth in the residential and commercial markets and higher expenses. The Conservative Case was developed by Credit Suisse First Boston. The Conservative Case reflects adjustments to the Adjusted Case to provide for slower installation growth in the residential and commercial markets and higher expenses.

               Credit Suisse First Boston calculated terminal values for Security Services by applying a range of multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") to the fiscal year 2006 EBITDA from 7.0x to 8.0x in each of the above three scenarios. These EBITDA multiples were based on ADT's current trading multiples of 9.7x fiscal year 1996 EBITDA and 7.6x fiscal year 1997 estimated EBITDA as well as ADT's tax rate of 30% for book purposes and 11.0% to 15.0% on a cash basis. The unlevered free cash flow streams and terminal values were then discounted using a range of discount rates from 11.5% to 12.5%. The discount rate range was selected based on an analysis of ADT's weighted average cost of capital. Based on this analysis, the enterprise values for Security Services ranged from $5.1 billion to $6.1 billion for the ADT Management Case, $4.2 billion to $5.0 billion for the Adjusted Case and $3.9 billion to $4.6 billion for the Conservative Case. Credit Suisse First Boston calculated the implied equity value ranges for each of these cases by subtracting from the enterprise value ranges the value of ADT's non-convertible debt of $792 million and adding the value of ADT's cash, long-term investments, option and warrant proceeds of $831 million and the estimated value range for ADT's Car Cop and Auto Auction businesses of $500 to $600 million. Based on this analysis and assuming 193.8 million fully-diluted ADT Common Shares outstanding, the implied equity values for ADT ranged from $29.10 to $34.77 per ADT Common Share for the ADT Management Case, $24.45 to $29.10 per ADT Common Share for the Adjusted Case, and $22.91 to $27.03 per ADT Common Share for the Conservative Case.

               Credit Suisse First Boston also considered the potential synergies from cost savings that Tyco management anticipates would result from the Merger. Based on Tyco management's estimated cost savings of $40.0 million, $50.0 million and $60.0 million in fiscal years 1998, 1999 and 2000, respectively, and an assumed growth rate of 3.0% per year thereafter with an 11.0% to 12.0% capitalization rate, Credit Suisse First Boston estimated a range of present values for such cost savings of $364.0 million to $411.0 million (or $1.88 to $2.12 per ADT Common Share). Including synergies, the implied equity values (based on the same adjustments to enterprise value described above) for ADT ranged from $30.98 to $36.89 per ADT Common Share for the ADT Management Case, $26.33 to $31.22 per ADT Common Share for the
Adjusted Case and $24.79 to $29.15 per ADT Common Share for the Conservative
Case.

               Contribution Analysis. Credit Suisse First Boston reviewed the relative contribution of Tyco and ADT to fiscal years 1997 and 1998 operating cash flow and net income and derived therefrom an implied exchange ratio and estimated implied ADT share values. Fiscal years 1997 and 1998 operating cash flow and net income estimates were based on, for Tyco, discussions with Tyco management and, for ADT, the Adjusted Case. For Tyco, operating cash flow and net income for fiscal year 1997 were estimated to be $963.0 million and $391.7 million, respectively (or $5.70 and $2.32, respectively, per Tyco Common Share), and, for fiscal year 1998, $1.076 billion and $487.8 million, respectively (or $6.37 and $2.89, respectively, per Tyco Common Share). For ADT, operating cash flow and net income for fiscal year 1997 were estimated to be $514.7 million and $178.9 million, respectively (or $2.66 and $0.92, respectively, per ADT Common Share), and, for fiscal year 1998, $630.8 million and $267.8 million, respectively (or $3.26 and $1.38, respectively, per ADT Common Share). This analysis yielded implied exchange ratios, based on estimated operating cash flow and net income for fiscal year 1997, of 0.466 and 0.398, respectively, and, for fiscal year 1998, 0.511 and 0.479, respectively. Credit Suisse First Boston assumed a share price for Tyco Common Shares of $60.25 which indicated estimated implied ADT Common Share values, based upon operating cash flow and net income for fiscal year 1997, of $28.08 and $24.00, respectively, and, for fiscal year 1998, $30.80 and $28.85, respectively.

               Pro Forma Analysis. Based on the Adjusted Case forecasts for ADT and Tyco management's forecasts for Tyco, Credit Suisse First Boston analyzed pro forma earnings per share ("EPS") for Tyco for fiscal years 1998, 1999 and 2000. Excluding one-time restructuring charges, Credit Suisse First Boston estimated increases in EPS for the Combined Company in fiscal years 1998, 1999 and 2000 of 6.9%, 14.1% and 15.6%, respectively.

               Pursuant to a letter agreement dated March 15, 1997 between Tyco and Credit Suisse First Boston, Tyco agreed to pay Credit Suisse First Boston for services rendered thereunder a fee of up to $5 million, to be paid upon the closing of the Merger. Tyco also agreed to reimburse Credit Suisse First Boston for all out-of-pocket expenses, including the fees and expenses of its legal counsel and any other advisor retained by Credit Suisse First Boston, resulting from or arising out of the engagement. Tyco further agreed to indemnify Credit Suisse First Boston and certain related persons and entities for certain losses, claims, damages or liabilities (including actions or proceedings in respect thereof) related to or arising out of, among other things, its engagement as financial advisor.

               Tyco retained Credit Suisse First Boston based upon Credit Suisse First Boston's experience and expertise. In the past, Credit Suisse First Boston has performed certain investment banking services for Tyco and ADT and has received customary fees for such services. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Tyco and ADT for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of ADT's Financial Advisor

               The ADT Board engaged Merrill Lynch to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement based upon Merrill Lynch's qualifications, expertise and reputation, as well as Merrill Lynch's prior investment banking relationships and familiarity with ADT and Tyco. In addition, Merrill Lynch has been acting, and continues to act, as financial advisor to ADT in connection with the Western Offer and the Western Proposals Meeting. On March 16, 1997, Merrill Lynch rendered its oral opinion, which Merrill Lynch subsequently confirmed in writing as of March 17, 1997 (the "Merrill Lynch Opinion") to the ADT Board that, as of that date, and based upon the assumptions made, matters considered and limits of review described in the opinion, the Exchange Ratio was fair to the shareholders of ADT from a financial point of view.

               A copy of the Merrill Lynch Opinion, setting forth the assumptions made, matters considered and limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex III to this Joint Proxy Statement/Prospectus. Merrill Lynch addressed its opinion to the ADT Board. The Merrill Lynch Opinion is directed only to the fairness of the Exchange Ratio to the shareholders of ADT from a financial point of view and does not address the merits of the underlying decision of ADT to engage in the Merger or constitute a recommendation to any shareholder as to how such shareholder should vote on matters relating to the Merger. The following discussion regarding the Merrill Lynch Opinion is qualified in its entirety by reference to the full text of the Merrill Lynch Opinion.

               In arriving at the Merrill Lynch Opinion, Merrill Lynch (i) reviewed Tyco's Annual Reports on Form 10-K and related audited financial statements for the five fiscal years ended June 30, 1996, Tyco's Quarterly Reports on Form 10-Q and the related unaudited financial statements for the quarterly periods ending September 30, 1996 and December 31, 1996, and Tyco's Prospectus dated February 5, 1997 and the related Prospectus Supplement dated February 27, 1997 with respect to the offer and sale by Tyco of 10,000,000 Tyco Common Shares (the "February 1997 Offering"); (ii) reviewed ADT's Annual Reports on Form 10-K and related audited financial statements for the five fiscal years ended December 31, 1995, ADT's Quarterly Reports on Form 10-Q and the related unaudited financial statements for the quarterly periods ending March 31, 1996, June 30, 1996 and September 30, 1996, ADT's filings with the SEC in connection with ADT's proposed merger with Republic that was terminated in September 1996 and ADT's Current Report on Form 8-K, as amended to September 5, 1996, filed in connection with the acquisition by ADT of ASH;
(iii) reviewed certain financial information, including financial forecasts, relating to the financial condition, business, earnings, cash flow, assets, liabilities, and prospects of Tyco and ADT, that were furnished to Merrill Lynch by Tyco and ADT, respectively; (iv) conducted discussions with members of senior management of Tyco and ADT concerning their respective financial condition, business, earnings, cash flow, assets, liabilities, operations, contingencies and prospects; (v) reviewed the historical market prices and trading activity for Tyco Common Shares and ADT Common Shares and compared such data with indices that Merrill Lynch deemed relevant; (vi) compared the respective financial condition and results of operations of Tyco and ADT with that of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vii) compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions that Merrill Lynch deemed to be relevant; (viii) reviewed the amount and timing of the projected cost savings, the related expenses required to achieve such savings, and the revenue enhancements expected to result from the Merger (the "Expected Synergies"), as presented by the managements of ADT and Tyco; (ix) considered the pro forma impact of the transactions contemplated by the Merger Agreement on the income statement, balance sheet and cash flows of ADT; (x) reviewed a draft of the Merger Agreement dated March 15, 1997; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account other matters that Merrill Lynch deemed necessary.

               In preparing the Merrill Lynch Opinion, with ADT's consent Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by ADT and Tyco. Merrill Lynch did not assume responsibility for independently verifying that information or undertake an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of ADT or Tyco or any of their subsidiaries, nor was Merrill Lynch furnished any such evaluation or appraisal. In addition, Merrill Lynch did not conduct any physical inspection of the properties or facilities of ADT or Tyco. With respect to the financial forecasts (including the Expected Synergies) furnished by ADT and Tyco, with ADT's consent, Merrill Lynch assumed that those forecasts were reasonably prepared and reflected the best currently available estimates, allocations and judgements of the respective managements of ADT and Tyco as to the future financial performance of ADT, Tyco or the Combined Company, as the case may be. Merrill Lynch also assumed with ADT's consent that the Merger will be accounted for as a pooling of interests under U.S. GAAP.

               The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the Merrill Lynch Opinion. In rendering the Merrill Lynch Opinion, Merrill Lynch assumed with ADT's consent that, in the course of obtaining the necessary regulatory or other consents or approvals for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

               Merrill Lynch was not authorized or requested to, and, accordingly, with ADT's consent did not, solicit any other company or person with respect to entering into a business combination with or acquisition of ADT.

               In rendering the Merrill Lynch Opinion, Merrill Lynch took the Western Offer into account.

               The following summarizes certain financial and comparative analyses presented by Merrill Lynch to the ADT Board at its meeting on March 16, 1997. These analyses were also among the analyses considered by Merrill Lynch in rendering the Merrill Lynch Opinion. This summary does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion.

               In performing its analyses, Merrill Lynch utilized two sets of projections provided by ADT's management (respectively, "ADT's Sensitivity Case" and "ADT's Base Case") and two sets of projections provided by Tyco's management (respectively, "Tyco's Sensitivity Case" and "Tyco's Base Case"), as well as estimates of future earnings and earnings growth published by First Call Corp. ("First Call") and I/B/E/S International, Inc. ("I/B/E/S"). First Call and I/B/E/S are on-line data services that monitor and publish compilations of earnings estimates produced by selected research analysts on certain public companies. In addition, Merrill Lynch performed its analyses and made its presentation to the ADT Board without taking into account the Reverse Stock Split because at the time such analyses were performed, the Reverse Stock Split was scheduled to occur after the Merger. For this reason, the Merrill Lynch analyses were based on a pre-Reverse Stock Split Exchange Ratio of 2.0776 ADT Common Shares for each Tyco Common Share.

               Overview of Proposed Merger. Based on Tyco's closing stock price of $60.25 per Tyco Common Share as of March 14, 1997 (the last trading day prior to public announcement of the proposed transaction) ("Tyco's Closing Price") and the pre-Reverse Stock Split Exchange Ratio of 2.0776 ADT Common Shares for each Tyco Common Share, Merrill Lynch determined that the proposed transaction provided an implied price to ADT shareholders of $29.00 per ADT Common Share (determined by dividing Tyco's Closing Price by the Exchange Ratio) (the "Implied Price") and an implied premium to ADT shareholders of (i) 33.3% based on ADT's closing stock price of $21.75 per ADT Common Share on March 14, 1997 (the last trading day prior to announcement of the proposed Merger) (the "ADT Closing Price") and (ii) 44.1% based on ADT's closing stock price of $20.13 per ADT Common Share on December 17, 1997 (the last trading day prior to the initial announcement of the Western Offer) (the "Reference Price"). In addition, Merrill Lynch determined that, on a pro forma fully-diluted basis, ADT shareholders would own approximately 35.6% of the Combined Company and Tyco shareholders would own approximately 64.4% of the Combined Company.

               Merrill Lynch analyzed a matrix of implied price multiples and related financial data, based on a range of prices for an ADT Common Share from $20.13 to $31.00, reflecting a range of implied premiums relative to the Reference Price of 0% to 54%. Merrill Lynch determined that the Implied Price represented (i) a 44% premium for ADT shareholders relative to the Reference Price, (ii) a $5,609.3 million implied offer value ("Merger Offer Value"), assuming 193.4 million fully-diluted ADT Common Shares outstanding, and (iii) a $5,559.6 million implied "Adjusted Transaction Value" (Merger Offer Value plus net debt at December 31, 1996 after adjustment to reflect (a) option proceeds of $239.6 million, (b) proceeds of $300.0 million from the exercise of the Republic Warrant, (c) proceeds of $86.1 million related to settlement of litigation and (d) conversion of ADT's outstanding LYONs). Merrill Lynch determined that the implied Adjusted Transaction Value based on the Implied Price represented a multiple of (i) ADT's EBITDA of 12.2x for fiscal year ("FY") 1996 and 9.3x for FY 1997 based on ADT's Sensitivity Case, (ii) ADT's earnings before interest and taxes ("EBIT") of 24.0x for FY 1996 and 15.9x for FY 1997 based on ADT's Sensitivity Case, and (iii) ADT's annualized recurring revenues of 6.0x. Merrill Lynch further determined that the Implied Price represented a multiple of ADT's EPS based on First Call estimates of 24.6x for FY 1997 and 20.7x for FY 1998.

               Merrill Lynch analyzed a variety of price to earnings ratios (each, a "P/E Ratio") for Tyco (based on Tyco's Closing Price) and ADT (based on ADT's Closing Price and the Implied Price) using calendarized earnings estimates based on data provided by ADT and Tyco, as well as First Call and I/B/E/S data. The P/E Ratios for Tyco were as follows: (i) for 1997 (a) 22.5x based on Tyco's Sensitivity Case EPS, (b) 21.8x based on Tyco's Base Case EPS and (c) 21.8x based on First Call Tyco EPS, and (ii) for 1998 (a) 19.8x based on Tyco's Sensitivity Case EPS, (b) 18.1x based on Tyco's Base Case EPS and (c) 18.4x based on First Call Tyco EPS. The P/E Ratios for ADT were as follows: (i) for 1997 (a) based on ADT's Sensitivity Case EPS, 16.7x based on ADT's Closing Price and 22.3x based on the Implied Price, (b) based on ADT's Base Case EPS, 16.4x based on ADT's Closing Price and 21.8x based on the Implied Price, and (c) based on First Call ADT EPS, 18.4x based on ADT's Closing Price and 24.6x based on the Implied Price, and (ii) for 1998 (a) based on ADT's Sensitivity Case EPS, 13.5x based on ADT's Closing Price and 18.0x based on the Implied Price, (b) based on ADT's Base Case, 12.8x based on ADT's Closing Price and 17.1x based on the Implied Price, and (c) based on First Call ADT EPS, 15.5x based on ADT's Closing Price and 20.7x based on the Implied Price. Merrill Lynch also analyzed Tyco's and ADT's 1997 P/E Ratios divided by their respective estimated five-year earnings growth rates as published by I/B/E/S ("P/E Growth Multiple"). For Tyco, the P/E Growth Multiple was (i) 125% based on Tyco's Sensitivity Case EPS, (ii) 121% based on Tyco's Base Case EPS and (iii) 121% based on First Call Tyco EPS. For ADT, the P/E Growth Multiple was (i) based on ADT's Sensitivity Case EPS, 93% based on ADT's Closing Price and 124% based on the Implied Price, (ii) based on ADT's Base Case EPS, 91% based on ADT's Closing Price and 121% based on the Implied Price and (iii) based on First Call ADT EPS, 102% based on ADT's Closing Price and 137% based on the Implied Price.

               Merrill Lynch reviewed and charted the daily closing price of ADT Common Shares and Tyco Common Shares for the year ended March 12, 1997 and the weekly closing price of ADT Common Shares and Tyco Common Shares for the three years ended March 12, 1997. Merrill Lynch indexed that data against the closing price performance of the S&P 500 over the same periods. Merrill Lynch also reviewed and charted the daily trading volume of Tyco Common Shares over the one- and three-year periods ended March 12, 1997.

               ADT Discounted Cash Flow Analysis. Merrill Lynch presented a discounted cash flow analysis of ADT based upon ADT's Sensitivity Case and ADT's Base Case with respect to ADT's five-year stream of unlevered free cash flow and each of (i) terminal values based upon multiples of 8.0x, 8.5x and 9.0x projected FY 2001 EBITDA ("EBITDA Terminal Value Methodology") and (ii) terminal values based upon multiples of 17.0x, 18.0x and 19.0x projected FY 2001 tax effected EBIT before goodwill amortization ("EBITA") ("EBITA Terminal Value Methodology"), applying a range of discount rates resulting from an analysis of ADT's weighted average cost of capital of 11.0%, 11.5%, 12.0%, 12.5% and 13.0%. This analysis resulted in (a) with respect to ADT's Base Case, total equity value per share ranging from (I) $29.63 to $35.64 based on EBITDA Terminal Value Methodology and (II) $29.35 to $35.09 based on EBITA Terminal Value Methodology, and (b) with respect to ADT's Sensitivity Case, total equity value ranging from (I) $26.16 to $31.40 based on EBITDA Terminal Value Methodology and (II) $25.14 to $29.98 based on EBITA Terminal Value Methodology. Merrill Lynch also performed and summarized a variety of sensitivity analyses with respect to ADT's discounted cash flows (under both ADT's Sensitivity Case and ADT's Base Case) that considered the effect of changes to certain variables, including ADT's residential installation growth rate, residential installation fees and cancellation rates.

               ADT Comparable Companies Analysis. Merrill Lynch compared certain financial and operating information data, including market value of common equity ("Market Value") and market capitalization (Market Value plus preferred equity at liquidation value, short-term debt, long-term debt and minority interest, less cash and marketable securities) ("Market Capitalization"), for ADT with the following companies (collectively, the "ADT Public Comparables"): Borg-Warner Security Corporation, Holmes Protection Group, Inc., Honeywell Inc., Pittston Brink's Group, Protection One, Inc., and Rollins, Inc. In performing the comparable companies analysis with respect to ADT, Merrill Lynch used calendarized earnings estimates for the ADT Public Comparables based on First Call and I/B/E/S data, and Merrill Lynch used the Reference Price for ADT. Merrill Lynch determined that with respect to (i) Market Capitalization as a multiple of sales for the latest twelve months ("LTM") for the ADT Public Comparables, the mean was 1.65x and the median was 1.33x, compared to 2.16x for ADT, (ii) Market Capitalization as a multiple of LTM EBITDA for the ADT Public Comparables, the mean was 9.0x and the median was 9.1x, compared to 8.4x for ADT, and (iii) Market Capitalization as a multiple of LTM EBIT for the ADT Public Comparables, the mean was 13.1x and the median was 13.3x, compared to 16.6x for ADT. Merrill Lynch also determined that with respect to P/E Ratios for the ADT Public Comparables, the mean was 24.2x for 1996, 19.0x for 1997 and 14.9x for 1998 and the median was 25.2x for 1996, 17.5x for 1997 and 14.9x for 1998, compared to 21.0x for 1996,
17.1x for 1997 and 14.4x for 1998 for ADT. Merrill Lynch also determined the mean and median 1997 P/E Ratios as multiples of the sum of current dividend yield plus the five-year I/B/E/S projected EPS growth rate for the ADT Public Comparables were 1.25x and 1.22x, respectively, compared to 0.95x for ADT. Merrill Lynch also determined that with respect to (i) the LTM EBITDA margin for the ADT Public Comparables, the mean was 18.4% and the median was 14.1%, compared to 25.8% for ADT, (ii) the LTM EBIT margin for the ADT Public Comparables, the mean was 8.8% and the median was 9.0%, compared to 13.0% for ADT, (iii) the estimated EPS growth rate from 1996 to 1997 for the ADT Public Comparables, the mean was 30.7% and the median was 15.1%, compared to 22.9% for ADT, (iv) the I/B/E/S five-year projected EPS growth rate for the ADT Public Comparables, the mean was 17.4% and the median 15.0%, compared to 18.0% for ADT, and (iv) the dividend yield for the ADT Public Comparables, the mean was 0.8% and the median was 0.2%, compared to 0.0% for ADT. Merrill Lynch determined, however, that because of ADT's size and market leadership position and the quality of its contractually recurring revenue base, as well as the differing lines of business comprising each of the ADT Public Comparables, the comparable company analysis was not indicative of the value of ADT Common Shares.

               ADT Comparable Acquisitions Analysis. Merrill Lynch also reviewed the financial terms of fourteen acquisitions of security companies (the "Selected Acquisitions"). Merrill Lynch analyzed ratios comparing offer value ("Offer Value") and transaction value ("Transaction Value") to various financial data. Merrill Lynch determined that, with respect to (i) Offer Value (for acquisitions of less than 100% of the target's equity, Offer Value was equal to purchase price grossed-up as if 100% of the target's entity was acquired) as a multiple of net income, the mean was 26.0x and the median was 26.6x, (ii) Offer Value as a multiple of book value, the mean was 1.41x and the median was 2.09x, (iii) Transaction Value as a multiple of LTM EBIT, the mean was 14.9x and the median was 14.1x, (iv) Transaction Value as a multiple of LTM EBITDA, the mean was 9.7x and the median was 9.3x, and (v) Transaction Value as a multiple of LTM sales, the mean was 1.86x and the median was 2.14x. Merrill Lynch determined, however, that because of ADT's size and market leadership position, and the quality of its contractually recurring revenue base, the comparable acquisitions analysis was not indicative of the value of ADT Common Shares.

               Tyco Comparable Companies Analysis. Merrill Lynch compared certain financial and operating information data, including Market Value and Market Capitalization, for Tyco with the following companies (the "Tyco Public Comparables"): AlliedSignal Inc., Dover Corporation, Emerson Electric Co., General Electric Company and United Technologies Corporation. Using earnings estimates for the Tyco Public Comparables and Tyco based on First Call estimates calendarized to reflect a December 31st year end, Merrill Lynch determined that with respect to Market Value as a multiple of (i) LTM net income applicable to common for the Tyco Public Comparables, the mean was 21.0x and the median was 21.2x, compared to 29.1x for Tyco, (ii) estimated 1997 EPS for the Tyco Public Comparables, the mean was 18.5x and the median was 19.0x, compared to 21.8x for Tyco, (iii) estimated 1998 EPS for the Tyco Public Comparables, the mean was 16.4x and the median was 16.5x, compared to 18.4x for Tyco, (iv) LTM cash flow (income available to common plus depreciation, depletion and amortization and deferred taxes, less unremitted earnings of unconsolidated subsidiaries) for the Tyco Public Comparables, the mean was 13.0x and the median was 13.6x, compared to 17.2x for Tyco, and (v) latest fiscal quarter common shareholders' equity for the Tyco Public Comparables, the mean was 4.73x and the median was 4.74x, compared to 4.55x for Tyco. Merrill Lynch also determined that for the Tyco Public Comparables the mean quotient of 1997 P/E Ratio divided by I/B/E/S projected five-year EPS growth was 150%, compared to 121% for Tyco. Merrill Lynch determined that with respect to Market Capitalization as a multiple of (i) LTM EBITDA for the Tyco Public Comparables, the mean was 9.8x and the median was 10.0x, compared to 12.8x for Tyco, (ii) LTM EBIT for the Tyco Public Comparables, the mean was 12.9x and the median was 12.3x, compared to 16.1 for Tyco, and (iii) LTM sales for the Tyco Public Comparables, the mean was 1.67x and the median was 1.60x, compared to 1.86x for Tyco.

               Comparative Discounted Cash Flow Analysis. Merrill Lynch analyzed the relative discounted cash flow values of a Tyco Common Share and an ADT Common Share by using data from the ADT discounted cash flow analysis described above (utilizing discount rates of 11.5%, 12.0% and 12.5% and terminal EBITDA multiples of 8.0x, 8.5x and 9.0x) and data from a discounted cash flow analysis of Tyco performed using methods similar to those used in performing the ADT discounted cash flow analysis. With respect to Tyco, Merrill Lynch applied discount rates of 12.0%, 12.5% and 13.0% (derived from an analysis of Tyco's weighted average cost of capital) and terminal EBITDA multiples of 11.5x, 12.0x and 12.5x resulting in Tyco equity values per share ranging from (i) $71.15 to $80.19 based on Tyco's Base Case and (ii) $64.92 to $73.17 based on Tyco's Sensitivity Case. Merrill Lynch then compared the Tyco equity values per Tyco Common Share and the equity values per ADT Common Share and arrived at ranges of implied exchange ratios ("DCF Implied Exchange Ratios") from (i) 2.294 to 2.357 based on ADT's Base Case and Tyco's Base Case, (ii) 2.603 to 2.671 based on Tyco's Base Case and ADT's Sensitivity Case, (iii) 2.093 to 2.151 based on Tyco's Sensitivity Case and ADT's Base Case and (iv) 2.374 to 2.438 based on Tyco's Sensitivity Case and ADT's Sensitivity Case. Merrill Lynch also compared the DCF Implied Exchange Ratios to the pre-Reverse Stock Split Exchange Ratio of 2.0776 ADT Common Shares for each Tyco Common Share.

               Impact of Expected Synergies. Merrill Lynch also calculated discounted cash flow values for two projected cases for Expected Synergies (the "High Synergy Case" and the "Low Synergy Case") and attributed 50% and 100% of such discounted cash flow values to Tyco's equity values per share for purposes of the analysis of relative discounted cash flows. Merrill Lynch concluded that the incremental effect on the DCF Implied Exchange Ratios for ADT's Sensitivity Case and ADT's Base Case ranged from (i) 0.0387 to 0.0457 if 50% of the Low Synergy Case were attributed to Tyco's standalone value, (ii)
0.0774 to 0.0915 if 100% of the Low Synergy Case were attributed to Tyco's standalone value, (iii) 0.0703 to 0.0832 if 50% of the High Synergy Case were attributed to Tyco's standalone value and (iv) 0.1407 to 0.1663 if 100% of the High Synergy Case were attributed to Tyco's standalone value.

               Contribution Analysis. Merrill Lynch performed a contribution analysis and determined the respective contributions of ADT and Tyco to the projected pro forma combined fully-diluted net income applicable to common and cash flow (fully-diluted net income applicable to common plus depreciation and amortization less capital expenditures), assuming no synergies or transaction adjustments. Merrill Lynch noted that ADT shareholders would account for 35.6% of the Combined Company's common equity on a fully-diluted basis. Based on Tyco's Base Case and ADT's Base Case, Merrill Lynch estimated that ADT would contribute (i) 34.3% in FY 1997, 36.1% in FY 1998, 37.6% in FY 1999,
38.1% in FY 2000 and 38.5% in FY 2001 to the Combined Company's projected pro forma fully-diluted net income applicable to common and (ii) 11.5% in FY 1997, 20.1% in FY 1998, 27.1% in FY 1999, 27.3% in FY 2000 and 27.7% in FY 2001 to
the Combined Company's projected pro forma cash flow. Based on Tyco's Base Case and ADT's Sensitivity Case, Merrill Lynch estimated that ADT would contribute (i) 33.8% in FY 1997, 34.7% in FY 1998, 35.5% in FY 1999, 35.1% in
FY 2000 and 34.7% in FY 2001 to the Combined Company's projected pro forma fully-diluted net income applicable to common and (ii) 10.7% in FY 1997, 19.9% in FY 1998, 27.0% in FY 1999, 27.2% in FY 2000 and 27.3% in FY 2001 to the
Combined Company's projected pro forma cash flow. Based on Tyco's Sensitivity Case and ADT's Base Case, Merrill Lynch estimated that ADT would contribute
(i) 35.1% in FY 1997, 38.2% in FY 1998, 40.5% in FY 1999, 40.7% in FY 2000 and
41.1% in FY 2001 to the Combined Company's projected pro forma fully-diluted net income applicable to common and (ii) 11.8% in FY 1997, 21.5% in FY 1998, 29.2% in FY 1999, 29.1% in FY 2000 and 29.4% in FY 2001 to the Combined Company's projected pro forma cash flow. Based on Tyco's Sensitivity Case and ADT's Sensitivity Case, Merrill Lynch estimated that ADT would contribute (i) 34.6% in FY 1997, 36.8% in FY 1998, 38.2% in FY 1999, 37.6% in FY 2000 and
37.1% in FY 2001 to the Combined Company's projected pro forma fully-diluted net income applicable to common and (ii) 11.0% in FY 1997, 21.2% in FY 1998, 29.1% in FY 1999, 28.9% in FY 2000 and 29.0% in FY 2001 to the Combined Company's projected pro forma cash flow.

               Pro Forma Accretion/Dilution Analysis. Based on the High Synergy Case, from ADT's perspective, the pro forma impact on ADT's estimated EPS would be (i) accretive by 3.7% in FY 1997 and 2.3% in FY 1998 and dilutive by 0.6% in FY 1999, 2.5% in FY 2000 and 3.9% in FY 2001 based on Tyco's Base Case and ADT's Base Case, (ii) accretive by 5.2% in FY 1997, 6.3% in FY 1998, 5.5% in FY 1999, 5.9% in FY 2000 and 6.8% in FY 2001 based on Tyco's Base Case and ADT's Sensitivity Case, (iii) accretive by 1.4% in 1997 and dilutive by 3.0% in FY 1998, 7.1% in FY 1999, 8.2% in FY 2000 and 9.6% in FY 2001 based on
Tyco's Sensitivity Case and ADT's Base Case and (iv) accretive by 2.8% in FY 1997 and 0.6% in FY 1998 and dilutive by 1.6% in FY 1999 and 0.6% in FY 2000 and accretive by 0.1% in FY 2001 based on Tyco's Sensitivity Case and ADT's Sensitivity Case. Based on the Low Synergy Case, from ADT's perspective, the pro forma impact on ADT's estimated EPS would be (i) accretive by 2.3% in FY 1997 and dilutive by 0.2% in FY 1998, 3.7% in FY 1999, 5.1% in FY 2000 and
6.2% in FY 2001 based on Tyco's Base Case and ADT's Base Case, (ii) accretive by 3.8% in FY 1997, 3.6% in FY 1998, 2.1% in FY 1999, 3.0% in FY 2000 and 4.2%
in FY 2001 based on Tyco's Base Case and ADT's Sensitivity Case, (iii) nil in FY 1997, and dilutive by 5.5% in FY 1998, 10.1% in FY 1999, 10.8% in FY 2000
and 11.8% in FY 2001 based on Tyco's Sensitivity Case and ADT's Base Case and
(iv) accretive by 1.4% in FY 1997 and dilutive by 2.0% in FY 1998, 4.9% in FY 1999, 3.5% in FY 2000 and 2.5% in FY 2001 based on Tyco's Sensitivity Case and ADT's Sensitivity Case.

               The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its opinion. Merrill Lynch considered the results of all such analyses and did not assign relative weights to its analyses in preparing its opinion. Consequently, the ranges of valuations resulting from any particular analysis described above should not be taken to be Merrill Lynch's view of the actual value of ADT.

               In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ADT and/or Tyco. The analysis performed by Merrill Lynch is not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by such analysis. No public company utilized as a comparison is identical to ADT or Tyco, and none of the Selected Acquisitions or other business combinations utilized as a comparison is identical to the transactions contemplated by the Merger Agreement. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or the company or transaction to which they are being compared. In connection with its analyses, Merrill Lynch utilized, with ADT's consent, estimates and forecasts of future results provided by the respective managements of ADT and Tyco. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of ADT, Tyco and/or Merrill Lynch, none of ADT, Tyco and Merrill Lynch assume responsibility if future results or actual values are materially different from these forecasts or assumptions. The analyses described above were prepared solely as part of Merrill Lynch's analysis of the fairness of the Exchange Ratio and were provided to the ADT Board. Merrill Lynch's analyses do not purport to be appraisals or to reflect the prices at which a company might be sold. In addition, as described above, the Merrill Lynch Opinion was one of many factors taken into consideration by the ADT Board in making its determination to approve the Merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of either the ADT Board or ADT management with respect to the value of ADT or a combination of ADT with Tyco or whether either the ADT Board or ADT management would have been willing to agree to a different exchange ratio. The ADT Board placed no limits on the scope of analysis performed, or opinions expressed, by Merrill Lynch.

               Pursuant to the terms of an engagement letter dated March 17, 1997 (the "March 17 Engagement Letter"), ADT has agreed to pay Merrill Lynch
(i) a fee of $2,000,000 upon signing the engagement letter and (ii) if the Merger or a similar combination involving ADT and Tyco is consummated during the period of Merrill Lynch's engagement under the March 17 Engagement Letter or within one year thereafter, an additional fee of $10,000,000 with respect to Merrill Lynch acting as financial advisor to ADT in connection with the Merger. In addition, ADT also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including all reasonable fees and expenses of its attorneys, and to indemnify Merrill Lynch and certain related persons against certain liabilities, including liabilities under securities laws, arising out of its engagement pursuant to the March 17 Engagement Letter. Merrill Lynch and ADT further agreed that the fees payable to Merrill Lynch pursuant to the March 17 Engagement Letter would offset all fees payable, and be offset by all fees previously paid, to Merrill Lynch under a separate engagement letter dated March 3, 1997, pursuant to which Merrill Lynch had been retained by ADT as its financial advisor with respect to the Western Offer.

               Merrill Lynch has, in the past, provided, and continues to provide, financial advisory and financing services to ADT and has received, and continues to receive, customary fees for the rendering of those services. In addition, in the ordinary course of Merrill Lynch's securities business, Merrill Lynch may actively trade debt and/or equity securities of ADT and its affiliates for its own account and the accounts of its customers, and Merrill Lynch therefore may from time to time hold a long or short position in such securities.

               Merrill Lynch has, in the past, provided, and continues to provide, financial advisory and financing services to Tyco, including acting as lead managing underwriter with respect to the February 1997 Offering and has received customary fees for the rendering of those services. In addition, in the ordinary course of Merrill Lynch's securities business, Merrill Lynch may actively trade debt and/or equity securities of Tyco and its affiliates for its own account and the accounts of its customers, and Merrill Lynch therefore may from time to time hold a long or short position in such securities.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

               Certain members of Tyco management and of the Tyco Board may be deemed to have interests in the Merger that are different from, or in addition to, the interests of Tyco shareholders generally. The Tyco Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. In addition, certain members of ADT management and of the ADT Board may be deemed to have interests in the Merger that are different from, or in addition to, the interests of ADT shareholders generally. The ADT Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. These interests are described below.

Tyco and ADT Directors and Officers Insurance; Indemnification of Tyco and ADT Directors and Officers

      The Merger Agreement provides that the Surviving Corporation will indemnify each present and former director and officer of Tyco and its subsidiaries against all liabilities arising out of the transactions contemplated by the Merger Agreement and for any act or omission occurring prior to the Effective Time to the same extent as these directors and officers were indemnified by Tyco. The Surviving Corporation is also prohibited from amending its by-law provisions with respect to indemnification in a manner adverse to the officers, directors, employees and agents of Tyco at the Effective Time and is required to maintain director and officer insurance for the persons currently covered by Tyco's insurance policy with coverage comparable to such policy, subject to certain limitations. These obligations continue for a period of six years from the Effective Time and are guaranteed by the Combined Company. The Combined Company is required to provide similar indemnification, to similarly maintain its bye-law provisions with respect to indemnification and similarly to provide director and officer insurance with respect to officers and directors of ADT for a period of six years from the Effective Time. See "The Merger Agreement--Certain Covenants--Indemnification and Insurance of Tyco and ADT Directors and Officers."

ADT Employment Agreements and Other Arrangements

   Michael A. Ashcroft, Chairman, Chief Executive Officer and President of ADT, is party to an employment agreement with ADT. Under this employment agreement, if Mr. Ashcroft's employment is terminated by ADT without cause or by Mr. Ashcroft for cause, Mr. Ashcroft is entitled to receive a severance payment equal to two times his highest base salary and average bonus payment, annual pension payments for the year of termination and the following two years, and one year of any other benefits previously provided. Stephen J. Ruzika, Executive Vice President, Chief Financial Officer and a Director of ADT, is party to an employment agreement with ADT. Under this employment agreement, if Mr. Ruzika's employment is terminated by ADT without cause or by Mr. Ruzika for cause, Mr. Ruzika is entitled to receive a severance payment equal to twice his base salary, bonus and certain fringe benefits. Ronnie G. Lakey, a director of ADT (UK) Holdings PLC with responsibility for ADT's electronic security service operations in Canada and Europe, is party to an employment agreement with ADT, Inc. Under this employment agreement, if Mr. Lakey's employment is terminated by ADT without cause or by Mr. Lakey for cause, Mr. Lakey is entitled to receive his base salary and certain fringe benefits for two years. Michael J. Richardson, Chief Executive Officer of ADT Automotive, Inc. ("ADT Automotive"), is a party to an employment agreement with ADT Automotive Holdings, Inc. ("ADT Automotive Holdings"), the corporate
parent of ADT Automotive.   The termination provisions of this agreement
include a term to the effect that, in the event that the agreement is terminated by ADT Automotive Holdings without cause or by Mr. Richardson with cause, Mr. Richardson will be entitled to receive his base salary and certain fringe benefits for two years or the remaining term of the agreement, whichever is longer. See "Election of Directors--Executive Compensation--Employment Contracts, Termination of Employment and Change in Control Arrangements."

   Mr. Ruzika is also a beneficiary under the ADT supplemental employee retirement plan (the "ADT SERP") and the Supplemental Benefit Agreement between Mr. Ruzika and ADT Management Services Limited (the "Supplemental Benefit Agreement"). Mr. Lakey is a beneficiary under the ADT SERP. Pursuant to the ADT SERP and the Supplemental Benefit Agreement, Messrs. Ruzika and Lakey become fully vested in their benefits under these plans upon the occurrence of a change of control of ADT or, in Mr. Ruzika's case, a change of control of ADT Management Services Limited, a subsidiary of ADT. In addition, if Mr. Ruzika or Mr. Lakey is terminated within one year of the date of such a change in control, he will be entitled to receive a lump sum distribution equal to the present value of his accrued benefit under the plans and an additional amount calculated to place him in the same after-tax position as he would have been in had he received a lump-sum distribution of his accrued benefits on his normal retirement date. See "Election of Directors--Executive Compensation--Employment Contracts, Termination of Employment and Change in Control Arrangements."

   Raymond A. Gross, Senior Vice President of ADT Security Services, Inc., a subsidiary of ADT, has entered into a severance agreement with ADT Security Services, Inc. Under this agreement, if a change in control occurs and either Mr. Gross is terminated without cause or he terminates his employment for good reason, he will be entitled to receive (a) severance pay equal to twice his annual base salary, as of the date of the change in control or the date of termination, whichever is higher, plus twice the amount of his bonus in the year prior to termination and (b) benefits for the twelve months following termination substantially similar to those which he is receiving as of the date of the change in control or the date of termination, whichever is higher. See "Election of Directors--Executive Compensation--Employment Contracts, Termination of Employment and Change in Control Arrangements."

   The Merger Agreement provides that the Merger will be deemed a change in control for purposes of the ADT SERP, the Supplemental Benefit Agreement and Mr. Gross's severance agreement, unless to do so would reasonably be expected to adversely affect the ability to treat the Merger as a pooling of interests for financial accounting. Tyco and ADT do not believe that deeming the Merger a change in control for these purposes will have such an effect.

ADT Stock Options

               The Merger Agreement provides that all outstanding stock options issued by ADT, other than stock options granted after March 17, 1997, will be fully exercisable upon the Effective Time, unless the acceleration of unvested options would reasonably be expected to adversely affect the ability to treat the Merger as a pooling of interests for financial accounting. Messrs. Ashcroft, Gross, Lakey, Richardson and Ruzika have options to purchase 1,100,000, 100,000, 120,000, 90,000 and 366,668 ADT Common Shares,
respectively, which are not exercisable as of June 1, 1997, and which will become exercisable at the Effective Time. The ADT shareholders are being requested to ratify the grant of all existing ADT stock options including those referenced above. See "ADT Merger Proposals on Recapitalization and Option Plans--The Options Proposal."


                             THE MERGER AGREEMENT

               The Merger Agreement is summarized below. The full text of the Merger Agreement is attached as Annex I, and this summary is qualified by reference to that full text.

General

               The Merger Agreement provides for the merger of Merger Subsidiary with and into Tyco, with Tyco surviving the Merger as a wholly-owned subsidiary of ADT. The Combined Company will be renamed Tyco International Ltd. The Merger will become effective at the Effective Time, which is expected to occur no later than the second business day after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived, unless Tyco and ADT agree upon a different date.

Merger Consideration

               The Merger Agreement provides that each Tyco Common Share outstanding immediately prior to the Effective Time (excluding any shares to be canceled as described in the next sentence and shares in respect of which the holder has exercised dissenters' rights in compliance with applicable law) will be converted at the Effective Time and subject to the prior effectiveness of the Reverse Stock Split into the right to receive and will be exchanged for one fully paid and non-assessable Combined Company Common Share. All Tyco Common Shares that are owned by Tyco as treasury stock and any Tyco Common Shares owned by ADT or any direct or indirect wholly-owned subsidiary of ADT will, at the Effective Time, be canceled and retired and will cease to exist and no payment will be made for such shares.

               The existing ADT Common Shares will remain outstanding.
However, immediately prior to (but conditioned upon the occurrence of) the Effective Time, each ADT Common Share then outstanding shall be consolidated in the Reverse Stock Split Ratio of 0.48133 of a Combined Company Common Share, par value $.20 per share, for each ADT Common Share, par value $.10 per share. See subsection (xiii) under "Termination of the Merger Agreement--Right to Terminate" for a description of the circumstances under which the Reverse
Stock Split Ratio may be adjusted. Cash will be paid to holders of ADT Common Shares in lieu of fractional entitlements to Combined Company Common Shares arising from the Reverse Stock Split.

Treatment of Tyco Stock Options

               Pursuant to the Merger Agreement, each outstanding option (a "Tyco Stock Option") granted by Tyco to purchase shares of Tyco Common Shares under the Tyco 1995 Stock Option Plan or any other stock plan or agreement of Tyco (collectively, the "Tyco Plans"), whether vested or unvested, will be assumed by the Combined Company and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under that Tyco Stock Option, the same number of Combined Company Common Shares as the holder of such Tyco Stock Option would have been entitled to receive pursuant to the Merger if that holder had exercised such Tyco Stock Option in full immediately prior to the Effective Time, at a price per Combined Company Common Share equal to (A) the aggregate exercise price for the Tyco Common Shares otherwise purchasable pursuant to such Tyco Stock Option divided by (B) the aggregate number of Combined Company Common Shares deemed purchasable pursuant to such Tyco Stock Option; provided that the number of Combined Company Common Shares that may be purchased upon exercise of any such Tyco Stock Option shall not include any fractional share and, upon exercise of such Tyco Stock Option, a cash payment shall be made for any fractional Combined Company Common Shares resulting from this calculation based upon the closing price of the Combined Company Common Shares on the trading day immediately preceding the date of exercise.

Treatment of Tyco Warrants

               At the Effective Time, each Warrant expiring July 7, 1999 to purchase 2.5897 Tyco Common Shares at a purchase price of $15.46, subject to adjustment (an "A Warrant") and each Warrant expiring July 7, 1999 to purchase
2.5897 Tyco Common Shares at a purchase price of $20.62, subject to adjustment (a "B Warrant" and, together with the A Warrants, the "Warrants") shall be assumed by the Combined Company and deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Warrant prior to the Effective Time, the same number (rounded to the nearest whole number) of Combined Company Common Shares as the holder of such Warrant would have been entitled to receive pursuant to the Merger if such holder had exercised such Warrant in full immediately prior to the Effective Time, at a price per share equal to (A) the aggregate exercise price of Tyco Common Shares otherwise purchasable pursuant to the Warrant divided by (B) the number of Combined Company Common Shares deemed purchasable pursuant to such Warrant.

Tyco Restricted Stock Plan

               The Combined Company is required to assume Tyco's 1994 Restricted Stock Plan and to reserve for issuance under this plan a number of Combined Company Common Shares equal to the number of Tyco Common Shares reserved for issuance under the plan immediately prior to the Effective Time multiplied by the Exchange Ratio.

Exchange of Shares

               Prior to the Effective Time, Tyco and ADT will jointly appoint an exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing Tyco Common Shares for certificates representing Combined Company Common Shares. Promptly after the Effective Time, ADT will instruct the Exchange Agent to mail to each holder of Tyco Common Shares a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the Exchange Agent. Holders of Tyco Common Shares who surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive certificates for Combined Company Common Shares representing the number of shares described under "--Merger Consideration." Holders of unexchanged Tyco Common Shares will not be entitled to receive any dividends or other distributions payable by the Combined Company after the Effective Time until their certificates are surrendered. Upon surrender, however, subject to applicable laws, such holders will receive accumulated dividends and distributions payable on the related Combined Company Common Shares subsequent to the Effective Time, without interest.

Certain Covenants

               Interim Operations of ADT. From March 17, 1997 until the Effective Time, ADT is required to conduct its business, and to cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and in a manner consistent with past practice, and ADT will use reasonable commercial efforts to preserve substantially intact the business organizations of ADT and its subsidiaries, to keep available the services of their present officers, employees and consultants and to preserve their present relationships with customers, suppliers and other persons with which they have significant business relationships. Without limiting the foregoing, during this period, each of ADT and its subsidiaries is subject to restrictions (subject to certain limited exceptions) on, among other things:
(i) amending the ADT Memorandum or the ADT Bye-Laws; (ii) issuing, selling, pledging, disposing of or encumbering, or authorizing the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, in ADT or any of its subsidiaries or affiliates (except for the issuance of options in the ordinary course of business and consistent with past practice, to purchase up to an aggregate of 1 million ADT Common Shares (other than to ADT's chief executive officer or chief financial officer)); (iii) selling, pledging, disposing of or encumbering any assets (subject to certain limited exceptions); (iv) declaring, setting aside, making or paying any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (except for certain intercompany dividends), splitting, combining or reclassifying any of its capital stock, proposing to issue any other securities in respect thereof, or amending the terms or changing the period of exercisability of, purchasing, repurchasing, redeeming or otherwise acquiring any of its securities; (v) acquiring any corporation, partnership or other business organization or division thereof (subject to certain limited exceptions), incurring any indebtedness for borrowed money or issuing any debt securities or guarantees except in the ordinary course of business consistent with past practice, authorizing any capital expenditures other than certain agreed expenditures and any capital expenditures incurred in connection with the installation of subscriber systems in the ordinary course of business; (vi) increasing the compensation payable to its officers or employees, or granting any severance pay to, or entering into any employment or severance agreement with any director, officer or other employee or amending any collective bargaining or compensation plan or arrangement for the benefit of any current or former directors, officers or employees subject to certain limited exceptions in accordance with past practices; (vii) changing its accounting policies; (viii) making any material tax election inconsistent with past practice; (ix) paying or satisfying any material claims, liabilities or obligations other than in the ordinary course of business; or (x) taking any other action that would make any representation or warranty of ADT contained in the Merger Agreement incorrect or prevent ADT or Merger Subsidiary from performing its covenants under the Merger Agreement.

               Interim Operations of Tyco. From March 17, 1997 until the Effective Time, Tyco is required to conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and in a manner consistent with past practice. Without limiting the foregoing, during this period, Tyco has agreed that it will not, among other things: (i) amend the articles of organization of Tyco (the "Tyco Articles") or the Tyco Bylaws ("Tyco Bylaws"); (ii) acquire or agree to acquire any business or any corporation or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person which would materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement; (iii) declare, set aside, make or pay any dividend or other distribution (in cash, stock, property or any combination thereof) on its capital stock except that Tyco may declare and pay cash dividends of $0.05 per Tyco Common Share per quarter consistent with past practice and except for certain intercompany dividends; or (iv) take or agree to take any action which would make any of the representations or warranties of Tyco in the Merger Agreement untrue or incorrect or prevent Tyco from performing its covenants under the Merger Agreement.

               No Solicitation by ADT. ADT has agreed in the Merger Agreement that it will not, directly or indirectly, through any officer, director, employee, representative or agent, solicit or encourage the initiation of any inquiries or proposals regarding any merger, or any acquisition of any capital stock or any material portion of the assets of ADT or similar transactions involving ADT or any subsidiaries of ADT (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). However, this covenant will not prevent the ADT Board from (i) considering, negotiating, approving and recommending to the shareholders of ADT a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, (ii) taking and disclosing to its shareholders a position contemplated by Rule
14e-2 under the Exchange Act or (iii) making any disclosure to its shareholders, provided that as to each of clauses (i), (ii) and (iii), the ADT Board determines in good faith (upon advice of independent counsel) that such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable law. If, in accordance with these requirements, the ADT Board determines that it is required to furnish material nonpublic information to a person who makes a bona fide Acquisition Proposal, ADT may provide such person with access to information regarding ADT so long as such person has executed a confidentiality agreement substantially similar to the one then in effect between Tyco and ADT. ADT must notify Tyco promptly of the receipt of any Acquisition Proposal or any request for nonpublic information relating to ADT or any of its subsidiaries or for access to the properties, books or records of ADT or any subsidiary of ADT by any person that informs the ADT Board or such subsidiary that it is considering making, or has made, an
Acquisition Proposal.   ADT has agreed to immediately cease and cause to be
terminated any existing discussions or negotiations with any persons other than Tyco with respect to any Acquisition Proposal and that it will not release any third party from the confidentiality provisions of any confidentiality agreement to which ADT is a party in respect of any information delivered by ADT in connection with any Acquisition Proposal.

               No Solicitation by Tyco. Tyco has agreed in the Merger Agreement that it will not, directly or indirectly, through any officer, director, employee, representative or agent, solicit or encourage the initiation of any inquiries or proposals regarding any Change of Control Proposal (as defined below). However, this covenant will not prevent the Tyco Board from (i) considering, negotiating, approving and recommending to the shareholders of Tyco a bona fide Change of Control Proposal not solicited in violation of the Merger Agreement, (ii) taking and disclosing to its shareholders a position contemplated by Rule 14e-2 under the Exchange Act or
(iii) making any disclosure to its shareholders, provided that as to each of clauses (i), (ii) and (iii), the Tyco Board determines in good faith (upon advice of independent counsel) that such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable law. If in accordance with these requirements, the Tyco Board determines that it is required to furnish material nonpublic information to a person who makes a bona fide Change of Control Proposal, Tyco may provide such person with access to information regarding Tyco so long as such person has executed a confidentiality agreement substantially similar to the one then in effect between ADT and Tyco. Tyco must notify ADT promptly of the receipt of any Change of Control Proposal or any request for nonpublic information relating to Tyco or any of its subsidiaries or for access to the properties, books or records of Tyco or any subsidiary of Tyco by any person that informs the Tyco Board or such subsidiary that it is considering making, or has made, a Change of Control Proposal. "Change of Control Proposal" means (x) any merger or any acquisition of any capital stock of Tyco or similar transactions involving Tyco as a result of which the shareholders of Tyco immediately prior to the consummation of such transaction would own less than 50% of the voting stock of Tyco or, if Tyco is not the surviving corporation, the surviving corporation, immediately following the consummation of such transaction or (y) the sale of all or substantially all of the assets of Tyco.

               ADT's Covenant to Recommend. ADT has agreed to call the ADT Meeting as promptly as practicable and to use its reasonable best efforts to hold the ADT Meeting as soon as practicable after the date of this Joint Proxy Statement/ Prospectus. Unless otherwise required under the applicable fiduciary duties of the directors of ADT, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, ADT has agreed to solicit from its shareholders proxies in favor of the ADT Shareholder Proposals, and to take all other actions necessary or advisable to secure the vote or consent of its shareholders to obtain such approvals. The ADT Board is not permitted to withdraw or modify, in a manner adverse to Tyco, its approval or recommendation of the ADT Merger Proposals approve or recommend any Acquisition Proposal or cause ADT to enter into any agreement with respect to any Acquisition Proposal except upon the advice of independent counsel that such action is required in order for the ADT Board to act in a manner consistent with its fiduciary duties and, with respect to the approval or recommendation of any Acquisition Proposal or entering into any agreement with respect to any Acquisition Proposal, after the third business day (or second business day in the case of an amendment to an Acquisition Proposal) following Tyco's receipt of written notice of the information with respect to the Acquisition Proposal that is required by the Merger Agreement.

               Tyco's Covenant to Recommend. Tyco has agreed to call the Tyco Meeting as promptly as practicable and to use its reasonable best efforts to hold the Tyco Meeting as soon as practicable after the date of this Joint Proxy
Statement/Prospectus.   Unless otherwise required under the applicable
fiduciary duties of the directors of Tyco, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel, Tyco has agreed to solicit from its shareholders proxies in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby, and to take all other actions necessary or advisable to secure the vote or consent of its shareholders to obtain such approvals. The Tyco Board is not permitted to withdraw or modify, in a manner adverse to ADT, its approval or recommendation of the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, approve or recommend any Change of Control Proposal or cause Tyco to enter into any agreement with respect to any Change of Control Proposal except upon the advice of independent counsel that such action is required in order for the Tyco Board to act in a manner consistent with its fiduciary duties and, with respect to the approval or recommendation of any Change of Control Proposal or entering into any agreement with respect to any Change of Control Proposal, after the third business day (or second business day in the case of an amendment to a Change of Control Proposal) following ADT's receipt of written notice of the information with respect to the Change of Control Proposal that is required by the Merger Agreement.

               Certain Employee Benefits Matters. The Merger Agreement provides that Tyco will take all action as may be required under the Tyco Plans, such that, following the Effective Time, each of the Tyco Stock Options will be treated as described above under "--Treatment of Tyco Stock Options." Tyco and ADT have agreed that all outstanding ADT stock options (other than stock options granted after March 17, 1997) shall be fully exercisable at the Effective Time and that consummation of the Merger Agreement shall constitute a "change of control" of ADT for purposes of the severance and other similar agreements which contain "change of control" provisions. However, the actions in the preceding sentence shall not be effected if any such transaction would reasonably be expected to affect adversely the ability of ADT to account for the Merger as a pooling of interests.

               ADT Shareholder Rights Plan. Prior to the Effective Time, at the election of Tyco communicated to ADT not less than 15 business days prior to the ADT Meeting, ADT has agreed to take such action as shall be required to either (i) amend the ADT Shareholder Rights Plan to provide that no Distribution Date (as defined in the ADT Shareholder Rights Plan) shall occur and no person shall become an Acquiring Person (as defined in the ADT Shareholder Rights Plan) by reason of the consummation of the Merger or the transactions contemplated by the Merger Agreement or (ii) redeem or otherwise terminate all Rights, such that all Rights shall be of no further force and effect. If Tyco does not communicate any such election to ADT, Tyco will be deemed to have made the election described in clause (i) of the preceding sentence.

               Indemnification and Insurance of ADT and Tyco Directors and Officers. Pursuant to the Merger Agreement, the parties have agreed that for a period of six years from the Effective Time: (i) the by-laws of the Surviving Corporation with respect to indemnification shall not be amended, repealed or otherwise modified in any way adverse to the rights of individuals who at the Effective Time were directors, officers, employees or agents of Tyco or any of its subsidiaries; (ii) the Surviving Corporation shall indemnify and hold harmless each present and former director or officer of Tyco or any of its subsidiaries against costs, expenses, claims and liabilities arising out of the transactions contemplated by the Merger Agreement or with respect to any acts or omissions occurring at or prior to the Effective Time to the same extent as provided in the Tyco Articles (as in effect as of the date of the Merger Agreement) or the Tyco Bylaws (as in effect as of the date of the Merger Agreement) or any applicable contract or agreement (as in effect as of the date of the Merger Agreement); (iii) ADT shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons currently covered by Tyco's directors' and officers' liability insurance policy on terms comparable to those now applicable to directors and officers of Tyco or its subsidiaries, provided that if the cost of such insurance exceeds 200% of the annual premium currently paid by Tyco for such coverage, the Combined Company or the Surviving Corporation shall only be required to purchase a policy with the greatest coverage available for such 200% of the annual premium and (iv) from and after the Effective Time, the Combined Company shall guarantee the obligations of the Surviving Corporation as provided in this sentence. In addition, the Merger Agreement provides that for a period of six years from the Effective
Time: (a) the ADT Bye-Laws which contain the provisions with respect to indemnification shall not be amended, repealed or otherwise modified in any way adverse to the rights of individuals who at the Effective Time were directors, officers, employees or agents of ADT or any of its subsidiaries;
(b) ADT shall indemnify and hold harmless each present and former director or officer of ADT or any of its subsidiaries against costs, expenses, claims and liabilities arising out of the transactions contemplated by the Merger Agreement or with respect to any acts or omissions occurring at or prior to the Effective Time to the same extent as provided in the ADT Memorandum (as in effect as of the date of the Merger Agreement) or the ADT Bye-Laws (as in effect as of the date of the Merger Agreement) or any applicable contract or agreement (as in effect as of the date of the Merger Agreement); and (c) the Combined Company shall maintain in effect, if available, directors' and officers' liability insurance covering those persons currently covered by ADT's directors' and officers' liability insurance policy on terms comparable to those now applicable to directors and officers of ADT or its subsidiaries, provided that if the cost of such insurance exceeds 200% of the annual premium currently paid by ADT for such coverage, the Combined Company or the Surviving Corporation shall only be required to purchase a policy with the greatest coverage available for such 200% of the annual premium.

               Certain Other Covenants. The Merger Agreement contains certain mutual covenants of the parties, including covenants: to use all reasonable efforts to take all actions necessary or advisable to consummate the transactions contemplated by the Merger Agreement, to make all necessary registrations and filings and to satisfy all conditions precedent to their obligations under the Merger Agreement; to use their best efforts to cause their respective accountants to deliver to the other party a customary accountant's "comfort letter"; not to take any action that would reasonably be expected to adversely the ability of the Combined Company to account for the business combination to be effected by the Merger as a pooling of interests; and, subject to certain exceptions, to consult with each other before issuing any press release with respect to the Merger or the Merger Agreement and not to issue any such press release or make any public statement without the prior written consent of the other party, which shall not be unreasonably withheld. In addition, the Merger Agreement contains covenants relating to preparation and distribution of this Joint Proxy Statement/Prospectus; listing of the Combined Company Common Shares on the NYSE; notification of certain matters; access to information; and co-operation in connection with certain governmental filings and in obtaining any necessary governmental or other third party consents or approvals.

Certain Representations and Warranties

               The Merger Agreement contains substantially reciprocal representations and warranties made by Tyco and ADT to each other as to, among other things: organization and qualification; capitalization; ownership of subsidiaries; corporate authorization to enter into the contemplated transactions; absence of any breach of organizational documents and certain material agreements as a result of the contemplated transactions; compliance with law; financial statements; filings with the SEC; absence of certain material changes since a specified balance sheet date; absence of undisclosed material liabilities; litigation; employee matters; labor matters; disclosure in filings with the SEC; restrictions on business activities; title to property and real property matters; tax matters; environmental matters; intellectual property; interested party transactions; insurance; product liability and recalls; and the receipt of opinions of financial advisors; pooling of interests accounting treatment for the Merger; and brokers and broker fees. The representations and warranties in the Merger Agreement do not survive the Effective Time.

Conditions to the Merger

               Conditions to Each Party's Obligations to Effect the Merger.
The obligations of Tyco, ADT and Merger Subsidiary to effect the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) at or prior to the Effective Time of the following conditions: (i) the effectiveness of the registration statement on Form S-4 filed in connection with this Joint Proxy Statement/Prospectus and the absence of any stop order suspending such effectiveness or proceedings for that purpose; (ii) the obtaining of approvals of the shareholders of ADT and Tyco; (iii) all actions having been taken such that the Reverse Stock Split and the Share Amendment will become effective immediately prior to (but conditioned upon the occurrence of) the Effective Time; (iv) the Combined Company Common Shares to be issued in the Merger having been authorized for listing on the NYSE, subject to official notice of issuance; (v) the expiration or termination of the applicable waiting periods under the HSR Act;
(vi) the absence of any pending or threatened action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, and the absence of any judgment, decree or order of any governmental authority, administrative agency or court or any other legal restraint (A) preventing or seeking to prevent consummation of the Merger or the effectiveness of the Reverse Stock Split, the Share Amendment or the New Director Election, (B) prohibiting or seeking to prohibit, or limiting or seeking to limit, the Combined Company from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by the Combined Company or any of its subsidiaries of all or a material portion of the business or assets of the Combined Company or any of its subsidiaries, or (C) compelling or seeking to compel the Combined Company or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Combined Company or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), in each case as a result of the Merger or the transactions contemplated by the Merger Agreement, (vii) the absence of the enactment, entering, enforcement or deemed applicability to the Merger of any statute, rule, regulation or order which would make the consummation of the Merger or the effectiveness of the Reverse Stock Split, the Share Amendment or the New Directors Election illegal; and (viii) the receipt of written opinions of Coopers & Lybrand L.L.P. and Coopers & Lybrand, in form and substance satisfactory to Tyco and ADT, that the Merger will qualify for accounting treatment as a pooling of interests.

               Conditions to the Obligations of Tyco. The obligation of Tyco to effect the Merger is further subject to all of the following conditions:
(i) the representations and warranties of ADT and Merger Subsidiary contained in the Merger Agreement being true and correct in all material respects at and as of the Effective Time (except for changes contemplated by the Merger Agreement and those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date)), (ii) the performance in all material respects by ADT and Merger Subsidiary of their agreements and covenants required by the Merger Agreement to be performed by them on or prior to the Effective Time; (iii) all material consents, authorizations or orders required to be obtained, and all filings required to be made, by ADT and Merger Subsidiary for the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated thereby having been obtained and made by ADT and Merger Subsidiary; (iv) Tyco having received an agreement in connection with restrictions on affiliates under pooling of interests accounting treatment from each "affiliate" of ADT; and (v) the ADT Shareholder Rights Plan having been amended or the Rights having been redeemed or otherwise terminated as provided in the Merger Agreement.

               Conditions to the Obligations of ADT. The obligations of ADT and Merger Subsidiary to effect the Merger are further subject to all of the following conditions: (i) the representations and warranties of Tyco contained in the Merger Agreement being true and correct in all material respects at and as of the Effective Time (except for changes contemplated by the Merger Agreement and those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of that date)), (ii) the performance in all material respects by Tyco of its agreements and covenants required by the Merger Agreement to be performed by it on or prior to the Effective Time; (iii) all material consents, authorizations or orders required to be obtained, and all filings required to be made, by Tyco for the authorization, execution and delivery of the Merger Agreement and the consummation by Tyco of the transactions contemplated thereby having been obtained and made by Tyco; and (iv) ADT having received an agreement in connection with restrictions on affiliates under pooling of interests accounting treatment from each "affiliate" of Tyco.

Termination of the Merger Agreement

               Right to Terminate. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Tyco and ADT. The Merger Agreement may also be terminated:

      (i) by either Tyco or ADT, if the Merger has not been consummated by August 15, 1997;

    (ii) by either Tyco or ADT, if a court of competent jurisdiction or governmental or administrative agency shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, the Reverse Stock Split, the Share Amendment, the ADT Name Change, or the New Directors Election;

   (iii) by ADT, if the requisite vote of the shareholders of Tyco shall not have been obtained by August 15, 1997, or by Tyco, if the requisite vote of the shareholders of ADT shall not have been obtained by August 15, 1997;

    (iv) by Tyco, if (A) the ADT Board shall withdraw, modify or change its approval or recommendation of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement in a manner adverse to Tyco or shall have resolved to do so; (B) the ADT Board shall have recommended to the shareholders of ADT an Alternative Transaction (as defined below); or (C) a tender offer or exchange offer for 25% or more of the outstanding ADT Common Shares is commenced (other than by Tyco or a Tyco affiliate) and the ADT Board recommends that the shareholders of ADT tender their shares in such tender or exchange offer;

     (v) by ADT, if the ADT Board shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to Tyco or shall have resolved to do so, in each case in compliance with the Merger Agreement;

    (vi) by Tyco or ADT, if any representation or warranty of ADT or Tyco, respectively, set forth in the Merger Agreement shall be untrue when made, such that the closing conditions in the Merger Agreement based on the truth of the representations and warranties would not be satisfied; provided that if such misrepresentation is curable prior to August 15, 1997, then the Merger Agreement will not be terminable for so long as the misrepresenting party continues to exercise its reasonable best efforts to cure the misrepresentation;

   (vii) by ADT, if any representation or warranty of Tyco shall have become untrue such that ADT's closing condition set forth in the Merger Agreement based on the truth of its representations and warranties would not be satisfied, or by Tyco, if any representation or warranty of ADT shall have become untrue such that Tyco's closing condition set forth in the Merger Agreement based on the truth of ADT's representations and warranties would not be satisfied; provided that if any such misrepresentation is curable prior to August 15, 1997, then the Merger Agreement shall not be terminable for so long as the misrepresenting party continues to exercise its reasonable best efforts to cure the misrepresentation;

  (viii) by Tyco or ADT, upon a breach of any covenant or agreement on the part of ADT or Tyco, respectively, set forth in the Merger Agreement, such that the closing condition to the Merger Agreement based on such party's compliance with its covenants and agreements would not be satisfied; provided that if such breach is curable prior to August 15, 1997, then the Merger Agreement will not be terminable for so long as the breaching party continues to exercise reasonable best efforts to cure the breach;

    (ix) by ADT, if the Tyco Board shall withdraw, modify or change its approval or recommendation of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement in a manner adverse to ADT or shall have resolved to do so, in each case in compliance with the Merger Agreement;

     (x) by Tyco, if the Tyco Board shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to ADT or shall have resolved to do so, in each case in compliance with the Merger Agreement;

    (xi) by ADT or Tyco, if the 10-Day Reference Price (as defined below) for any 10 consecutive trading day period commencing on or after April 8, 1997 shall be below $56; provided that such right to terminate may only be exercised in respect of any such 10-day period within three trading days following the expiration of such 10-day period;

   (xii) by Tyco, if the 10-Day Reference Price for the 10 consecutive trading days ending on the fourth trading day prior to the ADT Meeting (the "Final 10-Day Reference Price") is less than $56, and Tyco has not agreed to change the Reverse Stock Split as provided in subclause (y) of clause (xiii) below; or

  (xiii)  by ADT, if (x) the Final 10-Day Reference Price is less than $56 and
(y) on or before the second trading day prior to the date of the ADT Meeting, Tyco has not agreed by notice to ADT in writing to change the Reverse Stock Split Ratio so that each ADT Common Share, par value $.10 per share, shall be consolidated in the ratio of one Combined Company Common Share for a number of Common Shares, par value $.10 per share, not more than the number determined by dividing the Final 10-Day Reference Price by $27, provided that the Reverse Stock Split Ratio will thereafter, for all purposes of the Merger Agreement, be deemed to be such ratio.

               "10-Day Reference Price" means the average of the Daily Per Share Prices for any ten consecutive trading days. The "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices of shares of Tyco Common Shares on the NYSE (as reported in the NYSE Composite Transactions) for that day.

               "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Tyco or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding shares of any class of equity securities of ADT, or, in the case of any person (or group of persons other than Tyco and its affiliates) which had filed a Statement on Schedule 13D as of the date of the Merger Agreement indicating that it was the beneficial owner of more than 25% of the outstanding ADT Common Shares, would acquire an additional 5% or more of such securities; (ii) a merger or other business combination involving ADT pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of ADT or the entity surviving such merger or business combination; or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets of ADT, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of Tyco in good faith) equal to more than 25% of the fair market value of all of the assets of ADT and its subsidiaries, taken as a whole, immediately prior to such transaction. The term Alternative Transaction does not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

               In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and there will be no liability on the part of any party thereto or any of its affiliates, directors, officers or shareholders except for the termination fees described below and except that no party will be relieved from liability for any breach of the Merger Agreement.

               Termination Fees and Expenses Payable by ADT.   ADT will pay
Tyco a fee of $150,000,000 (the "Fee"), plus Tyco's reasonable out-of-pocket expenses relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("Expenses") of up to $7,500,000, upon the first to occur of any of the following events; provided that no Fee or Expenses will be payable by ADT if the Merger Agreement has been previously terminated and such previous termination did not entitle Tyco to receive a Fee pursuant to this provision:

      (i) the Final 10-Day Reference Price is equal to or greater than $56 and either (x) the shareholders of ADT shall not have approved each of the Reverse Stock Split, the Share Amendment, the issuance of Combined Company Common Shares in the Merger, the ADT Name Change Proposal and the New ADT Directors Proposal on or before August 15, 1997 or (y) the shareholders of ADT shall have affirmatively disapproved any of such actions at any time on or before August 15, 1997;

     (ii) the shareholders of ADT shall have approved an Acquisition Proposal (other than with Tyco or its affiliates) on or before August 15, 1997;

    (iii) if following the termination of the Merger Agreement by Tyco pursuant to subsection (x) under "Termination of the Merger Agreement--Right to Terminate" above, ADT shall accept and consummate an Acquisition Proposal at a price per share of ADT Common Shares in excess of $29, which Acquisition Proposal is publicly announced within 60 days of such termination;

     (iv) the termination of the Merger Agreement by Tyco pursuant to subsection (iv) under "Termination of the Merger Agreement--Right to Terminate" above;

      (v) the termination of the Merger Agreement by ADT pursuant to subsection (v) under "Termination of the Merger Agreement--Right to Terminate" above; or

     (vi) the termination of the Merger Agreement by Tyco pursuant to subsection (viii) under "Termination of the Merger Agreement--Right to Terminate" above.

               Upon a termination of the Merger Agreement by ADT pursuant to subsection (vi) under "Termination of the Merger Agreement--Right to Terminate" above, Tyco shall pay to ADT the Expenses of ADT relating to the transactions contemplated by the Merger Agreement, up to $7,500,000. Upon a termination of the Merger Agreement by Tyco pursuant to subsection (vi) under "Termination of the Merger Agreement--Right to Terminate" above, ADT shall pay to Tyco the Expenses of Tyco relating to the transactions contemplated by the Merger Agreement, up to $7,500,000.

               Termination Fees and Expenses Payable by Tyco. Tyco will pay ADT the Fee, plus ADT's reasonable out-of-pocket Expenses of up to $7,500,000, upon the first to occur of any of the following events; provided that no Fee or Expenses shall be payable by Tyco if the Merger Agreement has been previously terminated and such previous termination did not entitle ADT to receive a Fee pursuant to this provision:

      (i) the shareholders of ADT shall have approved each of the Reverse Stock Split, the Share Amendment, the issuance of Combined Company Common Shares in the Merger, the ADT Name Change Proposal and the New Director Proposal on or before August 15, 1997 and either (x) the shareholders of Tyco shall not have approved and adopted the Merger Agreement by August 15, 1997 or
(y) the shareholders of Tyco shall have affirmatively disapproved the Merger Agreement at any time on or before August 15, 1997; or

     (ii) the termination of the Merger Agreement by ADT pursuant to subsection (ix) under "Termination of the Merger Agreement--Right to Terminate" above;

    (iii) the termination of the Merger Agreement by Tyco pursuant to subsection (x) under "Termination of the Merger Agreement--Right to Terminate" above; or

     (iv) the termination of the Merger Agreement by ADT pursuant to subsection (viii) under "Termination of the Merger Agreement--Right to Terminate" above.

Other Expenses

               Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses, provided that Tyco and ADT will share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus and any amendments or supplements hereto.



                                 THE MEETINGS

               This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of Tyco Common Shares by the Tyco Board for use at the Tyco Meeting and (ii) from the holders of ADT Common Shares by the ADT Board for use at the ADT Meeting.
This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the respective shareholders of Tyco and ADT on or about _______, 1997.

Times and Places; Purposes

               The Tyco Meeting will be held at __________________________, on _______, 1997, starting at _____ a.m., local time. At the Tyco Meeting, the shareholders of Tyco will be asked to consider and vote upon (i) the approval of the Merger and the Merger Agreement (the "Tyco Merger Proposal") and (ii) such other matters as may properly come before the Tyco Meeting.

               The ADT Meeting will be held at _____, Bermuda, on __________, 1997, starting at _____ a.m. local time. At the ADT Meeting, the shareholders of ADT will be asked to consider and vote upon (i) the ADT Merger Proposals and (ii) such other matters as may properly come before the ADT Meeting.

Voting Rights; Votes Required for Approval

               Tyco

               Outstanding Voting Shares. Notice of the Tyco Meeting has been sent to all holders of record of the Tyco Common Shares at the close of business on ________, 1997, which has been fixed as the record date for the Tyco Meeting. All holders of record of the Tyco Common Shares on the date of the Tyco Meeting will be entitled to attend, and vote at, the Tyco Meeting.
At the close of business on that date there were ________ outstanding Tyco Common Shares.

               Vote Required. Each holder of record of Tyco Common Shares on the record date is entitled to one vote for each Tyco Common Share held of record by him or her. Under Massachusetts law, the presence, either in person or by duly executed proxy, of the holders of a majority of the outstanding Tyco Common Shares entitled to vote is necessary to constitute a quorum. Massachusetts law requires the affirmative vote of the holders of two-thirds of the Tyco Common Shares outstanding and entitled to vote to approve the Tyco Merger Proposal. For purposes only of determining the presence or absence of a quorum for the transaction of business, Tyco intends to count Tyco Common Shares whose holders either (i) are present in person at the Tyco Meeting but not voting or (ii) submitted proxies with respect to which authority has been withheld to vote on any manner, as present at the Tyco Meeting. Tyco will treat unmarked proxies submitted by intermediaries that are record holders of Tyco Common Shares owned by others in a similar manner.

               Voting Your Proxy. The Tyco Board is soliciting proxies for the Tyco Meeting in favor of the Tyco Merger Proposal. A form of proxy is enclosed with this document. You are requested to complete and return this as soon as possible. In order to be valid, the form of proxy for the Tyco Meeting must be completed in accordance with the instructions on it and received by the time and date set forth below at the address set forth below:

              by       on ________ __, 1997 (Eastern Daylight Time):

              Chase Mellon Shareholder Services
              Midtown Station
              P.O. Box 947
              New York, New York 10138-0747

               ADT

               Outstanding Voting Shares. Notice of the ADT Meeting has been sent to all holders of record of the ADT Common Shares at the close of business on _______ __, 1997, which has been fixed as the record date for notice of the ADT Meeting. Except as provided in the ADT Bye-Laws, all holders of record of the ADT Common Shares on the date of the ADT Meeting will be entitled to attend, and vote at, the ADT Meeting. Outstanding and entitled to vote, as of March 24, 1997, were 156,688,697 ADT Common Shares, including 3,182,787 ADT Common Shares owned by a subsidiary of ADT and 15,000,000 ADT Common Shares beneficially owned by Republic which are subject to a proxy in favor of the Chairman of ADT. All of such ADT Common Shares are entitled to vote at the ADT Meeting and, on a poll, each ADT Common Share is entitled to one vote on each matter.

               Vote Required. ADT Common Shares will vote together as a single class with respect to the ADT Merger Proposals. The affirmative vote of the majority of ADT Common Shares represented and voting at the ADT Meeting is required for the approval of each proposal to be put before the ADT shareholders at the ADT Meeting.

               Pursuant to Bermuda law, only votes cast for a matter constitute affirmative votes. Votes withheld, broker voted or abstaining from voting are counted for quorum purposes only. At the ADT Meeting not less than two holders of ADT Common Shares present in person or by proxy shall form a quorum for the transaction of business, and if a quorum does not assemble within half an hour after the time appointed for the ADT Meeting, the ADT Meeting shall be adjourned to a future date as determined by the directors of ADT.

               Voting Your Proxy. The ADT Board is soliciting proxies for the ADT Meeting in favor of the ADT Merger Proposals.

               A form of proxy is enclosed with this document. You are requested to complete and return this form of proxy as soon as possible. In order to be valid, the form of proxy for the ADT Meeting must be completed in accordance with the instructions on it and received by the times and dates set forth below at any of the offices of ADT's registrars and agents, whose names and addresses are set out below:

    In the United States:

    by _________ on _______ __, 1997 (Eastern Daylight Time):

    by hand delivery at:

    D.F. King & Co., Inc.
    77 Water Street, 20th Floor
    New York, New York 10005

    by mail to:

    D.F. King & Co., Inc.
    Wall Street Station
    P.O. Box 411
    New York, New York 10269-0069

    In the United Kingdom:

    by _________ on _______ __, 1997 (British Summer Time) by hand or mail at:

    D.F. King (Europe) Limited
    Royex House, Aldermanbury Square
    London EC2V 7HR
    United Kingdom

    In Bermuda:

    by _________ on _______ __, 1997 (Bermuda Time) by hand or mail at:

    AS&K Services Limited
    P.O. Box HM 1179
    Hamilton HM EX
    Bermuda

Proxies

               All Tyco Common Shares and ADT Common Shares represented by properly executed forms of proxy received, in the case of the Tyco Meeting, prior to or at the Tyco Meeting, or, in the case of the ADT Meeting, received before the start of the ADT Meeting, and not revoked, will be voted in accordance with the instructions indicated in such forms of proxy (unless, in the case of ADT, the Secretary of ADT has received written instructions altering the way in which the proxy is to vote, in which case the proxy will vote in accordance with the later instructions). If no instructions are indicated on a properly executed returned form of proxy, such forms of proxy will be voted FOR the approval of the Tyco Merger Proposal or the ADT Merger Proposals, as the case may be.

               A properly executed form of proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Meeting, will not be voted. Accordingly, since the affirmative vote described above is required for approval of the Tyco Merger Proposal, a form of proxy marked "ABSTAIN" will have same effect as a vote against the Tyco Merger Proposal. In addition, the failure of a Tyco shareholder to return a form of proxy will have the same effect as a vote against the Tyco Merger Proposal.

               Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the applicable Meeting, but will be considered to be voted only as to those matters actually voted on. In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the Merger and the ADT Merger Proposals. Thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the Tyco Merger Proposal or the ADT Merger Proposals. Since the affirmative vote described above is required for approval of the Tyco Merger Proposal, a "broker non-vote" with respect to such proposal will have the same effect as a vote against such proposal.

               The Tyco Board and the ADT Board are not currently aware of any business to be acted upon at their respective Meetings other than as described in this Joint Proxy Statement/Prospectus. If, however, other matters are properly brought before either Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Neither Tyco nor ADT currently intends to seek an adjournment of its respective Meeting.

               A shareholder may revoke his or her proxy at any time prior to its use by delivering to Morrow & Co., Inc. for Tyco shareholders, or to D.F. King & Co., Inc., D.F. King (Europe) Limited or AS&K Services Limited for ADT shareholders in the United States, the United Kingdom or Bermuda and elsewhere, respectively, a signed notice of revocation or a later-dated signed form of proxy or by attending the applicable Meeting and voting in person. In addition, shareholders may alter the instructions as to how their proxy is to vote (without revoking the proxy) by notifying the proxies of such intention. In the case of ADT, later-dated signed forms of proxy received before the start of the meeting will be effective to revoke earlier proxies. Attendance at the ADT Meeting or the Tyco Meeting will not in itself constitute the revocation of a proxy.

               It is the policy of Tyco and ADT to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstances.

               The cost of solicitation of proxies will be paid by Tyco for Tyco proxies and by ADT for ADT proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and Tyco or ADT, as the case may be, will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. Tyco has retained Morrow & Co., Inc. and ADT has retained D.F. King & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitations. Each such firm will receive customary fees, and expense reimbursement, for such services. To the extent necessary in order to ensure sufficient representation at the applicable Meeting, Tyco or ADT may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Shareholders are urged to send in their proxies without delay.

               Shareholders should not send in any stock certificates with their proxy cards. Transmittal forms with instructions for the surrender of stock certificates for Tyco Common Shares and the exchange of certificates for ADT Common Shares will be mailed by the Combined Company to former Tyco shareholders and to ADT shareholders as soon as practicable after the consummation of the Merger.



                          BUSINESSES OF TYCO AND ADT

Tyco

               Tyco, through its divisions and operating subsidiaries, engages in the design, manufacture, installation and service of fire protection and suppression systems, and the manufacture and distribution of disposable medical supplies and other specialty products, flow control products and electrical and electronic components. Tyco, which operates in more than 50 countries around the world, had sales of over $5 billion during its fiscal year ended June 30, 1996.

               Fire and Safety Services

               Tyco is the largest contractor in the world for the design and installation of fire detection, suppression and sprinkler systems, and for the servicing for such systems. Tyco is also a leading manufacturer and distributor of fire detection and suppression products.

               Tyco's Grinnell subsidiary ("Grinnell"), which was founded in 1850, is the largest installer, manufacturer and supplier of automatic fire sprinkler and fire alarm and detection systems in North America. Wormald International Limited ("Wormald"), which was founded in 1889, operates as a major fire protection company with contracting, manufacturing and distribution operations throughout Western Europe and the Asia-Pacific region. Grinnell and Wormald, in combination, is the largest fire protection company in the world, forming a network of over 300 offices on five continents. The acquisition of Thorn Security Group ("Thorn") in July 1996 expands Tyco's worldwide position in the fire detection and security systems market.

               Contracting and Service. Tyco designs, fabricates, installs and services automatic fire sprinkler systems, fire alarm and detection systems, special hazard suppression systems and security systems in buildings and other installations. Grinnell's fire protection contracting and service business in North America operates through a network of offices located in the United States, Canada, Mexico and Puerto Rico. Internationally, Tyco engages in fire protection contracting and service through a network of offices in the United Kingdom, Continental Europe, Saudi Arabia, United Arab Emirates, Australia, New Zealand, Southeast Asia and South America.

               Tyco installs fire protection systems in both new and existing structures. Typically, the contracting businesses bid on contracts for fire protection installation which are let by owners, architects, construction engineers and mechanical or general contractors. In recent years, the business of retrofitting existing buildings in the United States and Canada has grown as a result of local and state legislation requiring installation of fire protection systems and reduced insurance premiums available on structures with automatic sprinkler systems. The retrofitting and servicing of fire protection systems in existing buildings represented approximately 65% of Grinnell's North American contracting sales in fiscal 1996. Revenue from the servicing, maintenance, repair and inspection of fire protection, detection and suppression systems installed by Tyco and other contractors has increased in recent years.

               A majority of the fire suppression systems installed by Tyco are water-based, but Tyco is also the world's leader in providing custom designed special hazard fire protection systems which incorporate various specialized non-water agents such as foams, dry chemicals and gases. Systems using agents other than water are suited for fire protection in certain manufacturing, power generation, petrochemical, offshore oil exploration, transportation, telecommunications, mining and marine applications. Tyco holds exclusive manufacturing and distribution rights in several regions of the world for INERGEN[Registered] fire suppression products. INERGEN[Registered], an alternative to the ozone depleting agent known as halon, consists of a mixture of three inert gases designed to effectively extinguish fires without polluting the environment or damaging costly equipment.

               In Australia, New Zealand and Asia, Tyco, through its O'Donnell Griffin division, engages in the installation of electrical wire and related electrical equipment in new and existing structures and offers specialized electrical contracting services in these markets for different types of construction, including applications for railroad and bridge construction.

               Substantially all of the mechanical components (and, in North America, most of the pipe) used in the fire protection systems installed by Tyco are manufactured by Tyco. Tyco also has fabrication plants worldwide that cut, thread and weld pipe, which is then shipped with other prefabricated components to job sites for installation. Tyco has developed its own computer-aided-design technology that reduces the time required to design systems for specific applications and coordinates fabrication and delivery of system components. Tyco also installs alarms, detection and activation devices and centralized monitors. With the acquisition of Thorn, Tyco is now a major manufacturer of alarms, detection and activation devices and central monitoring stations.

               Manufacturing. Tyco manufactures most of the components used in its own fire protection contracting business, as well as a variety of products for sale to other fire protection contractors. In North America, Tyco manufactures pipe and pipe fittings, fire hydrants, sprinkler heads and substantially all of the mechanical sprinkler components used in an automatic fire suppression system. In the United Kingdom, France, Germany and Asia-Pacific, Tyco manufactures and sells sprinkler heads, specialty valves, fire doors and electronic panels for use in fire detection systems. In Mexico, Tyco manufactures fire extinguishers, fire hose and related equipment. With the recent addition of Thorn, Tyco now manufactures a complete line of alarm and detection equipment that is installed by Tyco's units and sold to other alarm and detection installers.

               Tyco's Ansul subsidiary manufactures and sells various lines of dry chemical, liquid and gaseous portable fire extinguishers and related agents for industrial, government, commercial and consumer applications. Ansul also manufactures and sells special hazard fire suppression systems designed for use in restaurants, marine applications, mining applications, the petrochemical industry, confined industrial spaces and commercial spaces housing delicate and electronic equipment. Ansul also manufactures spill control products designed to absorb, neutralize and solidify spills of various hazardous materials.

               Environmental Services. Tyco's The Earth Technology Corporation ("Earth Tech") is a provider of a broad range of environmental, consulting and engineering services throughout the United States. The principal services of Earth Tech consist of full-spectrum environmental and hazardous waste management services, infrastructure design and construction services, facilities engineering and construction management services for institutional, civic, commercial and industrial clients, and contract operations and management services for water, waste water and remediation treatment facilities for municipal and industrial clients. Services are provided through a network of 40 offices located throughout North America.

               Disposable and Specialty Products

               Tyco's Disposable and Specialty Products Group consists of Kendall, Ludlow Laminating and Coating, Armin Plastics, Twitchell, and Accurate Forming. Kendall manufactures and distributes medical supplies, disposable medical products and adhesive products and tapes. Ludlow Laminating and Coating manufactures laminated and coated products. Armin manufactures polyethylene film and packaging products. Twitchell manufactures extrusion coated polyester yarns and woven fabrics and Accurate manufactures deep-drawn metal parts. In the first quarter of fiscal 1997, Tyco acquired Carlisle Plastics, Inc. ("Carlisle"), a leading manufacturer of specialty packaging materials and garment hangers.

               Kendall. Kendall conducts its operations through four business units: Kendall Healthcare, Kendall International, Kendall-Polyken and Ludlow Technical Products.

               The Kendall Healthcare business unit markets a broad range of wound care, vascular therapy, urological care, incontinence care, anesthetic care and other products to U.S. and Canadian hospitals and alternate site health care customers. Kendall Healthcare is the industry leader in gauze production with its Kerlix[Registered] and Curity[Registered] brands. Kendall Healthcare's other core domestic product category consists of its vascular therapy products, principally anti-embolism stockings, marketed under the T.E.D.[Registered] brand name, sequential pneumatic compression devices sold under the SCD[Trademark] brand name and a venous plexus foot pump. Kendall Healthcare pioneered the pneumatic compression form of treatment and continues to be the dominant participant in the pneumatic compression and elastic stocking segments of the vascular therapy market.

               Kendall's Professional Medical Products, Inc. ("ProMed") is a leading provider of incontinent care products, marketing primarily to nursing homes and other institutional providers of long term care. ProMed also offers a range of other patient care products, including urological, wound care, surgical care and respiratory care products.

               Kendall's Superior Healthcare Group, Inc. manufactures a broad line of disposable medical supplies including respiratory, urology and nursing care products. Kendall's Sheridan Catheter Corporation is a manufacturer of airway management, temperature monitoring and specialty products serving patients in anesthesia, critical care and emergency medicine.

               Kendall International is responsible for the manufacturing, marketing, distribution and export of Kendall products in numerous countries worldwide. Kendall International's operations are organized primarily into three geographic regions: Europe, Latin America and the Far East. Kendall International generally markets a range of products similar to those of Kendall Healthcare, although the mix of product lines varies from country to country.

               The Kendall-Polyken division manufactures and markets specialty adhesive products and tapes for industrial applications, including external corrosion protection tape products for oil, gas and water pipelines. Other industrial applications include tapes used in the automotive industry for wire harness wraps, sealing and other purposes, and tapes used in the aerospace and heating and air conditioning (HVAC) industries. Kendall-Polyken also produces duct, packaging and electrical tapes for consumer applications and bandages and medical tapes for Kendall's healthcare product units and for others.

               Kendall acquired Nashua Corporation's tape business which manufactures duct, foil and strapping tapes and spray adhesives for industrial and consumer markets worldwide. Kendall also acquired the Betham Corporation which develops specialty pressure sensitive adhesives and coatings, principally for the automotive, medical and specialty markets.

               The Technical Products division manufactures and sells a variety of disposable medical products, specialized paper and film products. These products include disposable electrodes for medical devices, hydrogels, adhesive tapes, pressure sensitive coated papers and films used for business forms and in printing applications, high quality facsimile paper and recording chart papers for medical and industrial instrumentation. The Technical Products division has six subsidiaries. Uni-Patch is a manufacturer and distributor of transcutaneous electrical nerve stimulation electrodes and related products which are used primarily in physical therapy and other forms of rehabilitation medicine. Classic Medical Products is a manufacturer of medical electrodes for EKGs and similar diagnostic tests. Promeon is a leading manufacturer of gels which are used with medical electrodes for testing and other monitoring purposes. LMI is a manufacturer of medical electrodes. Cambrex is a producer of hydrogel wound care products. Sentry Medical manufactures neonatal electrodes, diagnostic and monitoring electrodes, electrotherapy electrodes and cable and lead wires.

               Ludlow Laminating and Coating. Ludlow Laminating and Coating produces protective packaging and other materials made of coated or laminated combinations of paper, polyethylene and foil. Coated packaging materials provide barriers against grease, oil, light, heat, moisture, oxygen and other contaminants that could damage the contained products. The division produces structural coated and laminated products such as plastic coated kraft, linerboard and bleached boards for rigid urethane insulation panels, automotive components and wallboard panels. Other applications include packaging for photographic film, frozen foods, health care products, electrical and metallic components, agricultural chemicals, cement and specialty resins.

               Armin. Armin manufactures polyethylene film and packaging products in a wide range of size, gauge, construction strength, stretch capacity, clarity and color. Armin extrudes low density, high density and linear low density polyethylene film from resin purchased in pellet form, using such additives as coloring, slip and anti-block chemicals. Armin's products include plastic supermarket packaging, greenhouse sheeting, shipping covers and liners and a variety of other packaging configurations for the aerospace, agricultural, automotive, construction, cosmetics, electronics, food processing, healthcare, pharmaceutical and shipping industries. Armin also manufactures a number of other polyethylene products, such as reusable plastic pallets, transformer pads for electric utilities, and a large variety of disposable gloves for the cosmetic, medical, foodhandling and pharmaceutical industries.

               Twitchell. Twitchell manufactures extrusion coated polyester yarns and woven PVC-coated yarn fabrics and woven and knit paper fabrics. These fabrics are sold for use principally in outdoor furniture, wall coverings, window screening, awnings, housewares and other specialty products. Non-woven fabric is coated and sold for use as disposable medical clothing.

               Accurate Forming. Accurate Forming manufactures deep-drawn metal parts, primarily barrels, caps and clips for pens and pencils and containers, caps and closures for cosmetics, pharmaceutical packaging and automotive applications.

               Carlisle. Carlisle is a leading producer of industrial and consumer plastic products. Carlisle's products include trash bags, flexible packaging, sheeting and garment hangers. Carlisle supplies plastic trash bags to mass merchants, grocery chains, and institutional customers. Carlisle manufactures Ruffies[Registered], a national brand consumer trash bag, for mass merchants and other retail stores. Carlisle also provides heavy duty trash can liners for institutional customers, such as food service distributors, janitorial supply houses, restaurants, hotels and hospitals.

               Film-Gard[Registered], Carlisle's leading plastic sheeting product, is sold to consumers and professional contractors through do-it-yourself outlets, home improvement centers and hardware stores. A wide range of Film-Gard products are sold for various uses, including painting, renovation, construction, landscaping and agriculture. Carlisle's industrial packaging film is sold for use as shrink wrap and for other packaging requirements.

               Carlisle sells molded plastic garment hangers to garment manufacturers, national retailers, regional or local retailers, and mass merchants. Garment manufacturers place their clothes on Carlisle's hangers before shipping to retail outlets. Carlisle creates, manufactures and sells customized hanger designs to national retailers. Regional or local retailers buy standard Carlisle hanger lines for retail clothing displays. Carlisle also supplies mass merchants with consumer plastic hangers for sale to the general public.

               Flow Control Products

               Tyco is a manufacturer and distributor of flow control products in North America, Europe and Asia-Pacific. Flow control products include pipe, fittings, valves, meters and related products which are used to transport, control and measure the flow of liquids and gases. Tyco's Flow Control Group includes Grinnell, Allied Tube & Conduit, Mueller Co. and a number of specialized manufacturers of valves, fittings and couplings.

               Manufacturing. Tyco manufactures and distributes a wide range of flow control products, including pipe and pipe fittings, tubing, valves, meters, couplings, pipe hangers, strut and related components. These products are used in plumbing, heating, ventilation and air conditioning (HVAC) systems, mechanical contracting, power generation, water and gas utilities, oil and gas exploration, petrochemical and numerous other industrial applications. Tyco also manufactures certain related products such as steel tubing, custom iron castings, malleable iron pipe fittings and fencing materials.

               Allied is the leading North American manufacturer of pipe and other tubular products. Allied manufactures a full line of steel pipe for the fire protection and construction industries and for commercial, residential and institutional markets. Its mechanical tube division offers steel tubing in a wide assortment of shapes and sizes for a variety of industrial and commercial applications. Allied's fence division is a leader in the manufacture of products for the residential and industrial/commercial fence markets. Allied also manufactures metal framing systems used in the construction, industrial and OEM markets.

               Mueller, a manufacturer of water and gas distribution products, manufactures fire hydrants, iron butterfly and gate valves, service-line brass valves and fittings, gas valves and meter bars, water meters, backflow preventers and related products for sale to independent distributors and, to a lesser extent, directly to waterworks contractors, municipalities and gas companies throughout the United States and Canada.

               Over the past 5 years, Tyco has expanded its worldwide manufacturing and distribution presence through a series of acquisitions and internal growth. In North America, Grinnell manufactures forged steel fittings and valves. In Switzerland, Neotecha manufactures Teflon lined specialty valves for use in highly corrosive environments. In the United Kingdom, Charles Winn (Valves) Ltd. and Hindle Cockburns manufacture specialty high performance butterfly valves and ball valves that are used principally in the oil and gas, chemical and processing industries. In Spain, Belgicast manufactures valves used for waterworks and other industrial applications. In Malaysia, Tyco manufactures couplings, fittings, steel tubing and metal framing products.

               In September 1996, Tyco acquired Henry Pratt Co., James Jones Company and Edward Barber & Co from Watts Industries, Inc. These three operations, located in the United States and the United Kingdom, are engaged in the manufacture and sale of valves, hydrants and fittings used primarily in water utility, wastewater treatment and power generation markets.

               Electrical and Electronic Components

               Tyco's Electrical and Electronic Components group consists of Simplex Technologies, Inc. ("Simplex"), Allied's electrical conduit division and Tyco's Printed Circuit Group. Simplex manufactures underwater communications cable and cable assemblies. Allied manufactures and distributes electrical conduit and related components used in commercial electrical installations. The Printed Circuit Group manufactures printed circuit boards and assembles backplanes for the electronics industry.

               Simplex. Simplex is the largest U.S. manufacturer of undersea fiber optic telecommunications cable. Simplex also manufactures cable and cable assemblies for the U.S. Navy, underwater electric power cable and optical ground wire for use by power authorities and utilities, and electro-mechanical cable for unique field applications. Simplex's principal customer is AT&T-SSI, which accounted for approximately 78% of its revenues in fiscal 1996.

               Under a multi-year engineering development program, Simplex and AT&T Labs, Inc. have developed a proprietary encapsulation process for AT&T-SSI supplied optic fibers used in underwater telecommunications cables. Simplex manufactures the cable and performs system assembly and has proprietary rights to the encapsulation process. Over the past ten years, Simplex has manufactured more than 110,000 kilometers of undersea optical cable deployed by AT&T and others.

               For more than thirty years, Simplex has been the primary supplier of cable and cable assemblies to the U.S. Navy for use in data-gathering systems. Cable for U.S. Navy systems is manufactured under various types of contracts, including cost-plus-incentive fee, time and material, and fixed-price.

               Allied Electrical Conduit. Allied's electrical conduit division is one of the leading producers of steel electrical conduit in the United States. Electrical conduit is galvanized steel tubing designed to contain current-carrying electrical wires both inside and outside building structures. The conduit also serves as an electrical ground that ensures proper operation of circuit interruptors and provides a channel into which additional wires can be inserted or removed as electrical needs change. The division manufactures a full line of electrical conduit as well as metal framing and other products.

               Printed Circuit Group. Tyco's Printed Circuit Group of companies is one of the largest independent manufacturers of complex multi-layered printed circuit boards and assemblers of backplanes in the United States. Printed circuit boards are used in the electronics industry to mount and interconnect components to create electronic systems. They are categorized by the number of sides or layers that contain circuitry, which could be single-sided, double-sided or multi-layer. In general, single and double-sided boards are less advanced. Multi-layer boards provide greater interconnection density while decreasing the number of separate printed circuit boards which are required to accommodate powerful and sophisticated components. Backplanes include printed circuit boards and are assemblies of connectors and other electronic components which distribute power and interconnect printed circuit boards, power supplies and other system elements.

               The Group manufactures highly sophisticated double-sided, mass molded boards of up to eight layers, precision tooled, custom laminated multi-layer boards of up to 68 layers and sophisticated flex-rigid circuit boards for use in environmentally demanding conditions. The majority of the Group's sales are derived from its high-density multi-layer boards. Tyco's backplanes facility produces fully assembled units utilizing press-fit or soldered connection technology, custom pin grid array sockets and surface mounted assembly. The printed circuit boards and backplanes manufactured by Tyco are designed by customers and are manufactured on a job order basis to the customers' specifications. In January 1997, Tyco acquired ElectroStar, Inc., a leading U.S. manufacturer of complex printed circuit boards used in sophisticated electronic equipment.

ADT

               General

               ADT, through its subsidiaries, is engaged in two service businesses, electronic security services in North America and Europe and vehicle auction and related services in the United States. In this section, the term "ADT" is used to refer to the relevant operating subsidiary of ADT Limited engaged in that part of the business being described where the term appears.

               ADT's principal activities in the electronic security services business are the electronic monitoring and maintenance of its installed base of security systems and the installation of new, monitored security systems to add to its installed base. Monitored systems may be sold or, as is most often the case, ADT may retain ownership of installed systems. ADT receives contractual recurring fees for monitoring security systems through its electronic customer monitoring centers and for maintenance of security systems installed at customer premises and other related services. ADT sells, installs and maintains monitored security systems, integrated electronic security systems and other electronic security products for additional fees. Annualized contractually recurring fees for electronic monitoring and maintenance of security systems installed at customer premises, and other related services, as of December 31, 1996, represented approximately 65 per cent of ADT's total electronic security services revenues in North America and Europe for 1996. The remainder of ADT's security revenues were derived from the outright sale and installation of security systems, the installation of security systems in accordance with monitoring service agreements and the maintenance of security systems on a non-contractual basis.

               ADT's vehicle auction business operates a network of large modern auction centers in the United States which provide an organized wholesale marketplace for the sale and purchase of used vehicles. Principal sellers, or consignors, include new and used vehicle dealers, vehicle manufacturers, fleet operators, leasing companies, financial institutions and government agencies. Principal purchasers include franchise and non-franchise vehicle dealers and distributors who acquire vehicles to sell in the retail market.

               The following table presents the proportion of revenues derived by ADT from electronic security services and vehicle auction services in 1995 and 1996.

                                                   Proportion of Total Electronic
                                                              Security                       Proportion of Total
                                                         Services Revenues                    Business Revenues
                                                   ------------------------------            -------------------
                                                     1995                  1996                1995        1996
                                                   --------              --------            --------    --------

Electronic Security Services
North America..............................           71%                  75%                  54%         62%
United Kingdom and Continental Europe......           29%                  25%                  22%         20%



                                                         Proportion of Total
                                                           Vehicle Auction                   Proportion of Total
                                                          Services Revenues                   Business Revenues
                                                   ------------------------------            -------------------

                                                     1995                  1996                1995        1996
                                                   --------              --------            --------    --------

Vehicle Auction Services
United States................................         62%                  100%                 15%         18%
United Kingdom and Continental Europe........         38%                     *                  9%           *

-----------------
* ADT's vehicle auction services businesses in the United Kingdom and continental Europe were disposed of in the fourth quarter of 1995.

Electronic Security Services

               Business Strategy. ADT[Registered] is a leading name in electronic security services, and ADT believes that its name is important in the marketing of its security services and in competing with other electronic security service providers. Before 1987, ADT's electronic security services business served predominantly commercial customers. Since 1987, ADT's goals have been to create a lower cost, more efficient operation, suitable for long-term growth and greater profitability, and to take advantage of the economies of scale resulting from increased utilization of its infrastructure. Since 1987, ADT has (i) reduced the number of central stations and equipped its customer monitoring centers with enhanced computer technology to further automate the monitoring process and thus provide increased monitoring capacity, (ii) modernized and streamlined its computer-based administration and control systems, (iii) enhanced customer service programs through improved training programs for sales, management, installation and service employees and (iv) intensively marketed electronic monitoring services to residential customers to take greater advantage of the increased monitoring capacity created by the monitoring center consolidation and modernization program.

               Between 1987 and 1993, ADT significantly reduced the number of its central stations from 162 to 30 in North America and Europe while increasing monitoring capacity and maintaining geographical coverage. Since then ADT has continued to pursue its strategy of central station consolidation, although closures have taken place at a slower rate. Further opportunities for central station consolidation now exist following the acquisition of ASH in 1996. In the first quarter of 1997, ADT announced that it was investing in planned enhancements to its technological infrastructure to facilitate a further consolidation of its monitoring center network in order to provide for future anticipated growth opportunities while lowering costs and increasing monitoring capacity and operating efficiency.

               As a result of ADT's program implemented in 1988 to target the residential sector in North America, as well as growth in the level of consumer concern over crime and security generally and the availability of lower priced systems, ADT has significantly expanded its residential customer base in North America. Since 1988, ADT has enjoyed an annual compound growth rate in residential unit sales in excess of 36 per cent. ADT believes that because of the success of its sales and marketing efforts since 1988, it is uniquely positioned to benefit from the range of technological developments that are expanding and diversifying the types of services that ADT is able to offer.

               During the past several years, ADT's business has been evolving from that of primarily an intrusion alarm company into a data information company. ADT has, in the past few years, been offering energy management products and services to regulate the temperature and lighting in a customer's premises. This service has been achieved through the use of a communication protocol which utilizes the premises' existing alternating-current wiring. Another creative use of new technologies has permitted the launch of CarCop[Registered] which combines three significant infrastructures, cellular communications, the global positioning satellite system and ADT's 24 hour monitoring services, to provide a revolutionary new personal protection and vehicle security service.

               ADT believes that its broad customer base, its unique national distribution system and its highly skilled workforce provide it with a strong capacity to exploit new technologies and, given the rapid pace of technological change, ADT anticipates that it will explore partnering opportunities with premier companies in a variety of industries.

               ADT's overall goal is to expand its customer base in both the commercial and residential sectors. The commercial sectors in North America, the United Kingdom and continental Europe represent well established markets with growth prospects closely related to the overall economic growth in these markets. ADT's strategy is to retain a high percentage of its existing commercial and residential customers by continuing to provide high quality service. As part of its strategy to maintain and enhance its commercial market position in North America, ADT has a national accounts sales team in place in the United States to serve customers that have multiple locations. ADT believes that the North American residential marketplace continues to represent a relatively unpenetrated market, and ADT's strategy is to continue to market and install large numbers of new residential security systems, primarily in this market. ADT is continuing to implement this strategy through intensive advertising and marketing in metropolitan areas. ADT believes that incremental monitoring revenues from new customers should enhance operating margins because additional customers can be served through ADT's existing monitoring facilities with very little impact on ADT's total operating costs associated with monitoring security systems. ADT, however, incurs marketing costs associated with the sale of new systems and incremental installation costs in respect of each new system sold which are partly offset by a fee charged to the customer on installation of the system. In the first quarter of 1997, ADT announced that it was investing in planned enhancements to its technological infrastructure to facilitate monitoring center consolidation and provide increased capacity for future anticipated growth opportunities.

               Consistent with its strategy, ADT acquired Alert Centre, Inc. in the fourth quarter of 1995 and merged with ASH in the third quarter of 1996 adding, in aggregate, over 375,000 customers to ADT's customer base. The acquisition of Alert also provided ADT with an established dealer program under which security systems are installed by third parties with the monitoring contracts being onsold to ADT for monitoring. Such a program represents a cost effective way for ADT to further enhance its operating leverage. The acquisition of ASH gave ADT leadership in the electronic security services sector in the United Kingdom and will provide ADT with a new marketing opportunity in the UK residential market place.

               The following table presents the approximate number of commercial and residential customers in North America and Europe contracting with ADT for the monitoring or maintenance of electronic security systems, together with the aggregate annualized service revenue under contract, as of December 31, 1996, and the annual combined discontinuance rate for commercial and residential contracts in respect of 1996.

         Number of                     Number of                                              Annual Combined
    Commercial Customers         Residential Customers      Annualized Service Revenue      Discontinuance Rate
    --------------------         ---------------------      --------------------------      -------------------

          672,000                      1,149,000                   $920 million                    10.4%

               Annualized service revenue and annual combined discontinuance rate are defined under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations-- Electronic Security Services" in ADT's Annual Report on Form 10-K for the Year ended December 31, 1996.

               Commercial. ADT provides electronic security services and products to financial institutions, industrial and commercial businesses and complexes, warehouses, facilities of federal, state and local government departments, defense installations, and health care and educational facilities. ADT conducts its commercial operations in the United States, Canada, the United Kingdom, Spain, France, Belgium, Greece, The Netherlands and the Republic of Ireland. ADT sells, installs, monitors and maintains electronic security systems and products located at its customers' premises. These systems and products are tailored to customers' specific needs and include electronic monitoring services that provide intrusion and fire detection, as well as card or keypad activated access control systems and closed circuit television systems. ADT also markets standard security packages for specific types of commercial customers, such as retailers and banks. Certain commercial customers require more complex electronic security systems. To meet this demand, ADT also sells integrated electronic security systems that combine a variety of electronic security services and products. These systems are integrated by ADT to provide a single computer controlled security system. Integrated security systems are typically owned by the customer and can range in price from a few thousand to several million dollars. Integrated security systems may be monitored by the customer at its premises or connected to an ADT monitoring center. In either case, ADT usually provides support and maintenance for these systems through service contracts.

               The systems installed at commercial customers' premises may be owned by ADT or, as in the case of most integrated systems, by the customer. When the system is sold, the customer pays ADT the purchase price upon installation, and the customer also pays an installation fee. When monitoring equipment is owned by ADT, as is most often the case, only an installation fee is charged. Most customers also agree to pay an annual service charge for monitoring and maintenance. Some customers elect to pay for maintenance on a per visit basis. Service contracts for integrated security systems are negotiated on an individual basis. For integrated systems, a separate fee is charged for systems integration and installation. Service contracts are negotiated on an individual basis depending upon the number of systems monitored, the type of alarm transmission and the level of response services required.

               STAT Resources Inc. ("STAT Resources") estimates that total United States commercial electronic security systems and services market revenues were approximately $8.0 billion in 1996. ADT accounted for approximately 7.7 per cent of this amount.

               Commercial customers are motivated to purchase security systems to protect their property, employees and customers and by their insurance carriers, which may offer lower premium rates if a security system is installed or require that a system be installed as a condition to coverage. Of those insurance carriers in North America which offer lower premiums or will provide coverage only to customers with centrally monitored alarm systems, most require the monitoring center to be approved by Underwriters Laboratories, Inc. ("UL"). UL requires each monitoring center to meet specified design, technical and operational standards, including back up power capability. UL confirms compliance with its specifications through periodic on-site inspections. All of ADT's customer monitoring centers in the United States are UL approved.

               As of December 31, 1996, approximately 478,000 commercial customers, some of which have multiple locations, were under contract in North America, approximately 153,000 were under contract in the United Kingdom and approximately 41,000 were under contract in continental Europe. The electronic security services business in Europe services primarily commercial customers. In 1996, approximately 68 per cent of ADT's total electronic security services revenues in North America and Europe were derived from commercial customers. The electronic security services division is not dependent upon any single customer, as the revenue from any one customer does not exceed one per cent of the division's total net revenues.

               Contracts with commercial customers for monitoring and maintenance services are usually for an initial five-year term, automatically renewing on a year-to-year basis thereafter, unless canceled. A substantial number of contracts are now beyond their initial term and are therefore on an automatic renewal basis. It has been ADT's experience that monitoring contracts for security systems are generally renewed upon their expiration. Contract discontinuances, however, do occur, principally as a result of customer relocation or closure.

               ADT markets its electronic security services to commercial customers through a direct sales force in North America and Europe and through direct mail and print advertising. Customers that have multiple locations in North America are serviced by a separate national accounts sales force.

               Residential. Residential electronic security services are primarily marketed to customers in North America and consist of the sale, installation, monitoring and maintenance of electronically monitored security systems to detect intrusion and fire. Residential customer service and monitoring are performed from the same facilities as those used for commercial accounts.

               STAT Resources estimates that total United States residential electronic security systems and services market revenues were approximately $5.0 billion in 1996. ADT accounted for approximately 7.5 per cent of this amount.

               As part of its business strategy, ADT began to intensively market monitored security systems to residential customers in North America in 1988, and ADT believes that it has been able to sell a large number of residential security systems due to the growing level of consumer concern over crime and security generally and the availability of lower priced systems. In addition, residential customers are usually able to obtain more favorable insurance rates if an electronically monitored security system is installed in their home. ADT targets two groups of residential customers, those who typically require relatively inexpensive, standard electronically monitored security systems and a smaller group of residential customers who require more sophisticated systems.

               In 1996, ADT contracted to install and monitor approximately 280,000 new residential security systems, principally in North America, and as of December 31, 1996, ADT had approximately 1,149,000 residential customers under contract for monitoring services, of which approximately 90 per cent were located in North America. In 1996, approximately 32 per cent of ADT's total electronic security services revenues in North America and Europe were derived from residential customers. On average, fees charged by ADT for residential monitoring services are lower than the fees charged for commercial monitoring services. Contracts for residential services entered into after 1990 have usually been for an initial three-year term, automatically renewing on a year-to-year basis thereafter, unless canceled. For contracts entered into after April 1992, automatic renewal has been for two-year terms, unless canceled. A substantial number of contracts are now beyond their initial term and are therefore on an automatic renewal basis. It has been ADT's experience that residential contracts are generally renewed upon their expiration. Contract discontinuances, however, do occur, principally as a result of customers relocating.

               In North America, ADT usually retains ownership of standard residential systems whereas the more sophisticated systems are usually purchased by the customer. When the system is sold, the customer pays ADT the purchase price upon installation, and the customer also pays an installation fee. When the system is owned by ADT, as is most often the case, only an installation fee is charged. Substantially all residential customers agree to pay an annual service charge for monitoring and may also subscribe for maintenance services. Uniform package prices are offered to residential customers who purchase ADT's standard residential security system which includes a fixed number of detection devices. Frequently, customers add detection devices to expand the coverage of the system for which ADT charges an additional installation fee and an additional sales charge if the system is purchased. Pricing for residential customers who require more sophisticated systems depends upon the monitoring components installed, the type of alarm transmission and other services required.

               ADT markets its electronic security services to residential customers through television and radio advertising, print advertising, telemarketing, direct mail and through a direct residential sales force, as well as through approximately 120 independent ADT authorized dealers and through third party affinity marketing arrangements.

               Installation, Service and Maintenance. As part of its effort to provide high quality service to its commercial and residential customers, ADT maintains a trained installation, service and maintenance force of in North America and Europe. These employees are trained by ADT to install and service the various types of commercial and residential security systems which are marketed by ADT. ADT also uses sub-contracted personnel where appropriate.

               Product Sourcing. ADT does not manufacture any of the components used in its electronic security services business, although it does provide its own specifications to manufacturers for certain security system components and undertakes some final assembly work in respect of more sophisticated systems. Due to the general availability of the components used in its electronic security services business, ADT believes that it is not consistent with its role as a services company to be involved in manufacturing. This policy allows ADT to obtain the components of its systems from a number of different sources and, by so doing, to supply its customers with the latest technology generally available in the industry. ADT is not dependent on any single source for its supplies and components and has not experienced any material shortages of components.

               Monitored Electronic Security Systems. ADT's electronically monitored security systems involve the use on a customer's premises of devices designed to detect or react to various occurrences or conditions, such as intrusions, movement, fire, smoke, flooding, environmental conditions (including temperature or humidity variations), industrial operations (such as water, gas or steam pressure and process flow controls) and other hazards. In most systems, these detection devices are connected to a microprocessor based control panel which communicates through telephone lines to an ADT monitoring center where alarm and supervisory signals are received and recorded. Systems may also incorporate an emergency "panic button," which when pushed causes the control panel to transmit an alarm signal that takes priority over other alarm signals. In most systems, control panels can identify the nature of the alarm and the areas within a building where the sensor was activated and transmit the information to an ADT customer monitoring center. Depending upon the type of service for which the subscriber has contracted, monitoring center personnel respond to alarms by relaying appropriate information to the local fire or police departments, notifying the customer or taking other appropriate action, such as dispatching employees to the customer's premises.

               In most systems, the control panel communicates with an ADT customer monitoring center through one of four telephone line transmission systems, direct wire, multiplex, digital communicator or derived channel. Direct wire and multiplex systems are used mainly for commercial customers who require a higher level of security, whereas digital communicator or derived channel systems are used primarily in systems where cost is more important. Direct wire transmission uses a dedicated leased telephone line and is the most expensive form of monitoring connection. The multiplex system uses a remote device to receive signals from multiple customers' premises and concentrate and retransmit them over a dedicated leased telephone line to an ADT customer monitoring center. These two transmission methods allow ADT to continuously monitor the customer's security system to confirm that the connection to the monitoring center is functioning properly. The multiplex system provides the same level of security as direct wire but is less costly due to the reduced number of dedicated telephone lines which are necessary to monitor the same number of customers. ADT has a continuing selective conversion program to replace direct wire transmission systems with lower cost multiplex or digital systems. These conversions typically replace older equipment and result in a reduction in telephone line costs and in the frequency of customer service calls.

               A security system which utilizes a digital communicator responds to an event by dialing the monitoring center through the customer's regular telephone line. Unlike multiplex and direct wire systems, these systems are not continuously monitored, and if a control panel or the telephone line is not functioning properly the monitoring center may not be alerted. The derived channel system, which is not available in all markets, ties into the existing regular telephone line network but allows parallel simultaneous communication on one line using separate distinct frequencies. Using the derived channel system, it is possible to continuously monitor a digital communicator connection over the customer's regular telephone line. In certain markets ADT also offers systems with backup transmission capability through radio frequency transmission or the local cellular telephone network.

               Other Security Businesses. ADT entered the mobile security services market in 1996 with the launch of CarCop[Registered], a vehicle security system introduced in the fourth quarter of 1996 in conjunction with Mobile Security Communications, Inc. which is responsible for the sale and installation of the CarCop product. CarCop combines ADT's 24 hour monitoring services with cellular communications technology and the Global Positioning Satellite system to provide constant security coverage for a vehicle and its occupants whether the vehicle is parked, unattended or in use. The system can detect a range of emergency situations and, through utilizing ADT's 24 hour monitoring services and employing satellite tracking technology, the appropriate assistance can be despatched to the vehicle's exact location at any time, day or night.

               Risk Management. The nature of the services provided by ADT potentially exposes it to greater risks of liability for employee acts or omissions or product liability than may be inherent in many other service businesses. To attempt to reduce this risk, ADT's electronic security service contracts contain provisions limiting its liability and requiring indemnification by its customers. ADT also carries insurance of various types, including general liability and errors and omissions insurance, to protect it from product defects and negligent acts of its employees. ADT obtains such insurance at rates and upon terms negotiated periodically with various underwriters. The loss experience of ADT and, to some extent, other security services companies, may affect premium rates charged to ADT. As of December 31, 1996 such policies provided that ADT retain liability for the first $1.0 million per occurrence. Certain of ADT's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other kinds of damages arising from employee misconduct. In addition, in some states ADT's limitation of liability clause may be ineffective in cases of gross negligence and in certain other situations.

               Vehicle Auction Services

               The Industry. Vehicle auctions constitute a principal channel of distribution and redistribution for used vehicles. An auction brings together, in one location, dealers seeking to restock and diversify their inventory of used cars with a high volume of various makes and models provided by sellers seeking to dispose of their vehicles. The vehicle auction industry provides a reliable marketplace where many dealers participate in the auction's bid process and thus establish true wholesale prices for used vehicles. Vehicle auctions are preferred by many dealers, financial institutions and other sellers because an auction provides an efficient, cost-effective and convenient method of vehicle resale at the prevailing market price.

               The principal sources of vehicles for sale through auctions are consignments by new and used vehicle dealers, vehicle manufacturers, corporate owners of vehicles such as fleet operators, daily rental companies, leasing companies, banks and other financial institutions, manufacturers' credit subsidiaries and government agencies. The vehicles consigned by dealers include vehicles of all types and ages and include vehicles that have been traded in against new car sales. Vehicles consigned by corporate and financial owners include both repossessed and off-lease vehicles and, as a result, are normally in the range of one to four years old. The principal purchasers of vehicles at ADT's auctions are new and used vehicle dealers and distributors.

               ADT believes that the consignment of vehicles from dealers is the foundation of the auction industry. Dealers rely on the sale of used vehicles for a significant proportion of their profits and are both buyers and sellers at auction.

               A significant number of vehicles sold at auction in recent years has been attributable to vehicles being disposed of by domestic and import manufacturers who contract with certain auctions to sell used vehicles on their behalf. In the late 1980's, vehicle manufacturers found it advantageous to produce more vehicles than were necessary to satisfy immediate retail demand. These vehicles were either sold to daily rental car companies with a guarantee by such manufacturers to repurchase the vehicles or were leased to the daily rental car companies ("Program Cars"). Upon repurchase, the vehicle manufacturers chose to remarket these late-model cars to their dealers primarily through the vehicle auction network. Program Car auctions are restricted to each manufacturer's franchised dealers with the exception of auctions for some small volume import manufacturers. According to industry sources, the number of vehicles coming to auction from this source reached a peak of 1.6 million units in 1991. As the industry came out of recession in 1992, volumes reduced and have stabilized at around 1.1 million vehicles per year. When the number of cars available to daily rental companies through manufacturers' guaranteed repurchase programs was at its peak, many of the top rental companies obtained large numbers of their vehicles through such programs. As manufacturers have reduced their buy back programs, the daily rental companies have been obliged to purchase more vehicles in their own names and, consequently, their need to remarket vehicles at the end of their life cycle has increased.

               Vehicles owned by corporations and financial institutions represent another major source of vehicles for sale at auction and include vehicles owned by daily rental companies, vehicles from company fleets, end of term or early termination vehicles from leasing companies, including manufacturers' finance subsidiaries, vehicles from finance companies, including repossessed vehicles, and vehicles from the public sector. The dynamics of this segment are changing, particularly as the trend towards leasing new vehicles by individuals under manufacturers' lease programs increases.

               ADT Auctions. As of December 31, 1996, ADT operated 27 vehicle auction centers in the United States where it is the second largest provider of vehicle auction services. In 1996 the aggregate value of vehicles sold through ADT auction centers was approximately $8.7 billion. Substantially all of the vehicles sold at ADT auction centers are passenger cars and light trucks with the balance consisting of heavy trucks and industrial vehicles.

               The following table presents the approximate number of vehicles entered and sold through all of ADT's vehicle auction centers in the United States during 1994, 1995 and 1996.

                               1994          1995           1996
                            ---------      ---------      ---------

Vehicles Entered......      1,660,000      1,798,000      1,881,000
Vehicles Sold ........        967,000        994,000      1,064,000


               Business Strategy. ADT has been a leader in developing the wholesale vehicle auction business in the United States. ADT aims to provide a wholesale redistribution system for used vehicles which is efficient, economical and reliable. ADT's specific strategies are (i) to maintain and further strengthen its current relationships with vehicle manufacturers, fleet/lease operators, daily rental companies and other significant vehicle suppliers and dealers that both supply vehicles for auction and purchase vehicles at auction and (ii) to increase ADT's share of total used vehicle transactions. ADT is pursuing these strategies in part by encouraging more vehicle dealers to attend its auctions.

               Where possible, ADT categorizes its auction sales in order to facilitate the matching of appropriate buyers with vehicles being offered for sale. Auctions may be categorized by the type of vehicle being sold or by age of vehicle, mileage or source, for example ex-rental vehicles. ADT maintains a record of dealers that are authorized to bid at its auctions and employs direct marketing techniques to target dealers who are known buyers for the category of vehicle being auctioned and who are registered with ADT as approved buyers. ADT also holds closed sales for manufacturers' vehicles, including Program Cars and fleet vehicles, restricted to dealers holding a franchise from that particular manufacturer.

               ADT keeps its site location strategy and real estate requirements under continuous review together with the potential benefits of expanding its network through the acquisition of vehicle auction businesses and the development of new auction centers. ADT however believes that the geographic coverage of its auction network in the United States is substantially complete.

               Auction Operations. ADT operates a network of large modern auction centers and provides a comprehensive range of vehicle redistribution services. These services include collection and transportation of a seller's vehicles to an auction center, reconditioning the vehicles to retail standards, matching the vehicles with the auction market most likely to generate the highest amount of sale proceeds and delivering the vehicles to the buyer. Separate fees are charged for each of these services. ADT acts solely as an agent in auction transactions and does not purchase vehicles for its own account. ADT repurchases a small number of vehicles under its buyer protection programs which require it to repurchase vehicles that have suffered odometer tampering or that have an undisclosed salvage history. ADT operates almost exclusively in the wholesale marketplace. In general, the public is not permitted to attend auctions.

               When a vehicle arrives at an ADT auction center, it is checked in and assigned a computer tracking number. A seller may instruct ADT to perform various services including vehicle appraisal, appearance reconditioning and paint or body work to prepare the vehicle for auction. The title is checked against a computer database held by ADT. If a salvage history appears, the seller must either disclose the damage or withdraw the vehicle from the auction. ADT completes all requested services and holds the vehicles in secure parking areas until the scheduled auction day. The auction centers use computerized control systems to track vehicles through each step of the auction process. ADT is responsible for the vehicles while they are under its control.

               Generally, ADT's auction centers hold regularly scheduled auctions for vehicles from specific market sources. Additional auctions are scheduled as necessary, including auctions for specific types or categories of vehicles, such as heavy trucks, municipal and agricultural equipment and classic cars. A typical auction center consists of an auction hall, large paved areas for the storage of vehicles, facilities for reconditioning and separate areas for parking vehicles immediately prior to auction, some of which are covered. Auction halls typically have a number of lanes through which vehicles are normally driven, and where the auction bidding process takes place. This is a continuous process that enables a large number of vehicles to be auctioned quickly and efficiently. The auction hall building also contains the cashiers and other administrative personnel, as well as cafeteria and other customer facilities. When a vehicle is sold, the paperwork associated with a sale, including conveyance instruments, title or title applications and tag applications, is generally processed within one hour of the sale and immediate delivery arrangements are made. A particular vehicle may pass through the auction system more than once prior to being sold to a new owner.

               ADT is responsible for payment to sellers upon presentation of title after a vehicle is sold. If purchases are made other than on a cash basis, ADT determines in advance the credit-worthiness of the buyer. It is customary for buyers at ADT's auctions to pay by banker's draft. The auction collects funds on drafts within an average of ten working days. ADT's bad debt experience on these transactions is negligible.

               Sources of Vehicles. The principal sources of vehicles for sale at ADT's auctions are consignments by new and used vehicle dealers, vehicle manufacturers, corporate owners such as fleet operators, daily rental companies, leasing companies, banks and other financial institutions, manufacturers' credit subsidiaries and government agencies.

               The supply of consignment vehicles from dealers is relatively constant throughout the year. The number of Program Cars and vehicles consigned to auction by corporate fleet owners may fluctuate considerably throughout the year. As a consequence, auction revenues may fluctuate from quarter to quarter and at certain times during the year ADT may be storing large numbers of vehicles awaiting auction.

               ADT contracts with vehicle manufacturers for the auction of Program Cars. These contracts, which do not require the manufacturers to sell any minimum number of vehicles through ADT's auctions, generally have a term of one year and may be terminated upon 30 days' notice. In 1996, approximately 27 per cent of the vehicles sold at ADT auctions were Program Cars, compared to approximately 31 per cent in 1995. ADT also auctions vehicles from the manufacturers' own fleets and from manufacturers' affiliates such as their credit subsidiaries.

               During 1996, General Motors Corporation and its credit subsidiaries accounted for approximately 8 per cent of the vehicle auction division's United States revenues. ADT believes that its relationship with General Motors Corporation and the other vehicle manufacturers with which it does business is good. The loss of General Motors Corporation's business would, however, have a material adverse effect on the auction division's operations.



                             ELECTION OF DIRECTORS

               The Merger Agreement provides that ADT shareholders will be asked at the ADT Meeting to vote to increase the number of directors on the ADT Board to eleven, [remove all but three of the current members of the ADT Board] and elect the eight current directors of Tyco listed below to the Combined Company Board effective at the Effective Time of the Merger. The ADT Board presently consists of eight members. After the removal of the five ADT directors indicated below and the election to the ADT Board of the current Tyco directors indicated below, the current Tyco directors will constitute eight of the eleven members of the Combined Company Board. While ADT and Tyco expect that the Merger will be consummated immediately after the Meetings, the current ADT Board will remain in office until the effectiveness of the Merger. Upon effectiveness of the Merger, the Combined Company Board shall be those persons listed below, Mr. Ashcroft and two current independent directors of ADT who will remain directors of the Combined Company.

               Unless otherwise specified in the form of proxy, it is the intention of the persons named in the form of proxy to vote the shares represented by each properly executed form of proxy for the election as directors of the Combined Company of the persons named below as nominees. ADT believes that the nominees will stand for election and will serve if elected as directors. However, if any of the nominees listed below fails to stand for election or will be unable to accept election, the proxies will be voted for the election of such other person or persons as are designated by Tyco and are reasonably acceptable to ADT in accordance with the Merger Agreement.

Information Concerning Nominees

               The following table sets forth the names and ages of the ADT Board's nominees for election as directors effective as of the Effective Time of the Merger, each such person's principal occupation or employment during the past five years, and any directorships held by such person in any company with a class of securities registered under the Exchange Act (other than Tyco). Each of the nominees is currently a director of Tyco. None of the nominees currently holds any ADT Common Shares. For information concerning the Tyco Common Shares held by each of the nominees, which will be exchanged for Combined Company Common Shares in the Merger, see "Security Ownership of Certain Beneficial Owners of Tyco and Management of Tyco" below.

                Name                      Age     Principal Occupation or Employment; Directorships


L. Dennis Kozlowski..................     50      Chairman of the Board of Tyco (January
                                                  1993--present); Chief Executive Officer of Tyco
                                                  (July 1992--present); President of Tyco
                                                  (December 1989--present); President, Grinnell
                                                  Corporation (January 1984--present); Director,
                                                  Thiokol Corp. (aerospace and defense products)
                                                  (August 1993--present); Director, Applied Power
                                                  Inc. (control products) (July 1994--present);
                                                  Director, Raytheon Company (electronic systems
                                                  and equipment) (June 1995--present); Director,
                                                  RJR Nabisco Holdings Corp. (June 1996--
                                                  present).

Joshua M. Berman.....................     58      Counsel to Kramer, Levin, Naftalis & Frankel
                                                  (counselors at law) (April 1985--present);
                                                  Secretary of Tyco.

Richard S. Bodman....................     58      Managing General Partner, AT&T Ventures LLC
                                                  (May 1996--present); Senior Vice President,
                                                  Corporate Strategy and Development, AT&T
                                                  Corporation (communications) (August
                                                  1990--May 1996); Director, Reed Elsevier, plc
                                                  (publishing) (June 1996--present); Director, Lin
                                                  Television (broadcasting) (May 1996--present);
                                                  Director, National Housing Partnerships Inc. (real
                                                  estate) (August 1995--present).

John F. Fort, III....................     56      Chairman of the Board of Tyco (1982--December
                                                  1992); Chief Executive Officer of Tyco
                                                  (1982--June 1992); Director, Dover Corporation
                                                  (diversified manufacturer) (November
                                                  1989--present); Director, Roper Industries
                                                  (diversified products) (December 1995--present).

Stephen W. Foss......................     55      Chairman, President and Chief Executive Officer,
                                                  Foss Manufacturing Company Inc. (manufacturer
                                                  of non-woven fabrics) (for more than five years);
                                                  Director, Ameron International (diversified
                                                  manufacturer) (1994--present).

Richard A. Gilleland.................     52      Director, DePuy International (medical products)
                                                  (July 1996--present); President and Chief
                                                  Executive Officer, AMSCO International, Inc.
                                                  (infection control products) (July 1995--July
                                                  1996); Senior Vice President of Tyco (October
                                                  1994--July 1995); Chairman, President and Chief
                                                  Executive Officer, The Kendall Company (July
                                                  1990--July 1995); Director, Remington Arms
                                                  Company, Inc. (firearms and ammunition) (March
                                                  1994--present); Director, Physicians Resource
                                                  Group (physician practice management services)
                                                  (June 1995--present).

Philip M. Hampton....................     63      Co-Managing Director, R.H. Arnold & Co.
                                                  (investment bank) (April 1997--present);
                                                  Chairman of the Board, Metzler Corporation
                                                  (investment bank) (October 1989--March 1997);
                                                  Director and Vice Chairman (Retired), Bankers
                                                  Trust New York Corporation (1986--1989).

Frank E. Walsh, Jr...................     55      Chairman, Sandyhill Foundation (charitable
                                                  organization) (August 1996--present); Chairman,
                                                  Wesray Capital Corporation (private investment
                                                  firm) (October 1989--January 1996); Director,
                                                  Outlet Communications, Inc. (broadcasting)
                                                  (1986--1996).



[Removal of Directors]

               The ADT shareholders are being asked to remove five persons currently serving as directors of ADT. The directors of ADT whom ADT shareholders are being asked to remove are ___________. Michael A. Ashcroft, ___________ and ____________, who are currently directors of ADT, will continue to serve as directors of the Combined Company. The purpose of the removal is to create vacancies on the ADT Board that will be filled with the election of the current Tyco directors, as required by the Merger Agreement. The removal of the ADT directors who will not be serving as directors of the Combined Company has been consented to by each of these directors.

               The removal of the ADT directors who are not continuing as directors of the Combined Company, expansion of the ADT Board to eleven members and the election of the members of the Tyco Board as directors of the Combined Company are a condition to the parties' obligation to consummate the Merger. See "The Merger Agreement--Conditions to the Merger--Conditions to Each Party's Obligations to Effect the Merger." The ADT Board unanimously recommends that ADT shareholders vote FOR each of these proposals.

Directors and Executive Officers

               Set forth below are the names, ages, positions and certain other information concerning the current directors and executive officers of ADT and three executive officers of subsidiaries of ADT as at December 31, 1996.

Name                          Age     Position with ADT
----------------------      ------    -------------------------------------------------------------

Michael A. Ashcroft           51      Chairman of the ADT Board; Chief Executive Officer
John E. Danneberg             50      Director
Raymond A. Gross              47      Senior Vice President of ADT Security Services, Inc.
Alan B. Henderson             63      Director
Ronnie G. Lakey               42      Director of ADT (UK) Holdings PLC
James S. Pasman, Jr.          66      Director
Michael J. Richardson         60      President and Chief Executive Officer of ADT Automotive, Inc.
Stephen J. Ruzika             41      Chief Financial Officer; Executive Vice President; Director
W. Peter Slusser              67      Director
William W. Stinson            63      Director
Raymond S. Troubh             70      Director

               Mr. Ashcroft has been Chairman and Chief Executive Officer of ADT since 1984 and is Chairman of the Executive Committee. He was Chairman and Chief Executive Officer of ADT's predecessor company, Hawley Group PLC, from 1977 to 1984. He is the non-executive Chairman of BHI Corporation.

               Mr. Danneberg has been a director of ADT since December 1991 and was previously a director of ADT from 1984 to June 1991. He has been the Chief Executive Officer of Sonitrol Corporation since 1996. He was the President of Foliage Plant Systems, Inc., an interior landscape contractor, from 1988 to October 1995.

               Mr. Gross has been a Senior Vice President of ADT Security Services, Inc. since March 1, 1996. From August 1993, he was President and Chief Executive Officer of Alert Centre, Inc., which was acquired by ADT in December 1995, and prior to that he was President/General Manager of Cellular One of Ohio from November 1988.

               Mr. Henderson has been a director of ADT since 1992 and is a member of the Audit and Remuneration Committees. He is Chairman of Ranger Oil
(UK) Limited, an oil exploration and production company, and has been a director of Ranger Oil (UK) Limited since 1972. He is also Chairman of Abtrust Emerging Economies Investment Trust Plc and Abtrust New Thai Investment Trust Plc, and is a director of Abtrust New Dawn Investment Trust Plc, Energy Capital Investment Company PLC and Greenfriar Investment Company PLC.

               Mr. Lakey has been a director of ADT (UK) Holdings PLC since its incorporation in 1996. He has operational responsibility for ADT's electronic security services operations in Canada and Europe. He has held various positions with ADT since joining in 1987.

               Mr. Pasman has been a director of ADT since 1992 and is a member of the Audit and Remuneration Committees. He was President and Chief Operating Officer of National Intergroup, Inc., an industrial holding company, from 1989 to 1991 and was Chairman and Chief Executive Officer of Kaiser Aluminum and Chemical Corp., an aluminum and chemical company, from 1987 to 1989. He is a director of BEA Income Fund, Inc., BEA Strategic Income Fund, Inc. and BT Insurance Funds Trust.

               Mr. Richardson has been the President and Chief Executive Officer of ADT Automotive, Inc., which supervises the United States vehicle auction services business, since 1982.

               Mr. Ruzika has been a director and Executive Vice President of ADT since 1987, has been Chief Financial Officer since 1989 and President of ADT Security Services, Inc. since 1996. He is a member of the Executive Committee. He was previously Chief Financial Officer of ADT's United States operations. He is also a non-executive director of BHI Corporation.

               Mr. Slusser has been a director of ADT since 1992 and is a member of the Audit and Remuneration Committees. He has been the President of Slusser Associates, Inc., a private investment banking firm in New York City, since 1988 and was previously a managing director and head of mergers and acquisitions at PaineWebber Incorporated. He is a director of Ampex Corporation, a leading producer of high performance television and data storage recording systems.

               Mr. Stinson has been a director of ADT since 1991. He retired as Chairman and Chief Executive Officer of Canadian Pacific Limited in 1996 after serving as Chief Executive Officer for 11 years. He remains a director of that company. He is also a director of Laidlaw, Inc., Western Star Trucks Inc., Sun Life Assurance Company of Canada, and a number of other corporations.


               Mr. Troubh has been a director of ADT since 1991 and is a member of the Audit and Remuneration Committees. He has been an independent financial consultant since 1974. He is a director of America West Airlines, Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Diamond Offshore Drilling, Inc., Foundation Health Corporation, General American Investors Company, Inc., Olsten Corporation, Petrie Stores Corporation, Time Warner Inc., Triarc Companies, Inc. and WHX Corporation.

               Each director is currently serving a term which expires at the next annual general meeting. Under the ADT Bye-Laws, no person other than a director retiring at a general meeting of ADT shall, unless recommended by the directors, be eligible for election to the office of director unless, between six and 28 days before the meeting date, the Secretary of ADT has been given, by a shareholder of ADT (other than the person to be proposed) entitled to attend and vote at the meeting for which such notice is given, written notice of his intention to propose such person for election and also written notice, signed by the person to be proposed, of his willingness to be elected. It is the intention of the ADT Board to recommend the current directors of Tyco for election to the ADT Board. A director may hold any other office or position of profit under ADT (other than the office of Auditor) in conjunction with this office of director for such period and on such terms as ADT may from time to time determine in general meeting.

               Meetings and Committees of the ADT Board. During 1996, there were eleven meetings of the ADT Board. All directors attended at least 75 per cent of the meetings of the ADT Board and of the committees of which they were members.

               The ADT Board has several committees, including an Audit Committee and a Remuneration Committee. The Audit Committee, formed in 1991, and the Remuneration Committee, formed in 1992, each consist entirely of independent directors who are Messrs. Henderson, Pasman, Slusser and Troubh. During 1996, there were four meetings of the Audit Committee and four meetings of the Remuneration Committee. The function of the Audit Committee is to review the services performed by ADT's independent accountants and to review and act or report to the ADT Board with respect to the scope of audit procedures and accounting practices. The function of the Remuneration Committee is to review and approve compensation and other employment benefits afforded certain executive officers. ADT has no standing nominating committee.

               Compensation of Directors. Directors who are not employees of ADT are paid an annual director's fee of $25,000 each and are reimbursed for reasonable and customary travel and other expenses incurred in performing their duties. In addition, Messrs. Henderson, Pasman, Slusser and Troubh are each paid an annual sum of $15,000 for their services on the Audit and Remuneration Committees.

Security Ownership of Certain Beneficial Owners of ADT and ADT Management

               The following table sets forth certain information, with respect to beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act) of ADT Common Shares by any person known by ADT to beneficially own more than five per cent of the outstanding ADT Common Shares
(i) as at December 31, 1996 by FMR Corp. ("FMR"); (ii) as at March 17, 1996 by WCI; (iii) as at March 21, 1997 by Republic and (iv) as at March 24, 1997 by
(a) all directors of ADT, (b) the named directors and officers of ADT, including three executive officers of subsidiaries of ADT and (c) all directors and executive officers of ADT as a group. An asterisk indicates ownership of less than one per cent of outstanding ADT Common Shares.

                                            Number of
Name of Beneficial Owner                ADT Common Shares          % of
or Identity of Group                Beneficially Owned(1), (2)   Class(3)
---------------------------------   --------------------------   --------

Westar Capital, Inc. (4)                38,287,111                24.9%
 818 Kansas Avenue
 Topeka, Kansas 66601
FMR Corp.(5)                             8,416,744                 5.4%
 82 Devonshire Street
 Boston, Massachusetts 02109
Republic Industries, Inc.(6)            15,000,000                 9.8%
 450 East Las Olas Boulevard
 Fort Lauderdale, Florida 33301
M.A. Ashcroft(6)(7)                     11,525,718                 7.0%
J.E. Danneberg                                 102                 *
R.A. Gross                                   2,000                 *
A.B. Henderson                                 621                 *
R.G. Lakey                                  25,000                 *
J.S. Pasman, Jr.                             2,000                 *
M.J. Richardson                            327,837                 *
S.J. Ruzika                              1,307,407                 *
W.P. Slusser                                 2,800                 *
W.W. Stinson                                 3,010                 *
R.S. Troubh                                  2,500                 *
All directors and executive
officers as a group, 11 persons(8)      13,198,995                 8.0%


-------------
(1) Includes ADT Common Shares which may be acquired upon exercise of the following number of options to purchase ADT Common Shares from ADT exercisable on or within 60 days of March 24, 1997 held by the following persons: M.A. Ashcroft, 10,150,000 (excluding 15,000,000 ADT Common Shares owned by Republic through Triangle for which Mr. Ashcroft as Chairman of ADT holds a proxy as described in footnote 6 but as to which Mr. Ashcroft disclaims beneficial ownership); R.A. Gross, nil; R.G. Lakey, 25,000; M.J. Richardson, 315,000 and S.J. Ruzika, 1,291,665.

(2) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any ADT Common Shares which such person has the right to acquire on or within 60 days after March 24, 1997. For purposes of computing the percentage of outstanding ADT Common Shares held by each person or group of persons named above, any security which such person or persons has or have the right to acquire on or within 60 days after March 24, 1997 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) Based upon ADT Common Shares outstanding on March 24, 1997, but excluding 3,182,787 ADT Common Shares owned by a subsidiary of ADT.

(4) ADT has received an Amendment No. 10 to Schedule 13D dated March 17, 1997 filed with the SEC by WCI, a wholly owned subsidiary of Western Resources Inc., in respect of ownership of 38,287,111 ADT Common Shares. ADT has not attempted to verify independently any of the information contained in the Schedule 13D.

(5) ADT has received an Amendment No. 4 to Schedule 13G dated February 14, 1997 filed with the by SEC in respect of ownership of 8,416,744 of ADT Common Shares at December 31, 1996 by accounts under the discretionary investment management of its wholly owned subsidiaries Fidelity Management Research Company and Fidelity Management Trust Company (together "FMR Corp."). As of December 31, 1996, FMR Corp. exercised sole voting power with respect to 112,714 ADT Common Shares and sole dispositive power with respect to 8,416,744 ADT Common Shares. ADT has not attempted to independently verify any of the information contained in the Schedule 13G.

(6) ADT has received Amendment No. 2 to Schedule 13D dated March 26, 1997, describing that on March 21, 1997, Republic, through Triangle, purchased 15,000,000 ADT Common Shares by exercise of the Republic Warrant. Under the terms of the Republic Warrant, Triangle has granted the Chairman of ADT an irrevocable proxy to vote, at any meeting of ADT's shareholders, the 15,000,000 ADT Common Shares issued under the Republic Warrant, with respect to any matter which shall be voted upon by ADT's shareholders. The proxy expires as to any such ADT Common Shares on the earlier of (i) September 27, 1998 and (ii) the date such shares are no longer held by Republic or any of its affiliates or nominees. Mr. Ashcroft, in his capacity as Chairman of the ADT Board, has advised ADT that he intends to vote the 15,000,000 ADT Common Shares as directed by the ADT Board. Mr. Ashcroft disclaims beneficial ownership of the ADT Common Shares held by Triangle.

(7) The number of ADT Common Shares beneficially owned by Mr. Ashcroft includes 718 ADT Common Shares owned by Mr. Ashcroft's wife.

(8) The address for these officers and directors is the address of ADT.

*  less than 1%

Security Ownership of Certain Beneficial Owners of Tyco and Tyco Management

               The following table sets forth, as of March 24, 1997, the beneficial ownership of Tyco Common Shares by (i) those persons known by Tyco to own beneficially more than 5% of the outstanding Tyco Common Shares: (ii) all directors of Tyco, each of the executive officers named under "Executive Compensation" in Tyco's Proxy Statement for its 1996 Annual Meeting of Shareholders, dated September 20, 1996; and (iii) all directors and officers of Tyco as a group.

                                     Number of  Tyco
Name of Beneficial Owner              Common Shares
or Identity of Group              Beneficially Owned(1)    % of Class
------------------------------    ---------------------    ----------


FMR Corp.(2)                           23,292,204           14.0%
  82 Devonshire Street
  Boston, Massachusetts 02109
L. Dennis Kozlowski(3)                  1,010,058            *
Joshua M. Berman                           36,000            *
Richard S. Bodman                          12,596            *
John F. Fort, III                          79,543            *
Stephen W. Foss                            28,513            *
Richard A. Gilleland                        2,302            *
Philip M. Hampton                          25,000            *
Frank E. Walsh, Jr.                        51,497            *
Jerry R. Boggess(4)                        55,468            *
Robert P. Mead(5)                         104,986            *
Richard J. Meelia (6)                      82,938            *
Mark H. Swartz(7)                         225,226            *
All directors and officers
as a group (15 persons).........        1,925,750            1.2%

-------------
(1) The amounts shown are amounts owned beneficially as of March 15, 1997, based on information furnished by the persons named. For purposes hereof, a person is deemed to be the beneficial owner of shares if such person, either alone or with others, had the power to vote or to dispose of such shares.

(2) In a Schedule 13G, with information as of December 31, 1996, FMR Corp. reported that such shares were not acquired for the purpose of acquiring or influencing control of Tyco and that it has sole dispositive power over 23,292,204 shares and sole voting power over 1,267,014 shares.

(3) The amount shown includes 338,000 Tyco Common Shares awarded to Mr. Kozlowski under Tyco's 1994 Restricted Stock Ownership Plan for Key Employees ("1994 Restricted Stock Plan") on which restrictions have not yet lapsed.

(4) Includes 15,000 shares awarded to Mr. Boggess under the 1983 Restricted Stock Plan on which restrictions have not yet lapsed.

(5) Includes 20,534 shares awarded to Mr. Mead under the 1994 Restricted Stock Plan on which restrictions have not yet lapsed.

(6) Includes 50,858 shares awarded to Mr. Meelia under the 1994 Restricted Stock Plan on which restrictions had not yet lapsed.

(7) Includes 144,000 shares awarded to Mr. Swartz under the 1994 Restricted Stock Plan on which restrictions have not yet lapsed.

*  less than 1%

ADT Executive Compensation

               Summary Compensation Table. Shown below is information concerning the annual and long-term compensation for services in all capacities to ADT for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who were, at December 31, 1996 (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of ADT, including three executive officers of subsidiaries of ADT (the "Named Officers").

                                                                                      Long-Term
                                                                                     Compensation
                                             Annual Compensation(1)                     Awards
                                                                                       Semintis
                                                                                   Underlying Stock         All Other
Name and principal position        Year        Salary              Bonus               Options            Compensation
---------------------------      -------    -----------     ----------------       ----------------    ----------------

Michael A. Ashcroft(2)             1996      $1,143,844     $2,344,880                 5,000,000         $1,330,380 (3)
Chairman of the ADT Board;         1995      $1,089,375     $2,233,219                 1,500,000         $1,921,939
Chief Executive Officer            1994      $1,037,500     $1,945,313                   750,000           $783,403

Raymond A. Gross                   1996        $183,353(4)     $82,500                   100,000                -0-
Senior Vice President of ADT       1995             -0-            -0-                       -0-                -0-
Security Services, Inc.            1994             -0-            -0-                       -0-                -0-

Ronnie G. Lakey                    1996        $248,962       $125,000                   100,000            $27,020 (5)
Director of ADT (UK) Holdings      1995        $195,866       $140,000                    20,000            $14,822 (5)
PLC                                1994        $188,827       $135,000                    25,000            $14,138 (5)

Michael J. Richardson(6)           1996        $335,000       $222,705                    40,000             $6,461 (7)
Chief Executive Officer of ADT     1995        $314,000       $145,245                    50,000             $6,461 (7)
Automotive, Inc.                   1994        $300,000       $115,000                    45,000             $6,480 (7)

Stephen J. Ruzika(8)               1996        $686,306     $1,100,000 (9)               208,333            $40,323 (10)
Chief Financial Officer;           1995        $653,625       $250,000                   500,000            $37,432 (10)
Executive Vice President;          1994        $622,500       $200,000                   250,000            $35,639 (10)
Director

[FN]
-------------
(1) While officers enjoy certain perquisites, such perquisites did not exceed the lesser of $50,000 or 10 per cent of each officer's salary and bonus. Except as set forth below in "Employment Contracts, Termination of Employment and Change in Control Arrangements" and above in "Interest of Certain Persons in the Merger," a change in control of ADT does not of itself require the payment of any moneys to any of the Named Officers. However, such an event does accelerate the vesting of certain pension rights and the exercisability of certain stock options.

(2) The salary, bonus and all other compensation shown in respect of 1994 and 1995 represent Mr. Ashcroft's entitlement to those amounts. Mr. Ashcroft utilized $2,500,000 of the compensation due to him for 1995, being the whole of his bonus entitlement of $2,233,219 and $266,781 of his other compensation to subscribe for options, at the rate of $2.50 per option, to subscribe for ADT Common Shares. Mr. Ashcroft also utilized $2,500,000 of the compensation due to him for 1994, being the whole of his bonus entitlement of $1,945,313 and $554,687 of his other compensation entitlement to subscribe for these options.

(3) The other compensation due to Mr. Ashcroft in respect of 1996 represents the US dollar equivalent of Pound Sterling851,344 being an amount in lieu of providing Mr. Ashcroft with retirement and death benefits under a defined pension plan. The amounts in respect of 1995 and 1994, a portion of which are referred to in note (2) above, were the equivalents of Pound Sterling1,217,341 and Pound Sterling511,126, respectively.

(4) Represents salary since joining ADT Security in March 1996. Mr. Gross's annualized salary for 1996 was $220,000.

(5) Represents $27,020, $14,822, and $14,138 for the amount contributed to Mr. Lakey's retirement income plan for 1996, 1995 and 1994, respectively.

(6) The salary amount shown for 1996 represents Mr. Richardson's entitlement to salary in the year. Prior to becoming entitled to receive certain salary, however, Mr. Richardson elected to receive options at the rate of $2.50 per option, to subscribe for ADT Common Shares at an exercise price of $8.625 per share, in lieu of receiving $69,444, $83,333 and $97,222 in salary in 1996, 1995 and 1994, respectively.

(7) Represents $4,500 contributed for 1996, 1995 and 1994 to a defined contribution 401(k) pension benefit plan, and $1,961, $1,961 and $1,980 for 1996, 1995 and 1994, respectively, which is the aggregate incremental cost to ADT of providing Mr. Richardson with enhanced group term life insurance benefits.

(8) The salary amount shown for 1996 represents Mr. Ruzika's entitlement to salary in the year. Prior to becoming entitled to receive certain salary, however, Mr. Ruzika elected to receive options at the rate of $2.50 per option, to subscribe for ADT Common Shares at an exercise price of $8.625 per share, in lieu of receiving $80,136, $104,167 and $128, 198 in salary in 1996, 1995 and 1994, respectively.

(9)   Mr. Ruzika earned a bonus for 1996 of $1,100,000 (1995 - $250,000)
      under a bonus arrangement by which payments are related directly to the performance of the ADT Common Share price.

(10) Represents $37,639, $35,777 and $34,003 contributed to Mr. Ruzika's retirement income plan in 1996, 1995 and 1994, respectively, and $2,684, $1,655 and $1,636 for 1996, 1995 and 1994, respectively, which is the estimated aggregate incremental cost to ADT of providing Mr. Ruzika with supplemental term life insurance.

               Option Grants in Last Fiscal Year. Shown below are all grants of share options to the Named Officers during the fiscal year ended December 31, 1996. The following table shows, along with certain information, hypothetical realizable values of share options granted for the last fiscal year, at assumed rates of cumulative share price appreciation over the ten-year life of such options. These assumed rates of appreciation are set by the rules of the SEC and are not intended to forecast appreciation of the price of the ADT Common Shares. These hypothetical values have not been discounted to reflect their present values.


                                                                                                    Potential Realizable Value
                                                                                                     at Assumed Annual Rates
                                                                                                   of Share Price Appreciation
                                              Individual Grants                                         for Option Term(2)
              ---------------------------------------------------------------------------------  ------------------------------
                               % of Total                           Exercise
                            Options Granted       Market Price         or
               Options        to Employees             on          Base Price
Name          Granted(1)     in Fiscal Year       Date of Grant    ($/share)    Expiration Date        5%             10%
-----------   ----------    ---------------   ------------------   ----------   ---------------   -------------   -------------


Michael A.
 Ashcroft       5,000,000         78.3%             $14.75             $15.00       Aug 4, 2003   $30,968,000      $74,713,000
Raymond A.
 Gross            100,000          1.6%             $16.375            $16.50       May 6, 2006    $1,017,000       $2,597,000
Ronnie G.
 Lakey            100,000          1.6%             $16.375            $16.50       May 6, 2006    $1,017,000       $2,597,000
Michael J.
 Richardson        40,000          0.6%             $16.375            $16.50       May 6, 2006      $407,000       $1,039,000
Stephen J.
 Ruzika           208,333          3.3%             $14.75             $15.00     April 29, 2004   $1,452,000       $3,567,000

-------------
(1) The options granted to Mr. Ashcroft and Mr. Ruzika represent the net increase in the number of options which were received by Mr. Ashcroft and Mr. Ruzika in connection with an amendment to a previously granted option on 3,000,000 and 125,000 Common Shares, respectively. At the same time as the number of options was increased, the exercise price was also increased from $8.625 to $15.00. All the other terms and conditions of the options, including the expiry dates, remained unchanged. All of these options are currently exercisable.

    Of the options granted to Mr. Gross, Mr. Lakey and Mr. Richardson, 50 per cent are exercisable after three years from the date of grant, 25 per cent are exercisable after four years from the date of grant and 25 per cent are exercisable after five years from the date of grant.
    It is currently intended that all such options will become immediately exercisable upon consummation of the Merger as adjusted for the Reverse Stock Split. See "The Merger Agreement--Certain Covenants--Certain Employee Benefits Matters."

(2) Gains are reported net of the option exercise price but before taxes associated with exercise. Mr. Ashcroft and Mr. Ruzika have paid a subscription price for these options of $2.50 per option. Accordingly, for the purpose of calculating the potential realizable value, $2.50 has been added to the exercise price. The amounts shown represent certain assumed rates of appreciation only. Actual gains, if any, on option exercises are dependent on the future price performance of the ADT Common Shares as well as the option holders' continued employment through the vesting period. The potential realizable values reflected in this table may not necessarily be achieved.

               Aggregate Option Exercises in Last Fiscal Year and Year-End Option Values. Shown below is information with respect to aggregate option exercises by the Named Officers in the fiscal year ended December 31, 1996 and with respect to unexercised options to purchase ADT Common Shares granted in fiscal 1996 and prior years to the Named Officers and held by them at December 31, 1996.

                                                                   Number of Unexercised          Value of Unexercised In-the-Money
                Shares Acquired on       Value Realized on        Options at Fiscal Year End       Options at Fiscal Year End(1)(2)
              Exercise of Options in   Exercise of Options in    -----------------------------    ---------------------------------
Name               Fiscal Year              Fiscal Year          Exercisable     Unexercisable      Exercisable      Unexercisable
-----------   ----------------------   ----------------------    -----------     -------------    --------------     --------------

Michael A.
 Ashcroft          825,000                  $6,626,250             9,700,000        1,550,000         $78,437,190        17,493,125
Raymond A.
 Gross                 -0-                         -0-                  -0-           100,000               -0-            $637,500
Ronnie G.
 Lakey               32,000                    $256,016               15,000          145,000            $208,125        $1,209,375
Michael J.
 Richardson         45,000                    $318,125               270,000          135,000          $3,496,750        $1,441,875
Stephen J.
 Ruzika             12,000                     $54,900             1,141,663          516,670         $12,951,731        $5,831,080

-------------
(1) Based on the closing price of $22.875 per ADT Common Share on December 31, 1996.

(2) Messrs. Ashcroft, Richardson and Ruzika have been granted certain options for which they have paid a subscription price of $2.50 per option which has been taken into account for the purpose of valuing these options.

               Certain Defined Benefit Plans. ADT does not maintain any defined benefit or actuarial retirement plans ("pension plans"). However, Mr. Lakey, Mr. Richardson and Mr. Ruzika participate in pension plans that are maintained by indirect, wholly owned subsidiaries of ADT. Certain information is set forth below regarding the pension plans in which Mr. Lakey, Mr. Richardson and Mr. Ruzika, as well as other employees of ADT's subsidiaries, participate.

               Mr. Richardson is a participant in the ADT Group Plan. Mr. Richardson is the only Named Officer who participates in the ADT Group Plan. The ADT Group Plan provides Mr. Richardson an annual benefit payable for life beginning at age 60. The annual benefit is equal to 66.7 per cent of base salary for the three years of the most recent ten years prior to retirement that produce the highest average. Mr. Richardson's annual benefit payable at age 60 for life is Pound Sterling146,095. Since Mr. Richardson has already attained age 60, the benefit payable to him upon his actual retirement will be adjusted based upon his actual retirement date. Benefits payable under the ADT Group Plan are not offset by Social Security benefits.

               ADT, Inc. maintains an ADT SERP. Mr. Lakey and Mr. Ruzika are the only Named Officers who participate in the ADT SERP. Benefits for Mr. Ruzika under the ADT SERP are also supplemented under the Supplemental Benefit Agreement.

               The ADT SERP provides benefits to Mr. Lakey for a total of 20 years, beginning at age 60. This annual benefit is equal to 60 per cent of Mr. Lakey's base salary for the three consecutive years that produce the highest average. This benefit is reduced by the value of any benefits derived from employer contributions under any other retirement plan maintained by ADT, Inc. or its affiliates. Mr. Lakey's estimated annual benefit payable at age 60 for a total of 20 years, net of the estimated offset attributable to employer contributions under certain defined contribution plans, is $30,764. The estimated offset is based on the assumption that Mr. Lakey will have 27 years of service at age 60. Benefits are not offset by Social Security benefits.

               The ADT SERP and Supplemental Benefit Agreement together provide benefits payable to Mr. Ruzika for a total of 20 years beginning at age 55. This annual benefit is equal to 65 per cent of base salary and bonuses for the three consecutive years that produce the highest average. Effective for benefits accrued after December 31, 1994, the benefit is calculated using base salary including, for this purpose, the purchase price of any options to purchase ADT's shares received in lieu of base salary. This benefit is reduced by the value of any benefits derived from employer contributions under any other retirement plan maintained by ADT, Inc. or its affiliates.

               Mr. Ruzika's estimated annual benefit payable at age 55 for a total of 20 years, net of the estimated offset attributable to employer contributions under certain defined contribution plans, is $361,802. The estimated offset is based upon the assumption that Mr. Ruzika will have 28 years of service at age 55. Benefits are not offset by Social Security benefits.

               For a discussion of certain change of control provisions in the ADT SERP, see "--Employment Contracts, Termination of Employment and Change in Control Arrangements."

               Compliance with Reporting Requirements. ADT believes that, during 1996, all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and beneficial owners of more than 10 per cent of equity securities were complied with on a timely basis.

               Employment Contracts, Termination of Employment and Change in Control Arrangements. ADT has entered into a written employment agreement with Mr. Ashcroft, dated as of May 8, 1993. An amendment to the agreement was approved on November 4, 1996, which provides that Mr. Ashcroft shall serve as Chairman of the ADT Board and Chief Executive Officer until March 31, 2000, subject to renewal for additional two-year terms thereafter. Mr. Ashcroft's initial base salary was $1,000,000 per annum subject to annual review and adjustment by the ADT Board but may only be reduced by a maximum of 15 per cent during the term of the agreement without Mr. Ashcroft's consent. During 1996, Mr. Ashcroft's base salary was increased to $1,157,625 per annum. Mr. Ashcroft is also eligible for annual bonus payments based upon an earnings-per-share target for the ADT Common Shares set each year, subject to a maximum bonus of $4,000,000. The maximum bonus is payable upon attaining
117.5 per cent of the targeted earnings per share. As a term of the contract, Mr. Ashcroft was granted options to purchase 1,000,000 ADT Common Shares under the ADT 1993 Long Term Incentive Plan, with 50 per cent of such options exercisable at market value on the date of grant, as defined, 25 per cent exercisable at 110 per cent of market value, and 25 per cent exercisable at 120 per cent of market value, vesting in equal annual installments over a three-year period commencing one year from the date of grant and exercisable over a ten-year period. ADT will make annual payments to Mr. Ashcroft calculated to provide him with retirement and death benefits no less favorable than if he were a member of the pension plan maintained by ADT Group PLC (the "ADT Group Plan"). Such annual payments will not be less than $450,000. ADT may terminate the agreement upon Mr. Ashcroft's death, when Mr. Ashcroft attains the age of 60, if Mr. Ashcroft is unable to perform his duties for 180 days due to ill heath, accident or otherwise, if Mr. Ashcroft fails to discharge his duties or engages in conduct that is materially injurious to ADT, or if Mr. Ashcroft willfully and continually commits a material breach of the agreement. Mr. Ashcroft may terminate the agreement upon, among other reasons, a breach by ADT which breach (except for a material breach) is not cured within 30 days, if he is removed from his position as Chairman of the ADT Board or his position as Chief Executive Officer, or if the scope of his duties and responsibilities becomes inconsistent with his position as an officer of ADT.

               Mr. Ashcroft may also terminate the agreement without cause at any time upon 90 days' notice. In the event the agreement is terminated pursuant to its terms by ADT or without cause by Mr. Ashcroft upon 90 days' notice, Mr. Ashcroft will be entitled to the pro rata portion of his base salary, bonus payment, pension payment and other benefits but will not be entitled to any additional payments. If the agreement is terminated due to a disability, Mr. Ashcroft will be entitled to an additional payment equal to two times his highest base salary. In the event the agreement is terminated by ADT without cause or by Mr. Ashcroft with cause, Mr. Ashcroft will be entitled to a severance payment equal to two times his highest base salary and average bonus payment, annual pension payments for the year of termination and the following two years, and one year of any other benefits previously provided.

               Mr. Ruzika entered into an employment agreement with ADT as of February 26, 1997. The agreement provides that Mr. Ruzika will serve as Chief Financial Officer of ADT and as President of ADT Security Services, Inc. ("ADT Security"), ADT Operations and ADT, Inc., subsidiaries of ADT, from March 1, 1997 until February 28, 1999, subject to renewal for additional two-year terms thereafter. Mr. Ruzika's initial annual base salary will be $694,500 and will be subject to annual review for possible adjustments. Mr. Ruzika will also be eligible for annual bonus payments at the discretion of ADT as well as other compensation and benefit plans of ADT including stock option plans. The termination provisions of this agreement provide that in the event that agreement is terminated by ADT without cause or by Mr. Ruzika with cause, Mr. Ruzika will be entitled to receive a severance payment equal to twice his base salary, bonus and certain fringe benefits.

               Mr. Lakey entered into an employment agreement with ADT, Inc. as of January 16, 1997. The agreement provides that Mr. Lakey will have operational responsibility for ADT's electronic security operations in Canada and Europe from January 16, 1997 until December 31, 1999, subject to renewal for additional two-year terms thereafter. Mr. Lakey's initial annual base salary will be $265,000. Mr. Lakey will also be eligible for annual bonus payments at the discretion of ADT as well as certain other enumerated benefits and relocation expenses. The termination provisions of this agreement include a term to the effect that, in the event that agreement is terminated by ADT without cause or by Mr. Lakey with cause, Mr. Lakey will be entitled to receive his base salary and certain fringe benefits for two years.

               Under the ADT SERP (and, in the case of Mr. Ruzika, the Supplemental Benefit Agreement), Mr. Ruzika and Mr. Lakey become fully vested in the accrued benefits thereunder upon a Change in Control (as defined below) of ADT or ADT, Inc. Mr. Ruzika also becomes fully vested upon a Change in Control (as defined below) of ADT Management Services Limited. If Mr. Ruzika or Mr. Lakey's employment is terminated within one year from the date of a Change in Control, the terminated executive will receive, in lieu of all other amounts due to him under the ADT SERP (and, in Mr. Ruzika's case, the Supplemental Benefit Agreement), a lump-sum distribution equal to the present value of his accrued benefit and an additional amount calculated under a formula intended to put him in the same after-tax position that he would have been in if he had received a lump-sum distribution of his accrued benefit on his normal retirement date. Under this formula Mr. Ruzika would currently receive an additional amount of approximately $653,295 and Mr. Lakey would currently receive an additional amount of approximately $54,253.

               A "Change in Control" is deemed to have occurred under the ADT SERP if : (1) any person (other than Laidlaw, Inc. or its affiliates, collectively the "Laidlaw Group") acquires more than 40 per cent of ADT's voting stock (the triggering percentage has been reduced from 40 per cent to 35 per cent because the Laidlaw Group's beneficial ownership of ADT's voting stock is less than 20 per cent); (2) the Laidlaw Group becomes the beneficial owner of more than 45 per cent of ADT's outstanding voting stock; (3) there is a change of 50 per cent or more in the composition of ADT's directors during any 3-year period (unless the change in directors was approved by two thirds of the directors in office at the beginning of such 3-year period or directors who had previously been elected with the requisite two thirds approval); (4) a person acquires the legal right to direct the management and policies of ADT (other than by virtue of membership on the ADT Board or a committee of the ADT Board); (5) ADT ceases to own, directly or indirectly through subsidiaries, at least 80 per cent of the voting stock of ADT, Inc. or (6) the shareholders of either ADT or ADT, Inc. approve a merger, consolidation or a sale or disposition of all, or substantially all, of the assets of ADT or ADT, Inc. as the case may be, with the relevant company not surviving. In the case of Mr. Ruzika, the provisions of (4), (5), and (6) above include a change in the ownership of ADT Management Services Limited (as well as ADT or ADT, Inc.).

               Mr. Richardson entered into an employment agreement with ADT Automotive Holdings, the corporate parent of ADT Automotive, as of November 30, 1993. The agreement provides that Mr. Richardson will serve as Chief Executive Officer of ADT Automotive Holdings and its subsidiaries from December 1, 1993 until July 31, 1996, subject to renewal for additional one-year terms thereafter. The agreement was renewed on a year-to-year basis as of July 31, 1996. The agreement provides that the term will be extended for an additional one year period thereafter unless either ADT Automotive Holdings or Mr. Richardson shall have given the other notice of intention not to extend the term six months prior to July 31, 1997. On January 29, 1997, ADT Automotive Holdings and Mr. Richardson entered into an agreement which provides that Mr. Richardson's time to give such notice is extended to and including April 30, 1997. Mr. Richardson's initial annual base salary will be $300,000 and will be subject to annual review for possible increases. Mr. Richardson will also be eligible for annual bonus payments at the discretion of ADT. The termination provisions of this agreement include a term to the effect that, in the event that the agreement is terminated by ADT Automotive Holdings without cause or by Mr. Richardson with cause, Mr. Richardson will be entitled to receive his base salary and certain fringe benefits for two years or the remaining term of the agreement, whichever is longer.

               The Remuneration Committee of the ADT Board (the "Remuneration Committee") has considered the recommendations of ADT's outside independent human resources consultants, and has reviewed industry practices concerning change in control severance benefits. In view of the need to minimize employee distractions and to retain employee loyalty and dedication to ADT and to assure attention to ADT's performance pending resolution of the Western Offer, on February 27, on the recommendation of the Remuneration Committee, the ADT Board unanimously approved a severance agreement between Mr. Gross and ADT Security in the event of a change of control, which severance arrangement it has determined is fair and consistent with industry practices. The agreement provides that in the event that there is a "Severance Change in Control" (as defined below) of ADT prior to February 9, 2000, and either (x) Mr. Gross's employment is terminated without cause or (y) Mr. Gross terminates his employment for good reason, Mr. Gross shall be entitled to (a) an amount of severance pay equal to twice the total of (i) the higher of his annual full base salary as of the date of termination or as of the date of the Severance Change in Control, calculated on an annualized basis, plus (ii) the amount of the bonus awarded to Mr. Gross, if any, in the year prior to the date of termination and (b) for the twelve-month period following such termination, benefits substantially similar to the higher of those which Mr. Gross is receiving immediately prior to the date of termination or as of the date of the Severance Change in Control. A "Severance Change in Control" is deemed to have occurred under the severance agreement if: (1) any person becomes the beneficial owner of more than 50 per cent of ADT's then-outstanding voting securities; (2) there is a change of 50 per cent or more in the composition of ADT's directors during the term of the agreement (unless the change in directors was approved by two thirds of the directors in office at the beginning of such term or directors who had previously been elected with the requisite two thirds approval); (3) a person acquires the legal right to direct the management and policies of ADT (other than by virtue of membership on the ADT Board or a committee of the ADT Board); or (4) the shareholders of ADT approve a merger, consolidation or a sale or disposition of all, or substantially all, of the assets of ADT in which ADT is not the surviving entity.

               In 1996, the Remuneration Committee of the Board resolved to increase the subscription price and size of certain share options held by Mr. Ashcroft and Mr. Ruzika. In 1993, Mr. Ashcroft and Mr. Ruzika were granted options to subscribe for 3,000,000 and 125,000 Common Shares respectively at an exercise price of $8.625 per share for which each was required to pay $2.50 per option, representing a total payment of $7,500,000 and $312,500 respectively, as a condition of vesting. In 1996, the exercise price of these options was increased to $15 and the number of related shares was increased to 8,000,000 and 333,333 respectively. All the other material terms and conditions remained unchanged. These changes were approved by the shareholders of ADT. At the time that the Remuneration Committee approved these changes, the closing price of the ADT Common Shares was $14.75. In November 1996, the Remuneration Committee resolved that the options of Mr. Ashcroft be transferable and, at the same time, in return, Mr. Ashcroft agreed to extend the termination date of his employment agreement from March 31, 1998 to March 31, 2000.

               In November 1996, the Remuneration Committee also approved a bonus plan under which Mr. Ruzika is to receive a bonus of $200,000 when the ADT Common Share price exceeds $21.00 for a continuous period of 30 trading days and $200,000 each time the ADT Common Share price exceeds by $1.00 for a continuous period of 30 trading days the share price level at which a bonus payment was previously made. The plan is due to expire in 2001 or such earlier date as the ADT Common Share price exceeds $30.00 for a continuous period of 30 trading days. Should the share price exceed $30.00 within two and one half years, Mr. Ruzika will receive an additional payment of $1,000,000.

Certain Relationships and Related Transactions

               ADT, Inc., a wholly owned subsidiary of ADT, entered into a consulting agreement with John E. Danneberg, one of ADT's directors, as of August 28, 1996. The agreement provides that Mr. Danneberg, as an independent consultant, will serve as Chief Executive Officer of Sonitrol Corporation ("Franchisor") and certain franchisees of Franchisor owned or acquired by affiliates of ADT, Inc. The agreement provides that the initial term of such engagement shall be for a period of six months commencing on September 1, 1996 and shall be automatically renewed on a month to month basis unless written notice is given by ADT, Inc. or Mr. Danneberg not to renew the agreement at least 30 days before the end of such initial term, which notice was not given. Under the terms of the agreement, ADT, Inc. pays Mr. Danneberg a monthly fee of $15,000 and Mr. Danneberg is reimbursed directly for all reasonable out-of-pocket business expenses.


         ADT MERGER PROPOSALS ON RECAPITALIZATION AND OPTION PLANS

The Recapitalization Proposal

               At the ADT Meeting, ADT shareholders will be asked to approve the Recapitalization Proposal, as required under the terms of the Merger Agreement. The Recapitalization Proposal includes:

               (a) the consolidation and division of the existing ADT Common Shares, par value $0.10 per share, into New ADT Common Shares, such that holders of ADT Common Shares outstanding immediately before the Effective Time will be entitled to 0.48133 (subject to adjustment under certain circumstances) of a New ADT Common Share for each ADT Common Share then held, all fractional entitlements being cancelled for cash equal to the value thereof;

               (b) an increase in the authorized share capital of ADT by the creation of (i) a number of New ADT Common Shares equal in aggregate nominal value to the aggregate nominal value of fractional entitlements so cancelled and (ii) an additional 487,034,987 New ADT Common Shares; and

               (c) amendments to the ADT Bye-Laws necessary to accomplish the above.

               The Reverse Stock Split. The Reverse Stock Split which comprises part (a) of the Recapitalization Proposal is required by the Merger Agreement in order that the Exchange Ratio give effect to the share ownership of Tyco shareholders and ADT shareholders in the Combined Company, as contemplated by the Merger Agreement.

               Fractional shares arising on the Reverse Stock Split will not be issued and each ADT shareholder's fractional entitlement will be cancelled in exchange for a cash payment equal to the value of that entitlement. The value will be calculated by reference to the closing price of Combined Company Common Shares on the NYSE on the date on which the Merger becomes effective, rounded to the nearest whole cent. Checks for this amount will be mailed to ADT shareholders within [seven] days of the Merger becoming effective.
Payment will be made in US dollars, except to those ADT shareholders with registered addresses in the United Kingdom, who will receive payment in sterling.

               The Share Amendment. ADT currently has authorized 220,000,000 ADT Common Shares, of which 156,696,447 were issued and outstanding as of March 24, 1997, and 125,750,000 preference shares, of which none are listed and outstanding. See "Description of Combined Company Share Capital."

               Based on the number of Tyco Common Shares outstanding as of March 24, 1997, and the number of stock options and Warrants of Tyco outstanding as of that date, 168,850,000 Combined Company Common Shares will be required for issuance, or will be required to be reserved for issuance, in connection with the Merger. After giving effect to the Reverse Stock Split, and taking into account 18,692,312 New ADT Common Shares that would be reserved for issuance under share option and incentive plans of ADT, only 15,884,987 authorized New ADT Common Shares would be available for issuance in connection with the Merger. Accordingly, up to 152,965,013 additional New ADT Common Shares are required to be authorized for issuance as Combined Company Common Shares in connection with the Merger, and the authorization of such additional New ADT Common Shares is required by the terms of the Merger Agreement.

               In addition, the ADT Board believes that it is desirable to have available 487,034,987 additional authorized New ADT Common Shares for future stock dividends, employee benefit plans, financings, acquisitions, or other corporate purposes. Part (b) of the Recapitalization Proposal therefore requests that the ADT shareholders approve the authorization of a total of 530,000,000 New ADT Common Shares. Other than in the Merger, ADT has no present plan to issue the New ADT Common Shares to be authorized. The Combined Company Board would have the sole discretion to issue the additional Combined Company Common Shares from time to time for any corporate purpose without further action by stockholders, except as may be required by law or stock exchange rules, and without first offering such shares to shareholders.

               If approved, the Recapitalization Proposal would become effective contemporaneously with the consummation of the Merger, but conditioned upon such consummation. Approval of the Recapitalization Proposal by ADT shareholders is a condition to the parties' obligation to consummate the Merger. See "The Merger Agreement--Conditions to the Merger--Conditions to Each Party's Obligations to Effect the Merger."

               The ADT Board unanimously recommends that ADT shareholders vote FOR the Recapitalization Proposal.

The Option Proposals

               Tyco Stock Options and Other Rights

               Stock Options. The Merger Agreement provides that the Combined Company will assume each outstanding option granted by Tyco to purchase Tyco Common Shares. Following consummation of the Merger, each such option will constitute an option to acquire a number of Combined Company Common Shares equal to the number of Tyco Common Shares that were issuable upon exercise of the option immediately prior to the Merger, on the same terms and conditions. See "The Merger Agreement--Treatment of Tyco Stock Options." There are presently outstanding options to acquire 3,844,479 Tyco Common Shares issued under the Tyco 1995 Stock Option Plan (the "Tyco Option Plan"), and options to acquire 279,170 Tyco Common Shares issued by entities previously acquired by Tyco whose stock options were assumed by Tyco.

               Options under the Tyco Option Plan are issuable to employees of Tyco and its subsidiaries, other than executive officers subject to reporting under Section 16(a) of the Exchange Act. The options generally have a term of ten years from the date of grant, and are exercisable at any exercise price and on a vesting schedule as determined by the Tyco Board. None of the options outstanding under the Tyco Option Plan are currently exercisable. The option exercise prices for options issued under the Tyco Option Plan range from $26.675 to $59.50 per share. All of the assumed stock options are currently exercisable, with exercise prices ranging from $0.00 to $105.64 per share.

               Tyco Warrants. The Merger Agreement also provides that the Combined Company will assume each outstanding Warrant to acquire Tyco Common Shares. Following consummation of the Merger, each Warrant will constitute a warrant to acquire a number of Combined Company Common Shares equal to the number of Tyco Common Shares that were issuable upon exercise of the warrant immediately prior to the Merger, on the same terms and conditions. See "The Merger Agreement--Treatment of Tyco Stock Options." The Warrants were issued by Kendall International, Inc. ("Kendall"), and assumed by Tyco following its acquisition of Kendall in October 1994. Each A Warrant presently entitles its holder to purchase 2.5897 Tyco Common Shares at an exercise price of $5.97 per share, and each B Warrant presently entitles its holder to purchase 2.5897 Tyco Common Shares at an exercise price of $7.96 per share. There are currently outstanding 127,568 A Warrants and 83,282 B Warrants.

               Tyco Restricted Stock Plan

               Tyco's 1994 Restricted Stock Ownership Plan for Key Employees (the "Tyco Restricted Stock Plan") allows the Compensation Committee of the Tyco Board to grant restricted stock to Tyco's senior executive officers as well as other key members of Tyco management.

               The Merger Agreement provides that the Combined Company will assume the Tyco Restricted Stock Plan upon consummation of the Merger. See "The Merger Agreement--Tyco Restricted Stock Plan." The Combined Company Common Shares issuable in exchange for restricted Tyco Common Shares will be subject to the same vesting schedule and other provisions under the Tyco Restricted Stock Plan as were applicable to the restricted Tyco Common Shares. ADT shareholders are not being requested at this time to approve the issuance of any new Combined Company Common Shares under the Tyco Restricted Stock Plan.

               ADT Stock Options

               The shareholders of ADT are being requested to ratify all stock options currently outstanding under ADT's share option and incentive plans, which the ADT Board believes were in the best interests of ADT. However, the ratification of these previously granted ADT stock options is not required under the Merger Agreement and is not a condition to the Merger.

               The ADT Board unanimously recommends that ADT shareholders vote FOR ADT's assumption of the Tyco stock options and Warrants in the Merger and the ratification of all options currently outstanding under ADT's share option and incentive plans.


                       COMPARISON OF SHAREHOLDER RIGHTS

General

               The rights of ADT shareholders are governed by Bermuda law and the ADT Memorandum and the ADT Bye-Laws. The rights of Tyco shareholders are governed by Massachusetts law and the Tyco Articles and the Tyco Bylaws. Accordingly, upon consummation of the Merger, the rights of ADT shareholders and of Tyco shareholders who become shareholders of the Combined Company in the Merger will be governed by Bermuda law, the Combined Company memorandum of association ("Combined Company Memorandum") and the Combined Company Bye-Laws ("Combined Company Bye-Laws"). The following is a summary of the principal differences between the current rights of Tyco shareholders and those of Combined Company shareholders following the Merger.

               The following discussions are not intended to be complete and are qualified by reference to Bermuda law, Massachusetts law and the ADT Memorandum, the ADT Bye-Laws, the Tyco Articles and the Tyco Bylaws. Copies of the ADT Memorandum, the ADT Bye-Laws, the Tyco Articles and the Tyco Bylaws will be sent to holders of ADT Common Shares and Tyco Common Shares upon request. See "Where You Can Find More Information."

Comparison of Current Tyco Shareholder Rights and Rights of Combined Company Shareholders Following the Merger

               Quorum. The Tyco Bylaws provide that holders of a majority of votes entitled to vote generally in the election of directors constitutes a quorum. Pursuant to the Combined Company Bye-Laws, the presence, either in person or by proxy, of two holders of Combined Company Common Shares at any general meeting constitutes a quorum.

               Voting Rights. Massachusetts law provides that shareholders entitled to vote shall have one vote for each share of stock owned by them and a proportionate vote for a fractional share. Pursuant to the Tyco Bylaws, when a quorum is present, any matter brought before a shareholder meeting shall be decided by the vote of a majority of the votes entitled to be cast and are present, either in person or by proxy, at such meeting, except where a larger vote is otherwise required by law or the Tyco Articles. Neither Massachusetts law nor the Tyco Articles or Bylaws contain a provision that allows shareholder voting by a show of hands.

               Under Bermuda law, questions proposed for consideration at a general meeting shall be decided on a simple majority of votes or by such majority as the bye-laws of a company may prescribe except where a larger majority is required by law. Any question proposed for consideration at a general meeting may be decided on a show of hands in which each shareholder present in person or by proxy is entitled to one vote and casts such vote by raising his or her hand unless, before or on the declaration of the result of a show of hands, a poll is demanded by (i) the Chairman of the meeting, (ii) at least three shareholders present in person or represented by proxy, (iii) any shareholder or shareholders present in person or represented by proxy holding between them 10% of the total voting rights of all the shareholders entitled to vote at such meeting, or (iv) a shareholder or shareholders present in person or represented by proxy holding shares in such company entitled to vote at such meeting and on which an aggregate sum has been paid up equal to at least 10% of the total sum paid up on all such shares entitled to vote. Where a poll has been demanded, every shareholder present in person or by proxy is entitled to one vote for each share held by him.

               The Combined Company Bye-Laws provide that a Combined Company shareholder is not entitled (except as a proxy for another shareholder) to be present or vote at any meeting if such shareholder has been served, and failed to comply, with a notice under the Combined Company Bye-Laws stating that such shareholder must make an offer in accordance with the City Code (as defined below), as applied by the Combined Company Bye-Laws (as described below), or, as the case may be, in accordance with the Combined Company Bye-Laws. A shareholder of the Combined Company also loses the right to vote for a period of 180 days if such shareholder acquires three percent or more of the issued share capital of any class of Combined Company shares, either alone or with others, and fails to notify the Combined Company of such acquisition within two days or, already possessing three percent or more, the shareholder fails to notify the Combined Company of a change in the shareholder's interests amounting to one percent or more of the share capital of any class and such shareholder is so notified by the Combined Company Board of such loss of right. In addition, the Combined Company Bye-Laws provide that any person who is known or believed by the Combined Company to be interested in Combined Company Common Shares and has failed to comply with a notice from the Combined Company requesting specified information regarding such person's interests in shares in the Combined Company shall lose the right to vote for the period during which such person fails to comply with the notice plus an additional ninety days.

               Massachusetts law has no cumulative voting provision, and the Tyco Articles do not provide for such cumulative voting. Under cumulative voting, each shareholder casts as many votes for directors as he has shares of stock multiplied by the number of directors to be elected. Bermuda law allows, but does not require, cumulative voting for the election of directors. Combined Company shareholders do not have cumulative voting rights for the election of directors, either under Bermuda law or under the Combined Company Bye-Laws.

               Shareholder Proposals. Under the Tyco Bylaws, shareholder proposals or nominations of persons for election to the Tyco Board to be submitted at a shareholders meeting require advance notice. To be timely, such advance notice must be received in writing by the Secretary of Tyco not less than sixty days prior to the meeting in question and, if pertaining to the nomination of persons for election to the Tyco Board, shall contain the name of the proposed nominee, certain information required by Section 14 of the Exchange Act with respect to the proposed nominee and a representation that the proposed nominee has consented to being named in a proxy as a nominee for director and has consented to serve as a director if elected.

               Under Bermuda law, a shareholder wishing to move a resolution at an annual general meeting of a company must give notice to the company of the resolution at least six weeks before the meeting. If after notice has been given, an annual general meeting is called for a date less than six weeks after the giving of that notice, the notice shall be deemed to have been given in time. Only shareholders who represent not less than one-twentieth of the total voting rights of members having a right to vote at the meeting or who are one hundred or more in number may requisition a resolution at an annual general meeting. The Combined Company Bye-Laws provide that other than a director retiring at a general meeting of shareholders or unless recommended by the Combined Company Board, advance written notice to the Secretary of the Combined Company of shareholder nominations of persons for election to the Combined Company Board is required. To be timely, such notice must be received by the Secretary of the Combined Company not less than six and not more than twenty-eight clear days before the day appointed for the meeting at which such election is to be held. Such notice must be given by a shareholder (not being the person to be proposed) entitled to attend and vote at the meeting for which such notice is given and must also include notice in writing signed by the person to be proposed of such person's willingness to be elected.

               Special Meeting of Shareholders. Massachusetts law provides that special meetings of shareholders of a corporation with a class of voting stock registered under the Exchange Act may be called by a corporation's president or its board of directors, and, unless otherwise provided in the corporation's articles of organization or bylaws, must be called by its clerk or other officer upon written application of the owners of at least 40% of the corporation's stock entitled to vote at such meeting. The Tyco Bylaws provide that a special meeting of shareholders may be called by the chief executive officer or by the Tyco Board on ten days' written notice or as otherwise provided by law. The Combined Company Bye-Laws provide that the directors of the Combined Company are authorized to call a special general meeting at any time on not less than five days' notice. Pursuant to Bermuda law and the Combined Company Bye-Laws, the Combined Company Board is also required, on the written request of Combined Company shareholders holding at least 10% of the paid-up capital of the Combined Company entitled to vote at a general meeting, to convene a special general meeting of the Combined Company. If the directors do not convene a meeting within twenty-one days from the date of the request, the requesting shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened may not be held later than three months from the date of the request.

               Inspection Rights. Under Massachusetts law, a corporation's shareholders have the right for a proper purpose to inspect the corporation's articles of organization, bylaws, records of all meetings of incorporators and shareholders, and its stock and transfer records, including the stockholder list. In addition, shareholders of a Massachusetts business corporation have a qualified common-law right under certain circumstances to inspect other books and records of the corporation.

               Under Bermuda law, members of the general public have the right to inspect the public documents (which include the Memorandum of Association (including its objects and powers) and any amendments thereto and documents relating to any increase or reduction of authorized capital) of a Bermuda company at the office of the Registrar of Companies in Bermuda. The shareholders of a Bermuda company have the additional right to receive a copy of the company's bye-laws and its audited financial statements and the right to inspect minutes of general meetings. The register of shareholders of a Bermuda company is also open for inspection by shareholders without charge, and to members of the general public for a minimal fee. A Bermuda company must also keep at its registered office a register of directors and officers which is open for inspection by members of the public without charge. Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records.

               Dividends. Under Massachusetts law, the payment of dividends is generally permissible if such payment is not made when the corporation is insolvent, does not render the corporation insolvent and does not otherwise violate the law or the corporation's articles of organization. Under Bermuda law, a dividend cannot be declared or paid if there are reasonable grounds for believing that the company is, or after such payment would be, unable to pay its liabilities as they became due or if the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Under the Combined Company Bye-Laws, dividends may only be paid out of profits available for the purpose and a shareholder's right to receive dividends is suspended during such time as he is disqualified from voting, as stated above under "Voting Rights."

               Derivative Actions. Under Massachusetts law, a shareholder may institute a derivative suit in the right of the corporation against the shareholders, officers or directors of a corporation if he or she was a shareholder at the time of the act complained of or received his or her shares by operation of law from one who was a shareholder at such time. Under Bermuda law, subject to certain limited exceptions, minority shareholders are not permitted to bring derivative actions for wrongs done to their company.

               Board of Directors. Massachusetts law and the Tyco Bylaws provide that the number of directors shall be not less than three. The Tyco Board currently consists of eight members. Under the Tyco Bylaws the number of directors may be increased at any meeting of shareholders or by vote of a majority of the directors then in office. The Combined Company Bye-Laws provide that the number of directors shall be such number, not less than two, as the shareholders at a general meeting may from time to time determine.

               Classification of the Board of Directors. Massachusetts law provides that the directors of a publicly-held corporation shall be classified into three classes, with the effect that directors are elected and serve for staggered terms of three years. Massachusetts law permits a corporation to opt out of the classified board provisions by vote of the directors or by a two-thirds vote of shareholders. Tyco has, by vote of its directors, opted out of the classified board provisions of Massachusetts law, and the Tyco Bylaws provide for an annual election of all directors. However, Massachusetts law provides that a publicly-held corporation that has opted out of the classified board provisions by vote of its directors may at any time thereafter by vote of its directors (and without any action on the part of its shareholders) elect to become subject to the classified board provisions. Massachusetts law provides that, at any time that the classified board provisions are in effect, (i) directors may be removed only for cause (as defined), (ii) the number of directors shall be fixed only by vote of the directors, and (iii) vacancies and newly created directorships shall be filled solely by vote of a majority of the remaining directors then in office. The Combined Company Board is not classified, and the Combined Company Bye-Laws do not contemplate a classified board. Under Bermuda law, the election of directors of a company may be regulated by its bye-laws or otherwise determined by the company in general meeting. The Combined Company Bye-laws do not prescribe any particular term of office for a director, except one appointed to fill a casual vacancy.

               Removal of Directors; Vacancies on the Board of Directors. Pursuant to Massachusetts law and the Tyco Bylaws, a director may be removed from office with or without cause by the holders of a majority of votes entitled to vote generally in the election of directors, and with cause by a vote of the majority of directors then in office. Any removal of a director for cause requires adherence to certain due process requirements. Under Massachusetts law and the Tyco Bylaws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors are filled by the remaining directors.

               Bermuda law provides that, subject to its bye-laws, the shareholders of a company may at a special general meeting called for that purpose remove a director, subject to statutory due process requirements. The Combined Company Bye-Laws provide that any director may at any time be removed from office as a director either by resolution of the Combined Company shareholders to that effect or upon a written resolution signed by all the other directors of the Combined Company. The remaining Combined Company directors have the power to appoint any qualified person to fill a casual vacancy in the Combined Company Board who shall hold office until the next following annual general meeting, and the existing directors may act notwithstanding any vacancy in the board of directors.

               Exculpation of Directors. Massachusetts law permits a company to eliminate or limit the personal liability of a director to the company and its shareholders for monetary damages for breaches of fiduciary duty, except where such exculpation is expressly prohibited. The circumstances under which such exculpation is prohibited include breaches of a director's duty of loyalty, actions undertaken not in good faith or involving intentional misconduct or knowing violations of law, certain actions relating to unauthorized distributions and loans to insiders and transactions from which the director derived an improper personal benefit. The Tyco Articles provide for such exculpation for directors.

               Bermuda law permits a company to exempt a director from liability with respect to any negligence, default, breach of duty or breach of trust of which a director may be guilty in relation to the company or any of its subsidiaries except from any liability resulting from fraud or dishonesty. The Combined Company Bye-Laws provide for such exculpation for directors except in relation to the director's own willful negligence, willful default, fraud or dishonesty.

               Indemnification of Directors, Officers and Others. Massachusetts law permits indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interest of the corporation. The Tyco Articles provide for the indemnification of each director of Tyco and any other person who serves in any other office filled by election or appointment by Tyco shareholders or the Tyco Board of Directors against all expenses, including any judgments, amounts reasonably paid in settlement and reasonably incurred professional fees and other disbursements incurred in connection with each suit or proceeding in which such person is involved as a result of serving or having served in such office or at Tyco's request as a director, officer, employee or other agent of any other organization. No indemnification is available with respect to any matter as to which there shall have been an adjudication that the person seeking indemnification did not act in good faith in the reasonable belief that such person's action was in the best interest of Tyco. Neither Massachusetts law nor the Tyco Articles prohibit or limit the rights to indemnification for judgments in derivative actions, but it is not clear that a Massachusetts court would permit indemnification in such circumstances.

               Bermuda law permits a company to indemnify its officers and employees with respect to any loss arising or liability attaching to such persons by virtue of any rule of law concerning any negligence, default, breach of duty or breach of trust of which the officer or employee may be guilty in relation to the company or any subsidiary thereof; provided, however, that the company shall not indemnify an officer or employee against any liability arising out of any fraud or dishonesty of which such person may be guilty. The Combined Company Bye-Laws provide that every director, secretary and other officer of the Combined Company shall be indemnified by the Combined Company against all costs, losses and expenses which any such officer may be liable for by reason of any contract entered into, or any act or thing done by such officer in the discharge of such officer's duties, provided that the indemnity contained in the Combined Company Bye-Laws shall not extend to any matter which would render such indemnification void under applicable Bermuda law.

               Interested Director Transactions. Massachusetts does not have a general statutory provision governing interested director transactions. Under Massachusetts law, interested director transactions may be challenged on the grounds that the transaction is unfair to the corporation or that it was not entered into in good faith. The Tyco Articles provide that, unless entered into in bad faith, no contract or transaction by Tyco shall be void or voidable by reason of the fact that it is with an officer, director, shareholder, employee or other interested person, and such person shall not be liable to Tyco or any other person because of such interest. These provisions apply notwithstanding that such interested person was necessary to constitute a quorum at the meeting at which such contract or transaction was authorized or that the vote of such person was necessary for authorization of such contract or transaction.

               Under the Combined Company Bye-Laws, no director is disqualified from contracting with the Combined Company and no contract will be avoided by reason of such director holding that office or of the fiduciary relationship thereby established if the requisite disclosure by the interested director is made. A director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement with the Combined Company shall declare the nature of his interest at the meeting of the directors at which the question of entering into the contract or arrangement is first taken into consideration, if he knows his interest then exists, or in any other case at the first meeting of the directors after he knows that he is or has become so interested. Subject to certain exceptions, an interested director shall not be counted towards a quorum, nor vote, with respect to the board of directors authorization of such contract. Failure to make a declaration of interest constitutes a breach of duty of a director under Bermuda law.

               Amendments to Constitutional Documents. Under Massachusetts law, amendments to a corporation's articles of organization relating to certain changes in capital or in the corporate name require the vote of at least a majority of each class of stock outstanding and entitled to vote thereon. Amendments relating to other matters require a vote of at least two-thirds of each class outstanding and entitled to vote thereon or, if the articles of organization so provide, a greater or lesser proportion but not less than a majority of the outstanding shares of each class. The Tyco Articles contain no such provision. Under Massachusetts law, the articles of organization or by-laws may provide that all outstanding classes of stock shall vote as a single class, but the separate vote of any class of stock the rights of which would be adversely affected by the amendment is also required.

               Bermuda law provides that a company may, with the consent of the Minister of Finance, by resolution passed at a general meeting of members of which due notice has been given, alter the provisions of its memorandum of association. Holders of at least 20% of any class of the company's share capital may apply to the Bermuda Supreme Court to annul an alteration and, if such application is made, the alteration shall not have effect except insofar as it is confirmed by the Court. In addition, under Bermuda law a company may alter the conditions of its memorandum of association, if so authorized by a general meeting and by its bye-laws, so as to increase its share capital, divide its shares into several classes, consolidate and divide its share capital into shares of a larger par value, sub-divide its shares into shares of a smaller par value, change the currency denomination of its share capital and cancel any shares which have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount so cancelled. The Combined Company Bye-Laws include such authority (except as to changing the currency denomination of its share capital).

               Bermuda law also permits a company or any of its subsidiaries to purchase shares in the company. In the case of a purchase by the company itself, purchases may only be made if the company is so authorized by its memorandum of association or bye-laws and if its issued share capital is not thereby reduced below the minimum capital specified in its memorandum. The Combined Company Bye-Laws contain such authority in respect of such amount of share capital as is authorized by the shareholders in general meeting from
time to time.   The Combined Company Bye-Laws provide that the rights attached to any class of shares (unless otherwise provided by the terms of such class) may be varied either by the consent in writing of the holders of three-fourths of the issued shares of the class or by a resolution passed at a separate meeting of the holders of such class of shares by the holders of three-fourths of the shares of such class voting at such separate meeting. The rules of a Combined Company general shareholder meeting shall apply, mutatis mutandis, to such separate meeting, except that (i) the quorum required at such separate meeting shall be three or more persons holding or representing by proxy not less than one-third of the issued shares of the class, except that at any adjourned meeting, two holders of the shares of the class present in person or by proxy (whatever the number of shares held by them) shall constitute a quorum; (ii) every holder of shares of the class shall be entitled on a poll to one vote for every share of such class held; and (iii) any holder of shares of the class present in person or by proxy may demand a poll. Pursuant to Bermuda law, holders of at least 10% of the class of shares may apply to the Bermuda Supreme Court to cancel a variation otherwise approved by the requisite vote. Upon such application, the variation shall not have effect unless and until it is confirmed by the Court.

               Under Massachusetts law, the power to make, amend or repeal bylaws lies in the shareholders; provided that, if authorized by the articles of organization, the bylaws may provide that the directors may also make, amend or repeal the bylaws, except with respect to any provision which by law, the articles of organization or the bylaws requires action by the shareholders. The Tyco Articles also provide that the Tyco Board, as well as the shareholders, may amend the Tyco Bylaws to the extent permitted by law. The Tyco Bylaws provide that any amendment or bylaw adopted by the Tyco Board may be amended or repealed by the shareholders. The Tyco Bylaws further provide that the provisions of the Tyco Bylaws relating to Business Combinations with Related Persons may only be amended or repealed by the vote of the holders of not less than 80% of the Voting Stock (as defined in the Tyco Bylaws), unless such amendment is approved by the majority of Continuing Directors (as defined in the Tyco Bylaws), in which case such amendment shall only require the affirmative vote of the shareholders otherwise required by law, the Tyco Bylaws or the Tyco Articles. Pursuant to Bermuda law and the Combined Company Bye-Laws, the Combined Company Board may amend the Combined Company Bye-Laws, provided that no such amendment will be operative unless and until it is confirmed by the Combined Company shareholders at a general meeting of the Combined Company shareholders.

               Sale, Lease or Exchange of Assets and Mergers. Massachusetts law provides that a vote of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize the sale, lease or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, except that the articles of organization may provide that the vote of a greater or lesser proportion, but not less than a majority of the outstanding shares of each class, is required. Under Massachusetts law, a merger or consolidation also requires the separate vote of any class of stock, the rights of which would be adversely affected by the transaction.

               Under Bermuda law, there is no requirement for a company's shareholders to approve a sale, lease or exchange of any of its property and assets. Under Bermuda law, a company may enter into a compromise or arrangement in connection with a scheme for the reconstruction of the company on terms which include, among other things, the transfer of all or part of the undertaking or assets of the company to another company. Any such compromise or arrangement requires the approval of a majority in number representing three-fourths in value of each class of shareholders of the company and the sanction of the Bermuda Supreme Court.

               Pursuant to Bermuda law, unless the company's bye-laws provide otherwise, an amalgamation requires the approval of the holders of at least three-fourths of those voting at a meeting of shareholders at which a requisite quorum is present. For purposes of approval of an amalgamation, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation.

               Provisions Concerning Significant Shareholders.  Article I,
Section 6 of the Tyco Bylaws provides that any person (a "Related Person") who together with its Affiliates and Associates (each as defined in the Tyco Bylaws) owns 5% or more of the outstanding shares of Voting Stock (defined in the Tyco Bylaws to include all outstanding shares of capital stock of Tyco entitled to vote in the election of directors other than shares only entitled to vote upon the occurrence of a specified event or condition) of Tyco, and any Affiliate or Associate of such person (other than Tyco and its Subsidiaries (as defined in the Tyco Bylaws)), must comply with certain minimum price and procedural requirements or, in the alternative, obtain the advance approval of a majority of Tyco's Continuing Directors (as defined in the Tyco Bylaws) or holders of not less than 80% of Tyco's Voting Stock in order to effect a merger or other Business Combination involving Tyco. The various transactions in the definition of "Business Combination" include: any merger or consolidation of Tyco or of any of its Subsidiaries with or into a Related Person; any sale, lease, exchange, transfer or other disposition, in one transaction or a series of transaction, (i) to a Related Person or an Affiliate or Associate of a Related Person of any Substantial Part (as defined in the Tyco Bylaws) of the assets of Tyco or a Subsidiary or (ii) from a Related Person or an Affiliate or Associate of a Related Person, in an amount that would constitute, immediately prior to such transaction, a Substantial Part of the assets of Tyco; any issuance or sale by Tyco or a Subsidiary of any of its securities to a Related Person or an Affiliate or Associate of a Related Person other than pursuant to an employee plan approved by a majority of the Continuing Directors and the shareholders of Tyco; any acquisition by Tyco or a Subsidiary of any securities of a Related Person or Affiliate or Associate of a Related Person; any adoption of any plan for the liquidation or dissolution of Tyco proposed by or on behalf of a Related Person or any Affiliate or Associate of a Related Person; and any reclassification of securities, recapitalization of Tyco or any other transaction that has the effect, directly or indirectly, of increasing the proportion of the outstanding shares of any class of Tyco's or any Subsidiary's equity securities owned by a Related Person or any Affiliate or Associate of a Related Person. The Tyco Bylaws confer upon a majority of the Continuing Directors the authority to determine, among other things, whether a person is a Related Person and whether any proposed Business Combination complies with the minimum price and procedural requirements. This section of the Tyco Bylaws cannot be repealed or amended, nor may an inconsistent provision be adopted, without the affirmative vote of a majority of the Continuing Directors or holders of not less than 80% of the outstanding shares of the Voting Stock of Tyco.

               Pursuant to Combined Company Bye-Law 104(1)(A), if any person, whether as a result of one transaction or a series of transactions, would be obligated to make an offer to the Combined Company security holders pursuant to the Rules of the City Code on Take-overs and Mergers of the United Kingdom of Great Britain and Northern Ireland (the "City Code"), the Combined Company Board may require such person to make such an offer as if the City Code applied to the Combined Company. The City Code provides that when any person (and persons acting in concert with such person) acquires shares which carry 30% or more of the voting rights of a company, such person must make an offer for all shares of any class of equity share capital (whether voting or non-voting) and also any voting non-equity share capital in which any such person or persons hold shares. The offer must be for cash or offer a cash alternative, in each case at not less than the highest price paid (in cash or otherwise) for shares of the same class by the offeror, or anyone acting in concert with the offeror, during the offer period and within the 12 months prior to commencement of the offer.

               Bye-Law 104(3) further provides that where any person is interested, whether as a result of a series of transactions over a period of time or not, in 30% or more of the outstanding shares, the Combined Company Board may serve a notice requiring that person to make an offer for all of the outstanding securities of the Combined Company be made if the Combined Company Board determines that an offer pursuant to Bye-Law 104(1)(A) of the Combined Company Bye-Laws is not expedient or if a person required to make such an offer fails to do so. Such offer must be made within 30 days of the demand on terms that payment in full therefor will be made within 21 days of such offer becoming unconditional in all respects. If the Combined Company Board serves a notice under this provision, the Combined Company Board may also require that the offeror offer to purchase securities of the Combined Company convertible into voting or non-voting shares of the Combined Company on terms considered "fair and reasonable" by the Combined Company Board in its sole discretion. Unless the Combined Company Board otherwise agrees, such an offer must be for cash or must offer a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with it for shares of such class within the preceding 12 months or, if unavailable or inappropriate, at a price fixed by the directors. Any such offer must remain open for at least 14 days after the date on which it becomes unconditional as to acceptances.

               Bye-Law 104(1)(B) provides that when any person has acquired, is in the process of acquiring, or appears to the Combined Company Board likely to acquire an interest in the capital stock of the Combined Company in circumstances in which such person would be subject to the Rules Governing Substantial Acquisitions of Shares ("SARs"), the Combined Company Board may give notice requiring such person to comply with the SARs, and if such person fails to comply, give further notice requiring such person to dispose or to procure the disposal by any person with whom such person has acted in concert of any interest in shares acquired within 28 days of the date of such notice. The SARs provide that a person may not, in any period of seven days, acquire shares representing 10% or more of the voting rights in a company if such shares, aggregated with shares already held by the purchaser, would carry 15% or more but less than 30% of the voting rights of such company. The SARs do not apply to an acquisition from a single shareholder if such acquisition is the only acquisition within a seven-day period. The SARs also do not apply to a person who acquires 30% or more of the voting rights in a company.

               Under the Combined Company Bye-Laws, any person who acquires an interest in three per cent or more of the issued share capital of any class of the Combined Company is required to notify the company of that interest and, on any change in that person's interest amounting to one per cent, or more of the issued capital of any class, of such change. Any such notification must be made within two days (Saturdays and Sundays excluded) after the relevant event. In determining the percentage interest of any person for these purposes, interests of persons acting in concert for the purposes of Bye-law 104 may be aggregated. Neither Massachusetts law nor the Tyco Bylaws include any corresponding requirement.

               Take-Over Bid Statute. Under Massachusetts law, the take-over bid statute imposes procedural requirements in connection with certain take-over bids. A take-over bid ("Take-Over Bid") is the acquisition or offer to acquire stock which would result in the acquiror possessing more than 10% of the voting power of any class of an issuer's stock. A Take-Over Bid does not include, among other things, any offer which the board of directors of the issuer has consented to and approved and has recommended its shareholders accept, if the terms of such bid, including any inducements to officers or directors which are not made available to all shareholders, have been
furnished to the shareholders.   Bermuda does not have a similar statute.

               Business Combination Statute. Massachusetts' "business combination" statute provides that, if a person (with certain exceptions) acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation (an "interested shareholder"), he may not engage in certain transactions with the corporation for a period of three years. The Massachusetts statute includes certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested shareholder, or if the interested shareholder acquires 90% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested shareholder. The business combination statute permits a corporation to elect not to be governed by these provisions by including such an election in its articles of organization or bylaws. Tyco has not made such an election and is subject to the Massachusetts business combination statute. Bermuda does not have a similar statute.

               Control Share Acquisition Statute. Under the Massachusetts control share acquisition statute, a person (hereinafter, the "acquirer") who makes a bona fide offer to acquire, or acquires, shares of stock of a public corporation that, when combined with shares already owned, would increase the acquirer's ownership to at least 20%, 33 1/3% or a majority of the voting stock of the corporation, the acquirer must obtain the approval of a majority of shares held by all shareholders except the acquirer and the officers and inside directors of the corporation in order to vote the shares acquired. The statute does not require the acquirer to consummate the purchase before the shareholder vote is taken. The control share acquisition statute permits a Massachusetts corporation to elect not to be governed by these provisions by including such an election in its articles of organization or by-laws. The Tyco Articles and the Tyco Bylaws have no such provision. Bermuda does not have a similar statute.

               Required Purchase and Sale of Shares. Pursuant to Bermuda law, where the transfer of shares or any class of shares in a company (the "transferor company") to another company (the "transferee company") has, within four months after the making of the offer, been approved by the holders of not less than 90% in value of the shares or class of shares for which the offer was made, subject to the satisfaction of certain conditions, the transferee company may, within two months after the expiration of the four month period, give notice to any dissenting shareholder that it desires to acquire his or her shares, and then such transferee company shall be entitled and bound to acquire such shares on the terms on which shareholders that approved such scheme or contract transferred their shares, unless the Bermuda Supreme Court orders otherwise upon application by the dissenting shareholder. "Dissenting shareholder" includes a shareholder that has not assented to a scheme or contract and any shareholder that has failed or refused to transfer shares to the transferee company.

               Within one month of the transfer of 90% in value of the transferor company's shares or class of shares to the transferee company, or to its nominee or subsidiary, the transferee company shall notify the holders of the remaining shares of such transfer. Within three months of the giving of notice, any such remaining holder of shares may require the transferee company to acquire his shares, and the transferee company shall be required to acquire such shares on the same terms as provided for in the scheme or contract or upon such terms as may be agreed or upon such terms as the Bermuda Supreme Court may determine upon application of the transferee company or the shareholder. Neither Massachusetts law nor the Tyco Articles or the Tyco Bylaws contain similar provisions.

               Short Form Merger. Under Massachusetts law, where 90% of the outstanding shares of each class of stock of a corporation is owned by another corporation, the parent corporation may merge such other corporation into itself by vote of the parent corporation's directors only. In the event that all of the stock of a subsidiary Massachusetts corporation which is party to a short-form merger under this provision of Massachusetts law is not owned by the parent corporation, the minority shareholders of such subsidiary corporation have appraisal rights under Massachusetts law.

               Bermuda law provides for short form mergers as well as mergers with respect to wholly-owned subsidiaries. Under Bermuda law, a holder or holders of not less than 95% of the shares of any class of shares in a Bermuda company may give notice to the remaining shareholders or class of shareholders of the intention to acquire their shares on the terms set out in the notice. Bermuda law provides that when such notice is given, the acquiring holder or holders shall be entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice unless the remaining shareholders exercise his or her statutory appraisal rights. Bermuda law additionally provides a right of appraisal in respect of the situation in which a holder of not less than 95% of the shares of any class of shares in the company proposes to acquire the remaining shares.

               Appraisal Rights. Under Massachusetts law, a properly dissenting shareholder is entitled to receive the appraised value of his shares when the corporation votes (i) to sell, lease or exchange all or substantially all of its property and assets, (ii) to adopt an amendment to its articles of organization that adversely affects the rights of the shareholder, or (iii) to merge or consolidate with another corporation, unless the corporation survives the transaction and a vote of the shareholders was not required by statute to approve such merger or consolidation.

               Under Bermuda law, a properly dissenting shareholder who did not vote in favor of an amalgamation and who is not satisfied that he has been offered fair value for his shares is entitled to receive the appraised value of his shares.

               Shareholder Rights Plan. Although Massachusetts law provides specific statutory authorization for the adoption of a shareholder rights plan, Tyco does not have a shareholder rights plan. In 1996, ADT adopted the ADT Shareholders Rights Plan. The ADT Shareholders Rights Plan provides that unless certain actions are taken by the ADT Board (as appropriate, ADT also refers to the Combined Company after the Effective
Time), upon the Distribution Date (as defined) each Right (as defined), other than those Rights owned by an Acquiring Person (as defined) will become exercisable. Each Right entitles its holder, among other things, to purchase ADT Common Shares from ADT at a 50% discount from the market price of ADT Common Shares on the Distribution Date. It is a condition to the Merger that ADT take such action as shall be required to either (i) amend the ADT Shareholders Rights Plan to provide that no Distribution Date shall occur and no person shall become an Acquiring Person by reason of the consummation of the Merger or the transactions contemplated by the Merger Agreement or (ii) redeem or otherwise terminate all outstanding Rights.
See "The Merger Agreement--Certain Covenants;  Conditions to the Merger."

               Consideration of Societal Factors. Massachusetts law expressly provides that, in determining what a director reasonably believes to be in the best interests of the corporation, he or she may consider the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state, region and nation; community and societal considerations; and the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. Thus, these interests could be considered even in connection with a decision to sell the company. The Tyco Articles and the Tyco Bylaws do not discuss the consideration of societal factors. Neither Bermuda law nor the Combined Company Memorandum or the Combined Company Bye-Laws contain similar provisions.


               DESCRIPTION OF COMBINED COMPANY SHARE CAPITAL

               The summary of the terms of the share capital of the Combined Company set forth below does not purport to be complete and is qualified by reference to the Combined Company Memorandum and the Combined Company Bye-Laws. Copies of the Combined Company Memorandum and the Combined Company Bye-Laws are incorporated by reference in this Joint Proxy Statement/Prospectus and will be sent to holders of ADT Common Shares and Tyco Common Shares upon request. See "Where You Can Find More Information."

Authorized Share Capital

               Upon the Merger becoming effective, the Combined Company's authorized share capital will consist of 750,000,000 Combined Company Common Shares, par value $0.20 per share, 125,725,000 convertible cumulative redeemable preference shares, par value $1 per share, divided into three classes (the "Convertible Preference Shares") (including a class of first preference shares (the "First Preference Shares")), and 25,000 exchangeable cumulative redeemable preference shares, par value $1 per share (the "Exchangeable Preference Shares") (the Convertible Preference Shares and the Exchangeable Preference Shares, collectively, the "Preference Shares").

Combined Company Common Shares

               Dividends. The directors of the Combined Company may declare dividends out of profits of the Combined Company available for the purpose as long as there are no reasonable grounds for believing that the Combined Company is, or after such dividend would be, unable to pay its liabilities as they became due or if the realizable value of the Combined Company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Subject to such special rights as may be attached to any other shares in the Combined Company, all dividends are payable according, to the amounts paid up on the Combined Company Common Shares. Dividends are normally payable in U.S. dollars, but holders with a registered address in the United Kingdom and other countries outside the United States may receive payment in another currency. Any dividend which is unclaimed may be invested or otherwise made use of by the directors of the Combined Company and after a period of 12 years is forfeited and reverts to the Combined Company.

               Voting Rights. At any general meeting of the Combined Company, votes may be given in person or by proxy and each holder of Combined Company Common Shares is entitled, on a show of hands, to one vote and, on a poll, to one vote for each Combined Company Common Share held by him. Any proxy must be a shareholder of the Combined Company.

               Liquidation. On a liquidation of the Combined Company, holders of Combined Company Common Shares are entitled to receive any assets remaining after the payment of the Combined Company's debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

               Suspension of Rights. In certain circumstances, the rights of a shareholder to vote and to receive any payment or income or capital in respect of a Combined Company Common Share may be suspended. Those circumstances include failure to provide information about ownership of and other interests in Combined Company Common Shares, if so required in accordance with the Combined Company Bye-Laws. See "Comparison of Current Tyco Shareholder Rights and Rights of Combined Company Shareholders Following the Merger."

               Variation of Rights. If at any time the share capital of the Combined Company is divided into different classes of shares the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of that class by a majority of three-fourths of such holders voting in person or by proxy.

               Transfers. A Combined Company Common Share may be transferred in any manner the Combined Company Board may approve. The board may require the transfer to be by an instrument signed by the transferor and, in the case of a partly paid share, also by the transferee. The instrument must be in writing in the usual common form or in any other form which the board may approve and must be lodged at the office of the registrar of the Combined Company for registration. The Combined Company Board may decline to register any transfer of shares on which the Combined Company has a lien, any transfer of shares not fully paid up to a transferee of whom they do not approve and any transfer of shares by a transferor or to a transferee on whom the Combined Company has duly served a notice under the provisions of the Combined Company Bye-Laws described under "Comparison of Shareholder Rights" during a period of suspension of voting rights.

               General. The outstanding Combined Company Common Shares are, and those shares to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and non-assessable. All such shares are, or will be, in registered form. AS&K Services Limited will be the Combined Company's Registrar and _____________ will be the transfer agent for the Combined Company Common Shares.

Combined Company Preference Shares

               As of March 24, 1997, no Preference Shares were issued or outstanding. Under the Combined Company Bye-Laws, the Combined Company Board, in its sole discretion, may designate, allot and issue one or more series of First Preference Shares from the authorized and unissued First Preference Shares. Subject to limitations imposed by law, the Combined Company
Memorandum or the Combined Company Bye-Laws, the board is empowered to determine the designation of, and the number of shares constituting, each series of First Preference Shares, the dividend rate for each series, the terms and conditions of any voting and conversion rights for each series, the amounts payable on each series on redemption or return of capital and the preference and relative rights among each series of First Preference Shares.
At present, 2,500,000 First Preference Shares have been designated as Series A First Preference Shares and are reserved for issue upon exercise of the Rights.

               ADT currently has in place the ADT Shareholders Rights Plan. Pursuant to the Merger Agreement, it is a condition to the Merger that, at Tyco's election (to be communicated to ADT not less than fifteen business days before the ADT Meeting), either ADT shall have amended the ADT Shareholder Rights Plan to affirmatively provide that the Rights shall not be exercisable as a result of the Merger or ADT shall have redeemed or otherwise terminated all outstanding Rights.

Stock Exchange Listing; Delisting of Tyco Common Shares

               It is a condition to the Merger that the Combined Company Common Shares issuable in the Merger be approved for listing on the NYSE on or prior to the Effective Time, subject to official notice of issuance. If the Merger is consummated, Tyco Common Shares will cease to be listed on the NYSE. Application will also be made to list the Combined Company Common Shares issuable in the Merger on the NYSE, the London Stock Exchange and the Bermuda Stock Exchange.


                                 LEGAL MATTERS

               The validity of the Combined Company Common Shares to be issued to Tyco shareholders pursuant to the Merger will be passed upon by Appleby Spurling & Kempe, Hamilton, Bermuda, special counsel to ADT. Certain other legal matters in connection with the Merger will be passed upon for Tyco by Kramer, Levin, Naftalis & Frankel, New York, New York. Joshua M. Berman, a director and secretary of Tyco, is counsel to Kramer, Levin, Naftalis & Frankel and owns 36,000 Tyco Common Shares. Certain legal matters in connection with the Merger will be passed upon for ADT by Davis Polk & Wardwell, New York, New York.


                                    EXPERTS

               The consolidated financial statements of Tyco incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Tyco as of June 30, 1996 and 1995 and for the three years in the period ended June 30, 1996 have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                The consolidated financial statements and consolidated financial statement schedules of ADT and its subsidiaries as at December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, have been incorporated by reference in this Joint Proxy Statement/Prospectus in reliance upon the report of Coopers & Lybrand, independent accountants, incorporated by reference herein, and given upon the authority of said firm as experts in accounting and auditing.


                         FUTURE SHAREHOLDER PROPOSALS

               Shareholder proposals intended to be considered for action at the 1997 Annual General Meeting of ADT were required to have been received by ADT on or before November 16, 1996 for review and consideration for inclusion in the proxy statement and form of proxy relating to such meeting.

               SEC rules set forth standards as to what shareholder proposals are required to be included in a proxy statement for an annual meeting.


                      WHERE YOU CAN FIND MORE INFORMATION

               Tyco and ADT file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Tyco and ADT are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

               ADT filed a Registration Statement on Form S-4 to register with the SEC the Combined Company Shares to be issued to Tyco shareholders in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of ADT in addition to being a proxy statement of ADT and Tyco for the Meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

               The SEC allows Tyco and ADT to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that Tyco and ADT have previously filed with the SEC. These documents contain important information about Tyco and ADT and their finances.



Tyco SEC Filings (File No. 1-5482)             Period
----------------------------------             ---------------------------------------------------

Annual Report on Form 10-K                     Year ended June 30, 1996
Quarterly Reports on Form 10-Q                 Quarters ended September 30, 1996 and December 31,
                                               1996
Current Reports on Form 8-K                    Filed on October 29, 1996, March 4, 1997, March 25,
                                               1997 and March 28, 1997


ADT SEC Filings (File No. 0-16979)             Period
----------------------------------             ---------------------------------------------------

Annual Report on Form 10-K                     Year ended December 31, 1996
Current Reports on Form 8-K                    Filed on March 25, 1997
The description of ADT Common Shares           Filed ________, 1997
set forth in the Registration Statement on
Form S-3


               Tyco and ADT are also incorporating by reference additional documents that they file with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the Meetings.

               Tyco has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Tyco, and ADT has supplied all such information relating to ADT.

               If you are a shareholder, Tyco and ADT may have sent you some of the documents incorporated by reference, but you can obtain any of them through Tyco, ADT or the SEC. Documents incorporated by reference are available from Tyco and ADT without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference as exhibits in this Joint Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Tyco International Ltd.                     ADT Limited
One Tyco Park                               Cedar House
Exeter, New Hampshire 03833                 41 Cedar Avenue
USA                                         Hamilton HM12, Bermuda
(603) 778-9700                              (441) 295-2244

               If you would like to request documents from us, please do so by __________, 1997 to receive them before the Meetings.

               You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the Tyco Merger Proposal and the ADT Merger Proposals. Tyco and ADT have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated ________, 1997. You should not assume that the information contained in the Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to shareholders nor the issuance of Combined Company Common Shares in the Merger shall create any implication to the contrary.



                             LIST OF DEFINED TERMS


Defined Term                                                        Page No.
------------                                                        -------
10-Day Reference Price.................................................56
1933 Act...............................................................28
1994 Restricted Stock Plan.............................................82
A Warrant..............................................................48
acquirer...............................................................99
Acquisition Proposal...................................................50
Adjusted Case..........................................................37
Adjusted Transaction Value.............................................41
ADT....................................................................13
ADT Automotive Holdings................................................87
ADT Board..............................................................13
ADT Bye-Laws...........................................................16
ADT Closing Price......................................................40
ADT Common Shares......................................................13
ADT Group..............................................................85
ADT Group Plan.........................................................86
ADT Management Case....................................................37
ADT Meeting............................................................13
ADT Memorandum.........................................................49
ADT Merger Proposals...................................................89
ADT Name Change........................................................13
ADT Name Change Proposal...............................................13
ADT Operations.........................................................19
ADT Public Comparables.................................................42
ADT SERP...............................................................87
ADT Security...........................................................86
ADT Shareholders Rights Plan...........................................16
ADT's Base Case........................................................40
ADT's Sensitivity Case.................................................40
Alternative Transaction................................................55
Annual Meeting.........................................................15
Antitrust Division.....................................................26
APB Opinion No. 16.....................................................25
ASH....................................................................68
B Warrant..............................................................48
beneficial ownership...................................................80
Boards.................................................................13
Business Combination...................................................97
Carlisle...............................................................63
CCP....................................................................19
Change of Control Proposal.............................................51
Chase..................................................................19
City Code..............................................................98
Code...................................................................26
Combined Company.......................................................13
Combined Company Board.................................................29
Combined Company Bye-Laws..............................................92
Combined Company Common Shares........................................101
Combined Company Memorandum............................................92
Conservative Case......................................................37
Continuing Director....................................................17
Court..................................................................17
Credit Suisse First Boston Opinion.....................................36
Credit Suisse First Boston.............................................15
Daily Per Share Price..................................................55
DCF Implied Exchange Ratio.............................................43
Dissenting shareholder.................................................99
Earth Tech.............................................................63
EBIT...................................................................41
EBITA..................................................................41
EBITA Terminal Value Methodology.......................................41
EBITDA.................................................................38
EBITDA Terminal Value Methodology......................................41
EC Commission..........................................................26
Effective Time.........................................................13
EPS....................................................................38
Exchange Act...........................................................18
Exchange Agent.........................................................49
Exchange Ratio..........................................................5
Exchangeable Preference Shares........................................101
Expected Synergies.....................................................40
Expenses...............................................................56
February 1997 Offering.................................................39
Fee....................................................................55
Final 10-Day Reference Price...........................................55
First Call.............................................................40
First Preference Shares...............................................101
FMR Corp...............................................................80
Franchisor.............................................................88
FTC....................................................................26
FY.....................................................................41
Grinnell...............................................................62
High Synergy Case......................................................43
HSR Act................................................................26
I/B/E/S................................................................40
Implied Price..........................................................40
interested shareholder.................................................99
KCP&L..................................................................16
Kendall.................................................................9
Laidlaw Group..........................................................87
Low Synergy Case.......................................................43
LTM....................................................................42
LYONs...................................................................5
March 17 Engagement Letter.............................................45
March 3rd Press Release................................................16
Market Capitalization..................................................42
Market Value...........................................................42
Meetings...............................................................13
Merger.................................................................13
Merger Agreement.......................................................13
Merger Offer Value.....................................................41
Merger Subsidiary......................................................13
Merrill Lynch..........................................................15
Merrill Lynch Opinion..................................................39
Named Officers.........................................................82
New Common Shares......................................................13
New Directors Election.................................................13
New Directors Proposal.................................................13
NYSE....................................................................6
Notes..................................................................24
Offer Value............................................................41
P/E Growth Multiple....................................................41
P/E Ratio..............................................................41
Pension plans..........................................................85
Plan Amendment.........................................................15
Preference Shares.....................................................101
ProMed.................................................................64
Program Cars...........................................................73
Recapitalization Proposal..............................................13
Reference Price........................................................41
Related Person.........................................................97
Remuneration Committee.................................................87
Republic...............................................................15
Republic Merger........................................................15
Republic Warrant.......................................................15
Reverse Stock Split....................................................13
Reverse Stock Split Proposal...........................................13
Reverse Stock Split Ratio..............................................13
Rights.................................................................17
Rights Plan Amendment..................................................17
Rule 145...............................................................28
S&P 500................................................................37
SARs...................................................................98
SEC.....................................................................6
Security Services......................................................37
Selected Acquisitions..................................................42
Senior Notes...........................................................24
Senior Suborginated Notes..............................................24
Severance Change in Control............................................88
Share Amendment........................................................13
Share Amendment Proposal...............................................13
Simplex................................................................66
SFAS 121...............................................................10
STAT resources.........................................................70
Supplemental Benefit Agreement.........................................46
Surviving Corporation..................................................13
Take-Over Bid..........................................................99
Third Party............................................................55
Thorn..................................................................62
Transaction Value......................................................42
transferee company.....................................................99
transferor company.....................................................99
Triangle...............................................................17
Tyco...................................................................13
Tyco Articles..........................................................50
Tyco Board.............................................................13
Tyco Bylaws............................................................50
Tyco Common Shares.....................................................13
Tyco Meeting...........................................................13
Tyco Merger Proposal...................................................58
Tyco Plans.............................................................48
Tyco Public Comparables................................................42
Tyco Stock Option......................................................48
Tyco's Base Case.......................................................40
Tyco's Closing Price...................................................40
Tyco's Sensitivity Case................................................40
Tyco's Sensitivity Case................................................40
U.S. GAAP..............................................................30
UL.....................................................................70
Warrants...............................................................49
WCI....................................................................17
Western................................................................14
Western/KCP&L Merger Agreement.........................................16
Western Offer..........................................................14
Western Proposals......................................................16
Western Proposals Meeting..............................................16
Western S-4............................................................16
Western Schedule 13D...................................................15
Wormald................................................................62



                           [Front of Proxy Card]

 This proxy must be received, at the appropriate address indicated below,
  by D.F. King & Co., Inc., prior to          (Eastern Daylight Time)
                             on _______, 1997
or by D.F. King (Europe) Limited, prior to      (British Summer Time)
                             on _______, 1997,
or by AS&K Services Limited, prior to            (Bermuda time)
                             on _______, 1997,

Proxy Solicited by the Board of Directors of ADT Limited, a company organized under the laws of for the Special General Meeting of
                          Shareholders to be held
                     on _______, 1997 at ______ a.m.,

The undersigned, being a holder of common shares, par value $0.10 per share (the "ADT Common Shares"), of ADT Limited ("ADT"), hereby appoints Michael
A. Ashcroft or failing him Stephen J. Ruzika or failing him John D. Campbell as his proxy at the Special General Meeting to be held on _____, 1997 (and any adjournment thereof) and to vote on behalf of the undersigned (or abstain from voting) as indicated on the reverse of this card or, to the extent that no such indication is given, as the proxy determines in his discretion. The Special General Meeting has been convened to consider proposals (the "Merger Proposals") (1) to approve the issuance of ADT Common Shares in the merger (the "Merger") of ADT and Tyco; (2) to approve a reverse stock split of the ADT Common Shares and to increase the authorized share capital of ADT; (3) to ratify the assumption by ADT of certain Tyco options and warrants and existing option grants of ADT; (4) to expand the size of the Board of Directors to eleven, [remove all but three of the directors of ADT in office immediately prior to the Effective Time] and to elect as directors of the Combined Company eight new directors of ADT; and (5) to approve a change in the name of ADT to Tyco International Ltd. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof, including any motion to adjourn the meeting. The undersigned hereby revokes any previously dated proxies with respect to the Special General Meeting.

---------------------------------------------------------------------------

Please indicate on the reverse of this card how your shares are to be voted.
   The ADT Board recommends a vote FOR each of the ADT Merger Proposals.
          If this card is returned signed but not marked with any
       indication as to how to vote, the undersigned will be deemed to have directed the proxy to vote FOR each of
                         the ADT Merger Proposals.

---------------------------------------------------------------------------

Completed proxy cards should be returned to: D.F. King & Co., Inc., 77 Water
          Street, 20th Floor, New York, NY 10005 (if by hand) or
D. F. King & Co., Inc., Wall Street Station, P.O. Box 411, New York, New York
                        10269-0069 (if by mail), or
D. F. King (Europe) Limited, Royex House, Aldermanbury Square, London EC2V
                  7HR, United Kingdom (by hand or mail),
or AS&K Services Limited, P.O. Box 1179, Hamilton HM EX, Bermuda (by hand or mail).



                            [Reverse of Proxy Card]


THE BOARD OF DIRECTORS OF ADT LIMITED RECOMMENDS A VOTE FOR EACH OF THE MERGER PROPOSALS.

1.  To approve issuance of ADT Common Shares
       to Tyco shareholders in connection
       with the merger (the "Merger")
       of ADT and Tyco                    [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

2.  To approve the reverse stock split
       and to increase the authorized
       number of ADT Common Shares        [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3.  To ratify the assumption of Tyco
      options and warrants and certain
      option grants of ADT                [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

4.  To expand the size of the Board of
       Directors to eleven, remove all but
       three of the directors of ADT in
       office immediately prior to the Merger
       and to elect as directors of the
       Combined Company, the nominees
       of the ADT Board                   [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

5.  To approve a change in the name of
       ADT to Tyco International Ltd.     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN





                 Date: ____________, 1997

                 _____________________________________________
                        Signature (and Title, if any)

                 Please sign your name below exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized director or other officer, indicating title, or execute under the corporation's common seal. In the case of joint holders, any one may sign but the first-named in the share register may exclude the voting rights of the other joint holder(s) by voting in person or by proxy.

IF YOU HAVE QUESTIONS OR NEED ASSISTANCE, PLEASE CONTACT D.F. KING at 1-800-488-8035 (toll-free in the United States), at 0171-600-5005 (in the United Kingdom) or at 212-269-5550 (outside the United States and the United Kingdom).



           PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

               Item 20. Indemnification of Directors and Officers.

               Section 103 of the ADT Bye-Laws provides, in part, that ADT shall indemnify its directors and officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda. Section 98 of the Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits ADT to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgement is given in his favor or in which he is acquitted or when other similar relief is granted to him.

               ADT maintains liability insurance covering its directors and officers and those of its subsidiaries.

               Item 21. Exhibits and Financial Statement Schedules.

               2.1 - Agreement and Plan of Merger by and among ADT Limited, Limited Apache, Inc. and Tyco International Ltd. dated as of March 17, 1997.(1)

               4.1 - Indenture relating to the senior notes dated August 4, 1993 among ADT Operations, as issued, and ADT Limited and certain subsidiaries of ADT Operations, as guarantors, and The Chase Manhattan Bank (National Association), as trustee, and the form of senior notes included therein.(2)

               4.2 - Indenture relating to the senior subordinated notes dated August 4, 1993 among ADT Operations, as issuer, and ADT Limited, as guarantor, and NationsBank of Georgia, National Association, as trustee, and the form of senior subordinated note included therein.(2)

               4.3 - Indenture dated as of July 1, 1995 among ADT Operations, Inc., ADT Limited and Bank of Montreal Trust Company, as trustee and the form of note included therein.(3)

               4.4 - Rights Agreement between ADT Limited and Citibank, N.A. dated as of November 6, 1996.(4)

               4.5 - First Amendment between ADT Limited and Citibank, N.A. dated as of March 3, 1997 to Rights Agreement between ADT Limited and Citibank, N.A. dated as of November 6, 1996.(5)

               5.1 - Opinion of Appleby, Spurling & Kempe regarding the validity of the Combined Company Common Shares to be issued to the Tyco Shareholders.*

               8.1 - Opinion re tax matters.*

               23.1 - Consent of independent accountants to the incorporation by reference of the ADT Annual Report on Form 10-K into Form S-4. (filed herewith)

               23.2 - Consent of independent accountants to the incorporation by reference of the Tyco Annual Report on Form 10-K into Form S-4. (filed herewith)


(1) Previously filed as an Exhibit to ADT's Current Report dated March 24, 1997 on Form 8-K filed March 25, 1997.

(2) Previously filed as an Exhibit to ADT's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993.

(3) Previously filed as an Exhibit to ADT's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

(4) Previously filed as an Exhibit to ADT's Form 8-A dated November 12, 1996.

(5) Previously filed as an Exhibit to ADT's Form 8-A/A dated March 3, 1997.

*  To be filed by amendment



               Item 22. Undertakings.

Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes as follows:

   (A) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c) under the 1933 Act, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (B) Every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415 under the 1933 Act, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned Registrant hereby further undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of or included in the registration statement when it became effective.



                                  SIGNATURES

               PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED PERSON, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOCA RATON, STATE OF FLORIDA, ON APRIL 1, 1997.



                                     ADT LIMITED




                                     By:/s/Stephen J. Ruzika
                                        -------------------------------
                                        Name: Stephen J. Ruzika
                                        Title: Chief Financial Officer



                               POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen J. Ruzika and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933 and any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statements filed pursuant to Rule 462 under the Securities Act of 1933 increasing the amount of securities for which registration is being sought) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with the applicable state security laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


               PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON APRIL 1, 1997.


        SIGNATURE                                   TITLE
---------------------------   ------------------------------------------------

/s/ Michael A. Ashcroft       Chairman of the Board of Directors
---------------------------   and Chief Executive Officer (Principal Executive
Michael A. Ashcroft           Officer)


/s/ Stephen J. Ruzika         Chief Financial Officer (Principal Accounting
---------------------------   Officer)
Stephen J. Ruzika

/s/ John E. Danneberg         Director
---------------------------
John E. Danneberg

/s/ Alan B. Henderson         Director
---------------------------
Alan B. Henderson

/s/ James S. Pasman, Jr.      Director
---------------------------
James S. Pasman, Jr.

/s/ W. Peter Slusser          Director
---------------------------
W. Peter Slusser

/s/ William W. Stinson        Director
---------------------------
William W. Stinson

/s/ Raymond S. Troubh         Director
---------------------------
Raymond S. Troubh